Exhibit (c)(iii)(F)

NSW 2021

Performance Report

2013-14

Budget Related Paper No 1

Circulated by The Hon. Barry O’Farrell MP, Premier, New South Wales

NSW Department of Premier and Cabinet

Level 39 Governor Macquarie Tower

1 Farrer Place

SYDNEY NSW 2000

Tel. (02) 9228 5555

Fax. (02) 9228 3522

www.dpc.nsw.gov.au

Produced by

Performance and Management Branch, based on information provided by agencies to the NSW Department of Premier and Cabinet.

Disclaimer

While every reasonable effort has been made to ensure that this document is correct at the time of printing, the State of NSW, its agents and employees, disclaim any and all liability to any person in respect of anything or the consequences of anything done or omitted to be done in reliance upon the whole or any part of this document.

Copyright Notice

In keeping with the NSW Government’s commitment to encourage the availability of information, you are welcome to reproduce the material that appears in this report for personal, in-house or non-commercial use without formal permission or charge. All other rights are reserved. If you wish to reproduce, alter, store or transmit material appearing in this report for any other purpose, request for formal permission should be directed to the NSW Department of Premier and Cabinet, Governor Macquarie Tower, 1 Farrer Place, SYDNEY NSW 2000. You are required to acknowledge the source of the material.

© NSW Department of Premier and Cabinet 2013

Hard Copy: 978-0-7313-5491-7	NSW 2021 - Performance Report 2013-14
Online: 978-0-7313-5485-6	NSW 2021 - Performance Report 2013-14

Further copies of this document can be downloaded from the

NSW 2021: A Plan to Make NSW Number One website www.2021.nsw.gov.au

June 2013

Contents

1.	About NSW 2021 - Performance Report	1 - 1

2.	Attorney General and Justice Cluster	2 - 1

3.	Education and Communities Cluster	3 - 1

4.	Family and Community Services Cluster	4 - 1

5.	Finance and Services Cluster	5 - 1

6.	Health Cluster	6 - 1

7.	Premier and Cabinet Cluster	7 - 1

8.	Trade and Investment, Regional Infrastructure and Services Cluster	8 - 1

9.	Transport Cluster	9 - 1

10.	Treasury Cluster	10 -1

Glossary		G - 1

Index		I - 1

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1.	About the NSW 2021 – Performance Report

NSW 2021–A Plan to Make NSW Number One

NSW 2021-A Plan to Make NSW Number One (NSW 2021), released in September 2011, is the NSW Government’s 10-year strategic plan to:

•	Rebuild the economy

•	Return quality services

•	Renovate infrastructure

•	Strengthen our local environment and communities

•	Restore accountability to Government.

NSW 2021 is the Government’s plan to guide policy and budget decision making and sets out clear accountabilities for Ministers and the agencies which support them.

The plan provides a rigorous performance framework for the NSW public sector, managers, front line staff, ministers, taxpayers and the community. This shows where resources are allocated to deliver the goals and targets the community asks of the Government.

Reporting on Performance

This Performance Report provides information about the Government’s service delivery performance in 2012-13 towards achieving NSW 2021 goals. It shows the diversity and complexity of services provided by the NSW Government. These range from growing the NSW economy through fiscal discipline, providing for the specific needs of the most vulnerable in our society, maintaining the state’s AAA credit rating, to the construction of the biggest transport infrastructure projects in Australia.

In NSW 2021, the Government committed to identifying the most cost-effective initiatives to achieve the goals and targets within this plan and to align priorities and commitments with the Budget and Budget process. In the 2013-14 Budget Papers, the Government continues to realign resources to better achieve the goals and targets within NSW 2021. In addition to the NSW 2021 Plan, other plans that have been released which strengthen the links with the Budget process. These include the NSW Government State Infrastructure Strategy and the NSW Long Term Transport Master Plan. The delivery of NSW 2021 and priority infrastructure have been integrated with the Budget process.

NSW 2021 underscores the Government’s commitment to effectiveness, efficiency and transparency by setting clear and measurable goals, targets and outcomes. The NSW 2021 website allows the community to track Government performance towards achieving NSW 2021 goals. The NSW 2021 Plan and reports can be accessed at http://www.2021.nsw.gov.au

Improving performance reporting takes time. In the 2012-13 Budget Papers, 42 per cent of NSW 2021 measures were reported as being under development. In this Performance Report, 91 per cent of measures are defined, have a data source and, or report baseline data. The outstanding 9 per cent are being developed.

NSW 2021 Performance Report 2013-14	1 - 1

To be fully developed and reported, each measure requires a definition, a data source and baseline data. Additional data points are provided after the baseline, depending on when data become available. There are some measures reported in this Performance Report where historical information is not available.

Local communities set priorities

As each local community in NSW has its own set of priorities, the Government is working to localise NSW 2021. NSW Ministers have consulted with more than 3,500 stakeholders and community members to gather input to the NSW 2021 Regional Action Plans. Regional Ministers held 25 community meetings across NSW. Input was also provided through online forums and written submissions. The Regional Action Plans were released in December 2012 and focus on the most important actions the NSW Government will take to align resources with priorities in each locality.

NSW 2021 Performance Report

This annual NSW 2021 Performance Report provides information about the Government’s policy and service delivery in 2012-13 performance towards achieving NSW 2021 goals. It is part of the suite of papers released with the 2013-14 Budget. The purpose is to provide an annual progress report to Parliament and the community and to outline funded initiatives which assist in achieving NSW 2021 goals.

The NSW 2021 – A Plan to Make NSW Number One, has five strategies and 32 goals. These are detailed in the attached chart on page 1-5. The Performance Report provides information about the 32 goals, 186 targets and 317 measures outlined in NSW 2021.

This is comparable to the financial information about Clusters included in the Budget Papers. Where available, ‘Actual’ information is provided for 2011-12, with estimates made to 30 June 2013 denoted ‘Estimated Actual 2012-13’. An index in this publication organised by goal outlines Ministerial and agency responsibilities and the chapter and page reference for each goal.

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Performance reporting by Cluster

The delivery of the Government’s agenda is done by Clusters that may involve various departments, agencies and other entities, including private sector and not-for-profit providers. Each Cluster is led by a Coordinating Minister and may be supported by Portfolio Ministers. A Director General heads a Principal Department which coordinates the delivery of the Government’s service priorities across the Cluster.

Information about NSW 2021 goals, targets and measures are grouped in chapters relating to each lead Cluster. Performance against each goal is presented under the Cluster that has lead responsibility for achieving that goal. Each chapter begins with an overview of the goals involving the Cluster, either as a lead or co-lead, or where it collaborates with other Clusters. Each chapter describes progress made in 2012-13 and future key initiatives.

The performance information section presents:

•	Each Cluster’s NSW 2021 goals

•	The targets and measures that relate to each goal

•	The baseline measure.

Presentation of the report

This year a simple graphical representation depicts how measures are trending over time. This is subject to data availability with each data point most frequently representing a 12 month period.

Generally, the first data point is the baseline. The baseline has not been included where there are more than five data points in the series. For many measures there are fewer data points available. Where there is only a single data point this has not been graphed.

The graphical representation may include data not otherwise presented in the data tables as only the last two years are included in this Report. As more data become available, clearer trends will be evident.

The graphical representation in this report provides a quick reference to the direction of change. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports

The first NSW 2021 Performance Report 2012-13: Budget Related Paper included ‘estimated’, ‘actual’ and ‘forecast’ results. As accurate forecasts are not available for many measures, or are not a relevant instrument, they have not been included in this Performance Report.

The appendix ‘Related Result Indicators’ from the NSW 2021 Performance Report 2012-13: Budget Related Paper is not included in this report. Relevant public information will continue to be available on websites and in annual reports.

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Structure of each chapter

The content and format for each chapter is summarised below.

Commentary

Section	Purpose
NSW 2021 Goals	Describes the Cluster’s NSW 2021 Goals including where a Cluster has lead and co-lead responsibilities or where a contributing role is played.

Progress in 2012-13	Describes the key strategies and initiatives implemented in 2012-13 to achieve the Cluster’s NSW 2021 targets.

Key initiatives	Describes the funded key strategies and initiatives that are planned for the future to achieve the Cluster’s NSW 2021 targets.

Performance Information

Section	Purpose
NSW 2021 Goal	Goal number and description as per NSW 2021.

NSW 2021 Targets/Measures	Lists targets and measures for each goal. Reports performance data on a financial year basis, unless otherwise stated, for 2011-12 Actual and 2012- 13 Estimated Actual.

Estimates of data covering the 2012-13 financial year are used as the period has not ended. These estimates are based on performance to date.

The ‘NSW 2021 Target’ refers to the targets listed in the NSW 2021 Baseline Report for each particular measure. This will depend on the type of measure and the trending/target information available.

Baseline	Lists the baseline measure for each target.

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NSW 2021
32 GOALS

REBUILD THE ECONOMY

1. Improve the performance of the NSW economy
2. Rebuild State finances
3. Drive economic growth in regional NSW
4. Increase the competitiveness of doing business in NSW
5. Place downward pressure on the cost of living
6. Strengthen the NSW skill base

RETURN QUALITY SERVICES

TRANSPORT

HEALTH

FAMILY & COMMUNITY SERVICES

EDUCATION

15. Improve education and learning outcomes for all students

POLICE & JUSTICE

16. Prevent and reduce the level of crime
17. Prevent and reduce the level of re-offending
18. Improve community confidence in the justice system

RENOVATE INFRASTRUCTURE

19. Invest in critical infrastructure
20. Build liveable centres
21. Secure potable water supplies

STRENGTHEN OUR LOCAL ENVIRONMENT AND COMMUNITIES

RESTORE ACCOUNTABILITY TO GOVERNMENT

NSW 2021 Performance Report 2013-14	1 - 5

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2.	Attorney General and Justice Cluster

NSW 2021 Goals

The Attorney General and Justice Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Prevent and reduce the level of crime (Goal 16)

•	Prevent and reduce the level of re-offending (Goal 17)

•	Improve community confidence in the justice system (Goal 18)

•

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23 is also reported in the Premier and Cabinet chapter 7 and the Trade and Investment, Regional Infrastructure and Services chapter 8)

•

Ensure NSW is ready to deal with major emergencies and natural disasters (Goal 28, which includes the contributions of Trade and Investment, Regional Infrastructure and Services Cluster and the Premier and Cabinet Cluster).

Progress in 2012-13

In 2012-13, the Attorney General and Justice Cluster, together with the Premier and Cabinet Cluster and the Trade & Investment, Regional Infrastructure & Services Cluster, continued working towards achieving their NSW 2021 Goals. Activities included:

Prevent and reduce the level of crime (Goal 16)

•	Passed legislation to:

•	Provide for the detention and continued supervision of violent prisoners who pose an unacceptable risk to the community.

•	Allow organisations, including outlaw motorcycle gangs, to be declared a “criminal organisation” and enable police to better protect the public from criminal gangs.

•	Introduce a new model for bail law that requires the police and the courts to assess the risk posed by an accused person when deciding whether to release or detain them.

•	Continued efforts to target gun crime, by:

•	The NSW Police Force taking off the street more than 9,370 firearms.

•	Commencing the Firearms Amendment (Ammunition Control) Act 2012.

•	Establishing special squads to target gun crime.

•	Added 220 additional authorised strength positions to the NSW Police Force, bolstering numbers in frontline Local Area Commands, Police Transport and Traffic and Highway Patrol Commands.

NSW 2021 Performance Report 2013-14	2 - 1

Attorney General and Justice Cluster

•	Continued the roll out and addition of further authorised strength positions for the Traffic and Highway Patrol Command to improve road safety.

•	In 2012-13, 50 of the promised additional 100 Highway Patrol Officer positions were created.

•	Continued the roll out and addition of further authorised strength positions for the new Police Transport Command to improve passenger safety and security on the public transport system.

•	In 2012-13, 100 of the 309 additional Police Transport Command officer positions were created.

•	Established graffiti laws that give courts the power to:

•	Extend the time graffiti offenders spend on learner or provisional driving licences.

•	Reduce the demerit point threshold on a graffiti offender’s driver licence for a specified period.

•	Require the cleaning up of graffiti be a condition of any court-imposed Community Service Order on graffiti offenders where reasonably practicable.

•	Finalised a new domestic violence justice strategy to be implemented across NSW to make victims safer, hold perpetrators accountable and prevent re-offending.

•	Implemented the new Crimes (Criminal Organisational Control) Act 2012. Updated consorting laws resulting in a number of people being charged with consorting.

•	Commenced a probity-based regulatory scheme for tattoo parlours and tattooists to remove organised crime control of the industry.

•

Allowed for the confiscation of number plates in addition to the impounding of vehicles. The number of relevant offences for which this may occur was expanded to include high range speeding and police pursuit offences.

Prevent and reduce the level of re-offending (Goal 17)

•	Established a second Drug Court in metropolitan Sydney.

•	Worked to empower police to issue provisional apprehended domestic violence orders to protect victims of domestic violence.

•	Completed the second stage of the Metropolitan Drug Facility at the John Morony Correctional Centre by providing a further 62 beds for males. A total of 124 places are now available.

•

Developed Youth on Track, a scheme for identifying and responding to young people at risk of committing a criminal offence or who may already be in the criminal justice system. The scheme is based on early intervention principles and an interagency approach to the management of the needs of these young people and their families. It will be implemented in Blacktown, Newcastle and the Mid North Coast.

•

Encouraged greater use of non-custodial punishment for less serious offenders by completing the roll out of Intensive Correctional Orders – a new community based sentencing option which was given to more than 930 offenders.

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•

Established another 23.5 full time equivalent Juvenile Justice bail staff support positions across the state. This has halved the time young people are on remand because they are unable to meet their bail conditions (4.4 to 2.2 days).

Improve community confidence in the justice system (Goal 18)

•	Established a package of reforms designed to make trials more efficient and stop criminals from putting forward defences at the last minute.

•	Appointed the Hon Graham Barr QC as the Inspector of the NSW Crime Commission.

•	The Hon Graham Barr QC commenced a review into forensic procedures to improve the framework in which police collect DNA material.

•

Completed the Ministerial Audit of Police Resources and continued implementing recommendations that include new workforce allocation methods. This is to improve the availability of officers at the frontline.

•

Expanded the NSW justice system’s video conferencing network. This reduces the need to transport inmates to court and improves the safety and efficiency of the justice system. Video conferencing facilities now operate in 384 courts, correctional centres and other justice agency sites.

•

Established Life on Track. This new non-government organisation (NGO) delivers person-centred case management service through several local courts in the Bankstown and Lismore areas. This model includes a single entry point for court-based programs which quickly links offenders with services in the area.

•	Referred to the Law Reform Commission four new references:

•	Statutory provisions on dispute resolution

•	Parole

•	Criminal appeals and

•	Encouraging early appropriate guilty pleas.

•	Launched a DVD that is a step-by-step guide to the justice process. This is to increase understanding of the court process for victims of crime and help them prepare to give evidence.

•	Developed new guidelines and funding principles to improve access to community legal services for socially and economically disadvantaged and vulnerable people in NSW.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Continued the roll out and expansion of a 21st century Neighbourhood Watch through project Eyewatch, which enables the community to engage with local police online.

•	Provided $530,500 to help councils in Sydney, the Hunter Region, the Central Coast and the South Coast to combat graffiti through innovative environmental design.

NSW 2021 Performance Report 2013-14	2 - 3

Attorney General and Justice Cluster

•

Continued to encourage the formation of voluntary graffiti removal squads in local areas, working with local government and communities. Twelve new partnerships for graffiti removal by young offenders commenced.

•

Launched new resources that show local councils how to prevent the crimes of greatest concern to their community. The guide, which includes handbooks and fact sheets, covers six major crime categories:

•	Residential burglary

•	Retail theft

•	Stealing from motor vehicles

•	Stealing from person

•	Malicious damage and

•	Non-domestic assault.

Ensure NSW is ready to deal with major emergencies and natural disasters (Goal 28)

•	Delivered the first NSW Natural Disaster Risk Assessment.

•

Carried out fire hazard reduction works from 1 July 2012 to 31 January 2013. A total of 47,733 properties had been protected (based on a rolling five year average of works reported to the Rural Fire Service (RFS)). In the same period, 60,128 hectares of bush fire-prone land was treated by hazard reduction works (based on a rolling five year average of works reported to the RFS).

•

Offered more than $22.8 million in grants to local government under the Floodplain Management Program. This is for undertaking 139 projects across 70 local government areas to assess and address flood risks.

•

Prepared for floods through a joint project between the NSW State Emergency Service and the Office of Environment and Heritage. This is to build a NSW Flood Studies Database to capture all NSW local government and State agency flood studies.

•

Established a Council of Emergency Volunteers and the Independent Hazard Reduction Audit Panel. The Council of Emergency Volunteers has met several times and is progressing its work. The Independent Hazard Reduction Audit Panel’s final report has been submitted to the Minister.

•	Established the Coastal Ministerial Taskforce. Councils with coastal erosion hot spots were given extensions of time to prepare emergency action sub-plans and Coastal Zone Management Plans.

•

More than $1.8 million was offered in grants to local government under the Coastal Management Program. This is for 23 projects across 18 local government areas for managing the risks from coastal hazards and restoring degraded coastal habitats.

•	Adopted the revised NSW State Disaster Plan, renamed the New South Wales State Emergency Management Plan (EMPlan).

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Key Initiatives

The Attorney General and Justice Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Prevent and reduce the level of crime (Goal 16)

•	Delivering a further 180 authorised strength positions, as part of the Government’s commitment to deliver 859 police officers to reach a record authorised strength of 16,665 in August 2015.

•	Making the streets safer through implementing the gangs, drugs and firearms reforms to significantly improve the combat of organised crime and strengthen the regulation of firearms and ammunition.

•	Leading the implementation of The NSW Domestic Violence Justice Strategy and key reform projects including:

•	Making legislative amendments to enable the sharing of information to keep victims safe and to prevent further crime

•	Enabling police to issue provisional apprehended domestic violence orders

•	Ensuring that the use of the Domestic Violence Evidence Kits is maximised.

•

Continuing to implement reforms arising from the Ministerial Audit of Police Resources. This aims to return police officers to frontline duties and promote a greater focus on community policing, especially in regional areas.

•	Continuing to implement the NSW Crime Commission reforms following the Patten Special Commission of Inquiry, with a renewed focus on organised crime investigations.

Prevent and reduce the level of re-offending (Goal 17)

•	Implementing a risk management approach to bail in NSW that puts safety of the community first.

•	Increasing rehabilitation by introducing innovative offender education initiatives with a focus on improving program completion rates.

•	Implementing Stage 3 of the Metropolitan Drug Facility at the John Morony Correctional Centre by providing a further 124 beds for males. This will take the total number of places available to 248.

•	Continuing to support the delivery of new NGO delivered person-centred case management services. This includes providing a single point of entry into court-based programs in selected local courts.

•

Implementing the Youth on Track scheme. This is based on early intervention principles to identify and respond to the needs of young people at risk of committing a criminal offence or who may already be in the criminal justice system.

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Attorney General and Justice Cluster

•

Launching the redesigned Joint Support Program. It will fund NGOs and community organisations to deliver targeted community-based services to young offenders to address the underlying causes of criminal behaviour.

Improve community confidence in the justice system (Goal 18)

•	Considering the Law Reform Commission’s forthcoming report on sentencing laws.

•

Continuing to deliver major works such as a new courthouse at Coffs Harbour, the construction of the Newcastle Justice Precinct and the design of a new Wagga Wagga courthouse to improve the delivery of and access to Justice services.

•	Updating a further 35 courthouses with minor audio-visual technology at a cost of $150,000.

•	Continuing to install or upgrade video conferencing and remote witness technology, including at the following locations:

•	Broadmeadow Childrens Court

•	Raymond Terrace Local Court

•	Parkes Local & District Courts

•	Mount Druitt Local Court

•	Campbelltown Local, District & Childrens Court.

•

Integrating 23 of the state’s tribunals into a new overarching tribunal, the NSW Civil and Administrative Tribunal. This is to provide a simple, quick and effective process for dealing with disputes and applications such as civil and commercial disputes, human rights and administrative law matters.

•	Establishing the Inspector of Custodial Services to independently oversee prisons and juvenile detention facilities.

•	Establishing a Commissioner of Victim’s Rights to advise government, advance victims’ rights and assist victims in their interactions with government agencies and other organisations.

•	Reforming the Victims Compensation Scheme.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•

Continuing to roll out project Eyewatch to additional NSW Police Force Commands. This allows local residents to participate with their local police in active crime prevention using social networking technology.

•	Establishing an online application process to assist communities access crime prevention funding to develop local crime prevention plans.

•	Continuing to support communities through crime prevention and Volunteer Graffiti Removal Squads Program funding.

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Ensure NSW is ready to deal with major emergencies and natural disasters (Goal 28)

•

Implementing the Government’s five year $62.5 million Enhanced Bushfire Management Program, with a five year rolling average hazard reduction works target of 135,000 ha and 800 activities per year. This represents a doubling of effort as a result of the program.

•

Undertaking to protect 136,793 properties from bush fire by performing hazard reduction works (this number is based on a five year rolling average and is dependent upon suitable weather conditions) and treat 150,435 ha. of bush fire prone land by hazard reduction works.

•

Developing a 10 year fire management strategy, Living with Fire in NSW National Parks; A Strategy for Managing Bushfires in National Parks and Reserves 2012-2021. This will provide a clear statement and framework for the National Parks and Wildlife Service’s fire management approach. It will outline priorities in managing bushfire in national parks and reserves over the next 10 years.

•	Continuing the grants programs for key floodplain risk management projects, including the development of floodplain risk management plans.

•	Completing Stage 3 of the NSW Flood Database Project by late 2013.

•	Reviewing sub-plans under the New South Wales State Emergency Management Plan.

•	Continuing the work of the Council of Emergency Volunteers.

•	Continuing the work arising from the final report of the Independent Hazard Reduction Audit Panel.

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Performance Information

The graphical representation in this report provides a quick reference guide to the direction of change. Generally, the first data point is the baseline; where there is only a single data point it has not been graphed. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports

Goal 16:	Prevent and reduce the level of crime

Strategies to prevent and reduce crime levels are seeing some categories of crime at their lowest recorded levels for more than 20 years (April and June 2013 BOCSAR data). Over the past five years violent offences were stable and property crime has gone down on average each year by 2.2 per cent. Official crime statistics show that 15 of the 17 major crime categories are reported as stable or falling. The two major categories of crime to go up were fraud (by 18.1 per cent over two years), and assault - domestic violence related (by 4.8%). The theft of credit cards and petrol theft driven by high petrol prices has contributed to the increase in fraud related crime. The Government is working with stakeholders and police to help combat these crimes.

The Government is also undertaking a number of initiatives aimed at preventing and improving the response to domestic violence. In December 2012 it announced The NSW Domestic Violence Justice Strategy, which is aimed at providing a consistent criminal justice response to victims of domestic violence. Its fundamental objectives are to make victims safer, to hold perpetrators to account and to prevent incidents of domestic violence from recurring. A whole-of-government domestic violence framework is currently being developed. These strategies aim to further improve the community’s confidence in the justice system and therefore increase the likelihood victims will report any subsequent episodes of violence.

Targets

16.1	Reduce crime levels

16.1.1	Reduce domestic violence

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendii

Measure 16.1.1.1: Percentage of domestic violence assault victims recorded by police in NSW per year who were recorded as victims in another domestic violence assault incident in the 24-months to the end of that year	%	13.7	14.6	n.a.[i]

Baseline: In 2010-11, 13.7% of domestic violence assault victims were recorded as victims in another domestic violence assault incident in the 24 months to June 2011.

[i]	NSW Bureau of Crime Statistics and Research (BOCSAR) cannot reliably estimate crime prior to its occurrence.
ii	Represents data for the baseline (13.7%) and 2011-12 (14.6%).

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16.1.2	Reduce alcohol related assaults

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 16.1.2.1: Number of alcohol related non-domestic violence assault incidents recorded by NSW police, expressed as a rate per 100,000 NSW residents	no.	223.1	198.8[i]	n.a.ii

Baseline: In 2010-11, the recorded rate of alcohol related non-domestic assault in NSW was 223.1 incidents per 100,000 residents.

[i]

The data for this measure were extracted from BOCSAR’s recorded crime statistics sourced from the NSW Police Force’s Computerised Operational Policing System. The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from BOCSAR’s recorded crime statistics for any given period are likely to produce different results when taken at different times. Consequently, the data provided in this report, extracted in January 2013, differ from the snapshot taken for the same period, extracted previously. The more recent ‘snapshot’ represents more complete information.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (223.1) and 2011-12 (198.8).

16.1.3	Reduce other personal crime by 10% by 2015-16

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 16.1.3.1: Number of incidents of personal crime (assault – non-domestic violence and robbery) recorded by NSW police, expressed as a rate per 100,000 NSW residents	no.	728.7	556.7[i]	n.a.ii

Baseline: In 2005-06, the recorded rate of personal crime was 728.7 incidents per 100,000 residents.

[i]

The data for this measure were extracted from BOCSAR’s recorded crime statistics sourced from the NSW Police Force’s Computerised Operational Policing System. The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from BOCSAR’s recorded crime statistics for any given period are likely to produce different results when taken at different times. Consequently, the data provided in this report, extracted in January 2013, differ from the snapshot taken for the same period, extracted previously. The more recent ‘snapshot’ represents more complete information.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (728.7), 2008-09 (677.8), 2009-10 (649.4), 2010-11 (609.4) and 2011-12 (556.7).

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Attorney General and Justice Cluster

16.1.4.	Reduce property crime by 15% by 2015-16

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure: 16.1.4.1 Number of incidents of property crime (break and enter- dwelling and stolen motor vehicle incidents) recorded by NSW police, expressed as a rate per 100,000 NSW residents	no.	1,138.2	792.4[i]	n.a.ii

Baseline: In 2005-06, the recorded rate of property crime was 1,138.20 incidents per 100,000 residents.

[i]

The data for this measure were extracted from BOCSAR’s recorded crime statistics sourced from the NSW Police Force’s Computerised Operational Policing System. The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from BOCSAR’s recorded crime statistics for any given period are likely to produce different results when taken at different times. Consequently, the data provided in this report, extracted in January 2013, differ from the snapshot taken for the same period, extracted previously. The more recent ‘snapshot’ represents more complete information.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (1,138.2), 2008-09 (951.0), 2009-10 (884.5), 2010-11 (834.3) and 2011-12 (792.4).

16.2	Increase confidence in police

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 16.2.0.1: Percentage of respondents who have confidence in NSW Police	%	85	86	N/A

Baseline: In 2010-11, 85% of respondents agreed they had confidence in NSW Police (Source: Productivity Commission, National Survey of Community Satisfaction with Policing (annually)).

[i]	Represents data for the baseline (85), and 2011-12 (86).

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Goal 17: Prevent and reduce the level of re-offending

Considerable progress is being made to prevent and reduce the level of re-offending. Key initiatives include encouraging greater use of non-custodial punishment for less serious offenders, and the expansion of the Bail Assistance Line. The establishment of a second Drug Court in Metropolitan Sydney will assist in reducing re-offending as offenders who have completed the Drug Court program are 37 per cent less likely to be convicted of any further offence and 58 per cent are less likely to be less likely to be reconvicted of a drug offence.

Overall, the rate of re-offending continues to reduce, with all key measures showing a decline for adults, juveniles and adults released from sentenced custody, compared to the baseline. The median seriousness of the most serious proven offence, and the median time to the first new proven offence has remained the same or improved since the baseline. In relation to key treatment programs, there is a continual increase in completion rates for the majority of programs.

Targets

17.1	Reduce juvenile and adult re-offending by 5% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiv

Measure 17.1.0.1: Percentage of adult offenders who had one or more new proven offences within 12 months[i]	%	16.1	n.a.ii	n.a.iii

Baseline: In 2008-09, 16.1% of adult offenders had committed one or more offences within 12 months.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (16.1%), 2009-10 (14.9%) and 2010-11 (14.6%).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 17.1.0.2: Percentage of juvenile offenders who had one or more new proven offences within 12 months	%	39.2	n.a.[i]	n.a.ii

Baseline: In 2008-09, 39.2% of juvenile offenders had committed one or more offences within 12 months.

[i]

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (39.2%), 2009-10 (37.6%) and 2010-11 (35.5%).

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Attorney General and Justice Cluster

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiv

Measure 17.1.0.3: Percentage of adults released from sentenced custody who had one or more new proven offences within 12 months[i]	%	38.1	n.a.ii	n.a.iii

Baseline: In 2008-09, 38% of adults released from custody had committed one or more offences within 12 months.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (38.1%), 2009-10 (34.9%) and 2010-11 (34.2%).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 17.1.0.4: Median seriousness of most serious proven offence within 12 months (higher values denote less serious offences) - Adult	no.	75.0	n.a.[i]	n.a.ii

Baseline: In 2008-09, the median seriousness of the most serious proven offence within 12 months was 75 for adult offenders.

[i]

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (75.0%), 2009-10 (75.0%) and 2010-11 (75.0%).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 17.1.0.5: Median seriousness of most serious proven offence within 12 months (higher values denote less serious offences) - Juveniles	no.	63.0	n.a.[i]	n.a.ii

Baseline: In 2008-09, the median seriousness of the most serious proven offence within 12 months was 63 for juvenile offenders.

[i]

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (63.0%), 2009-10 (63.0%) and 2010-11 (63.0%).

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	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 17.1.0.6: Median seriousness of most serious proven offence within 12 months (higher values denote less serious offences) - Adults released from custody	no.	71.0	n.a.[i]	n.a.ii

Baseline: In 2008-09, the median seriousness of the most serious proven offence within 12 months was 71 for adults released from custody.

[i]

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (71.0%), 2009-10 (71.0%) and 2010-11 (71.0%).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 17.1.0.7: Median time to first new proven offence committed within 12 months - Adults	days	217	n.a.[i]	n.a.ii

Baseline: In 2008-09, the median time to the first new proven offence was 217 days for adult offenders.

[i]

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (217 days), 2009-10 (223 days) and 2010-11 (222 days).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend iv

Measure 17.1.0.8: Median time to first new proven offence committed within 12 months – Juveniles[i]	days	216	n.a.ii	n.a.iii

Baseline: In 2008-09, the median time to the first new proven offence was 216 days for juvenile offenders.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (216 days), 2009-10 (211 days) and 2010-11 (217 days).

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Attorney General and Justice Cluster

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiv

Measure 17.1.0.9: Median time to first new proven offence committed within 12 months - Adults released from custody[i]	days	149	n.a.ii	n.a.iii

Baseline: In 2008-09, the median time to the first new proven offence was 149 days for adults released from custody.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (149 days), 2009-10 (168 days) and 2010-11 (172 days).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 17.1.0.10: Average number of court appearances where one or more offences were proven within 12 months - Adults	no.	1.2	n.a.[i]	n.a.ii

Baseline: In 2008-09, the average number of court appearances within 12 months was 1.2 for adult offenders.

[i]

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (1.2), 2009-10 (1.2) and 2010-11 (1.2).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 17.1.0.11: Average number of court appearances where one or more offences were proven within 12 months - Juveniles	no.	1.5	n.a.[i]	n.a.ii

Baseline: In 2008-09, the average number of court appearances within 12 months was 1.5 for juvenile offenders.

[i]

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (1.5), 2009-10 (1.5) and 2010-11 (1.5).

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	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[v]

Measure 17.1.0.12: Average number of court appearances where one or more offences were proven within 12 months - Adults released[i]	no.	1.4ii	n.a.iii	n.a.iv

Baseline: In 2008-09, the average number of court appearances within 12 months was 1.4 for adults released from custody.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii	Average number of new convictions (or proven court appearances).
iii

For offenders convicted in 2011-12 (i.e. between July 2011 and June 2012) 12 months follow up (i.e. to the end of June 2013) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iv	BOCSAR cannot reliably estimate crime prior to its occurrence.
[v]	Represents data for the baseline (1.4), 2009-10 (1.4) and 2010-11 (1.4).

17.2	Increase completion rates for key treatment and intervention programs

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 17.2.0.1: Number of offenders who complete key treatment and intervention programs	%	69.7	65.0	62.5[i]

Baseline: The Magistrates Early Referral Into Treatment (MERIT) baseline data for 2010-11 are: 1,997 total exits from the program, 1,391 completions and a completion rate of 69.7%.

[i]	This is a prediction based on the average figures for the first half of 2012-13.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 17.2.0.2: Number of offenders who complete key treatment and intervention programs	%	61.9	61.9	65.0

Baseline: Corrective Services NSW programs for 2011-12: Alcohol Drugs & Addiction programs - 61.9%.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 17.2.0.3: Number of offenders who complete key treatment and intervention programs	%	56.3	56.3	62.5

Baseline: Corrective Services NSW programs for 2011-12: Aggression & Violence programs - 56.3%.

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Attorney General and Justice Cluster

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 17.2.0.4: Number of offenders who complete key treatment and intervention programs	%	97.5	97.5	99.1

Baseline: Corrective Services NSW programs for 2011-12: Sex Offender programs - 97.5%.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 17.2.0.5: Number of offenders who complete key treatment and intervention programs	%	85.0	87.2	97.0[i]

Baseline: Completion rates for Juvenile Justice’s Programs, 2011-12: Intensive Supervision Program - 85%.

[i]

Source: Department of Attorney General and Justice/Juvenile Justice (DAGJ/JJ) SIS 6 April 13. As this is taken from a live database, figures are subject to change. Estimate based upon data as at 6 April 2013.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 17.2.0.6: Number of offenders who complete key treatment and intervention programs	%	84.0	93.3	89.0[i]

Baseline: Completion rates for Juvenile Justice’s Programs, 2011-12: Dthina Yuwali - 84%.

[i]	Source: DAGJ/JJ RPELive Database 12 April 2013. As this is taken from a live database, figures are subject to change. Estimate based upon data as at 12 April 2013.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 17.2.0.7: Number of offenders who complete key treatment and intervention programs	%	n.a.	N/A	67.0	n.a.

Baseline: Completion rates for Juvenile Justice’s Programs: Journey to Respect - baseline data will be available in 2012-13.

[i]	Source: DAGJ/JJ SIS 6 April 2013. As this is taken from a live database, figures are subject to change. Estimate based upon data as at 6 April 2013. Estimate based upon < 50 participants.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 17.2.0.8: Number of offenders who complete key treatment and intervention programs	%	53.0	38.9	84.0[i]

Baseline: Completion rates for Juvenile Justice’s Programs, 2011-12: Changing Habits and Reaching Targets - 53%.

[i]

Source: DAGJ/JJ RPELive Database. As this is taken from a live database, figures are subject to change. Estimate based upon data as at 12 April 2013. Data system enhancement in November 2012 has provided improved program reporting for Changing Habits and Reaching Targets (CHART).

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Goal 18: Improve community confidence in the justice system

Community confidence in the justice system continues to strengthen, with improvements in court processing times and access to information.

The Local Court continues to improve its performance with 96 per cent of pending criminal cases less than six months old. The District Court continues to meet its target, with 78 per cent of pending civil non-appeal matters less than 12 months old.

The Court Service Centre continues to expand and improve client services and access to information. Easy to use information such as DVD guides to the justice process for victims of crime will improve accessibility to information and understanding of the Justice system.

Targets

18.1	Increase community confidence through an efficient court system

18.1.1	In the Local Court: 90% of pending criminal matters will be less than six months old

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 18.1.1.1: Percentage of Local Court criminal cases remaining at the end of each financial year, which were less than 6 months old	%	88.9	95.2	96.0

Baseline: In 2009-10, 88.9% of pending criminal cases were less than 6 months old.

18.1.2	In the District Court: 75% of pending civil matters will be less than 12 months old

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 18.1.2.1: Percentage of District Court civil cases remaining at the end of each financial year, which were less than 12 months old	%	83.0	77.8	78.0

Baseline: In 2009-10, in the District Courts in NSW, 83% of pending civil matters were less than 12 months old.

18.2	Increase victims and community understanding of the justice system

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 18.2.0.1: Percentage of victims and community members who have confidence in the NSW justice system	%	n.a.	n.a.	n.a.	n.a.

Baseline: Baseline will be determined in 2013 following an initial survey.

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Goal 23: Increase opportunities for people to look after their own neighbourhoods and environments

The ability of communities to look after their neighbourhoods and environments in partnership with Police continues to be strengthened, with each Police Local Area Command and some Specialist Commands using Facebook (Project Eyewatch) to engage their local communities. The number of Neighbourhood Watch Groups through Project Eyewatch also increased, with 86.3 per cent of Local Area Commands having at least one Neighbourhood Watch Group as at 30 June 2012.

The baseline measurement for number of graffiti incidents in NSW has now been determined, allowing effective tracking and assessment of success for actions to reduce graffiti.

Targets

23.4	Reduce graffiti

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 23.4.0.1: Number of malicious damage – graffiti incidents recorded by NSW police – expressed as a rate per 100,000 NSW residents	no.	123[i]	123	n.a.ii	n.a.

Baseline: 123 incidents per 100,000 NSW residents in 2011-12.

[i]

The data for this measure were extracted from BOCSAR’s recorded crime statistics sourced from the NSW Police Force’s Computerised Operational Policing System. The database is updated every three months with new data. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from BOCSAR’s recorded crime statistics for any given period are likely to produce different results when taken at different times. Consequently, the data provided in this report, extracted in January 2013, differ from the snapshot taken for the same period, extracted previously. The more recent ‘snapshot’ represents more complete information.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.

23.5	Increase neighbourhood crime prevention

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 23.5.0.1: Percentage of Local Area Commands with at least one Neighbourhood Watch group (Eyewatch)%	23.0	97.5	100.0

Baseline: In September 2011, 23% of Local Area Commands had at least one Neighbourhood Watch Group (Eyewatch).

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Goal 28: Ensure NSW is ready to deal with major emergencies and natural disasters

Work is continuing on a number of fronts to ensure NSW is ready to deal with major emergencies and natural disasters. The completion of the New South Wales State Emergency Management Plan sets the policy framework for the review of sub-plans and supporting plans that sit under it. These reviews are progressing well.

A key project aimed at ensuring NSW can be defended against suburban and bushland fire has been completed. The Independent Hazard Reduction Audit Panel submitted its final report to the Minister for Police and Emergency Services. Work arising from the final report of the Independent Hazard Reduction Audit Panel will continue.

Targets

28.1	Ensure NSW has appropriate arrangements in place to respond to and recover from Natural Disasters

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.1.0.1: Completion of the State Natural Disaster Risk Assessment	N/A	Complete (SRA*)	First SRA approved Nov 2011	SRA public version released Dec 2012	N/A

Baseline: Complete the State Natural Disaster Risk Assessment by 31 December 2011i.

[i]	The first NSW Natural Disaster Risk Assessment was approved in November 2011, and was publicly released in December 2012.
*	SRA – State Risk Assessment

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.1.0.2: Completion of a review into disaster resilience arrangements and relevant support programs	N/A	COAG review of funding. Review of resilience arrange -ments	Resilience measures in place (in plans)	COAG review concluded Dec 2012	N/A

Baseline: Review disaster resilience arrangements: Implementation of National Strategy for Disaster Resilience commencing 2012i. COAG review of disaster funding finalised end 2011.

[i]	Resilience measures, including such matters as policies, planning and systems, are being incorporated into agency arrangements.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.1.0.3: The State Disaster Plan, State Recovery Plan and each hazard specific sub-plan is reviewed or exercised every two years by responsible agencies	N/A	Review/ exercise of plans	State bushfire & flood plans reviewed June 2012	State Disaster Plan (DISplan) reviewed Dec 2012	N/A

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Attorney General and Justice Cluster

Baseline: Review/exercise of plansi

[i]

Adopted the revised NSW State Disaster Plan, renamed the New South Wales State Emergency Management Plan, in November 2012. Sub-plans under the New South Wales State Emergency Management Plan are being reviewed on a rolling basis.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.1.0.4: All identified coastal erosion hot spots to have coastal zone management plans in place and certified by the Minister by 2015 [i]	no.	n.a.	n.a.	n.a.	n.a.

Baseline: In July 2011, 15 coastal hotspots were identified (noting these are changeable year to year). The hotspots are expected to be covered by 12 Coastal Zone Management Plans (one plan covering three hotspots another covering two hotspots).

[i]

Finalisation of Coastal Zone Management Plans is subject to Stage 2 of the Coastal Reform process. It is not anticipated that any plans will be finalised before Stage 2 Coastal Reforms are implemented.

28.2	Defend against suburban and bushland fires
Increase community resilience to the impact of fires through prevention and preparedness activities

28.2.1	Increase the number of households that are ‘fire safe’ through expansion of awareness programs

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.2.1.1: Fire and Rescue NSW to annually deliver 250 targeted community safety programs per permanent fire station	no.	256	254	256

Baseline: In 2009-10, Fire and Rescue NSW delivered 256 community safety programs per permanent station.

28.2.2	Enhance volunteer training programs with a particular focus on cadet training schemes

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.2.2.1: NSW Rural Fire Service to train an additional 4000 secondary school children through the School Cadets Programs by 2016	no.	814	1,618	2,250

Baseline: During 2010-11, a total of 50 Secondary School Cadet Programs were conducted, with 814 students trained.

28.2.3	Increase the number of identified Neighbourhood Safer Places

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.2.3.1: Create 200 more Neighbourhood Safer Places (Places of Last Resort) in bush fire prone areas	no.	740	849	900

Baseline: In 2009-10, 740 Neighbourhood Safer Places were initially designated through the establishment of the Neighbourhood Safer Places program. In 2010-11 an additional 53 Neighbourhood Safer Places were designated in bush fire prone areas.

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28.2	Defend against suburban and bushland fires
Increase the number of properties protected by hazard reduction works across all bushfire prone land tenures by 20,000 per year by 2016

28.2.4	Increase the number of properties protected by hazard reduction works across all bush fire prone land tenures by 20,000 per annum by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.2.4.1: Number of properties protected by hazard reduction works reported to RFS on a five-year rolling average commencing 1 July 2011, as per the NSW Rural Fire Service Bush Fire Risk Information Management System	no.	128,593	136,063	92,462

Baseline: The five-year rolling average of the number of properties subject to bush fire hazard reduction work was 128,593 as at 2010-11.

28.2.5	Increase the number of properties protected by hazard reduction works across all bush fire prone land tenures by 20,000 per annum by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.2.5.1: Area of bush fire prone land treated by hazard reduction works reported to RFS on a five-year rolling average commencing 1 July 2011 as per the NSW Rural Fire Service Bush Fire Risk Information Management System	ha.	128,894	135,688	154,071

Baseline: The five-year rolling average of the land area treated through bush fire hazard reduction work was 128,894 hectares for 2010-11.

28.2.5	Increase the annual average level of area treated by hazard reduction activities by 45% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.2.5.2: Number of hazard reduction activities undertaken in national parks and reserves on five-year rolling average	no.	461	722	834

Baseline: 461 hazard reduction activities undertaken per annum on a five-year rolling average from 2006-07 to 2010-11.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.2.5.3: Area (hectares) of national parks and reserves treated on five-year rolling average	ha.	57,819	62,636	76,188

Baseline: 57,819 hectares of national parks and reserves treated per annum on a five-year rolling average from 2006-07 to 2010-11.

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Attorney General and Justice Cluster

28.3	Increase the number of Floodplain Risk Management Plans available to support emergency management planning

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.3.0.1: The number of Floodplain Risk Management Plans available to the State Emergency Service	no.	152	161	170

Baseline: As of 1 July 2011, the NSW State Emergency Service held 152 Floodplain Risk Management Plans across 166 Local Government Areas.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.3.0.2: The percentage of Floodplain Risk Management Plans that conform to the NSW State Emergency Service Requirements from the Flood Risk Management Process Guidelines	%	30	30	33

Baseline: In 2010-11, Floodplain Risk Management Plans that conform to the NSW State Emergency Service requirements from the Flood Risk Management Process Guidelines are estimated at 30%.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.3.0.3: Increase the area of flood prone areas covered by rural floodplain management plans by 42,560 square kilometres by 2021[i]	Km2	24,440	24,440	24,440

Baseline: In 2010-11, the area of flood prone land covered by a Rural Floodplain Management Plan was 24,440 square kilometres.

[i]

Next increase in area coverage of rural floodplain plans, above baseline figure, is to occur in 2013-14, which reflects milestones for the preparation of valley-wide plans under the Healthy Floodplains Project.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.3.0.4: Increase the number of Floodplain Risk Management Plans adopted by local government to 166 by 2021	no.	116	122	125[i]

Baseline: In 2010-11, the number of Floodplain Risk Management Plans adopted by local government was 116.

[i]	It is anticipated that three new plans will be adopted by councils by the end of 2012-13.

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28.4	Maintain preparedness to deal with biosecurity threats to ensure they have minimal impact on the NSW economy, environment and community

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.4.0.1: Dollar value of NSW primary industries production protected under biosecurity response agreements	$ billion	8.3	9.3	10.1

Baseline: Agricultural industries protected under biosecurity response agreements equate to $8.3 billion (2008-09 data) in agricultural production value.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.4.0.2: 95% of priority animal diseases in NSW covered by disease surveillance programs by 2020[i]	%	85	85	100

Baseline: In 2010-11, approximately 85% of priority plant and animal diseases in NSW were covered by disease surveillance programs.

[i]

The measure for 2012-13 for the first time reflects animal surveillance only. Separate reporting of animal and plant surveillance programs has proven more informative and has allowed for more accurate priority setting for future work.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.4.0.3: 95% of priority plant diseases in NSW covered by disease surveillance programs by 2020[i]	%	85	85	85

Baseline: In 2010-11, approximately 85% of priority plant and animal diseases in NSW were covered by disease surveillance programs.

[i]

The measure for 2012-13 for the first time reflects plant surveillance only. Separate reporting of animal and plant surveillance programs has proven more informative and has allowed for more accurate priority setting for future work.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.4.0.4: 80% of NSW farms implementing enterprise level biosecurity plans by 2020[i]	%	75	75	77

Baseline: In 2010-11, approximately 75% of NSW farms were implementing enterprise level biosecurity plans.

[i]	This measure will not be reassessed until after June 2013.

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Attorney General and Justice Cluster

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.4.0.5: Increase community and landholder participation in managing invasive species to 80% by 2020%	51	55	64[i]

Baseline: In 2010-11, there was approximately 51% of community and landholder participation in managing invasive species.

[i]	Forecast figure for 2012-13 is adjusted downwards based on latest re-assessment of participation indices.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 28.4.0.6: Maintain at least 95% compliance with national biosecurity performance standards[i]	%	95	95	95

Baseline: In 2010-11, there was approximately 95% compliance against National Animal Health Performance Standards.

[i]

Compliance with national biosecurity performance standards is determined via external audit, the scheduling of which is only partly under the control of the Department of Primary Industries. At this stage, the next audit is likely to be in 2013-14.

Note:	n.a. = not available
N/A = not applicable

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3.	Education and Communities Cluster

NSW 2021 Goals

The Education and Communities Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Strengthen the NSW skill base (Goal 6)

•	Improve education and learning outcomes for all students (Goal 15)

•	Make it easier for people to be involved in their communities (Goal 24)

•	Fostering opportunity and partnership with Aboriginal people (Goal 26 includes the contributions of the Premier and Cabinet Cluster)

Progress in 2012-13

In 2012-13, the Education and Communities Cluster, together with the Premier and Cabinet Cluster, continued working towards achieving their NSW 2021 Goals. Activities included:

Strengthen the NSW skill base (Goal 6)

•	Announced the Smart and Skilled reforms of vocational education and training (VET). These will give more people the chance to gain the skills they need to get a job and advance their careers.

•

Delivered the NSW Government Review of Tertiary Pathways. It recommended ways to improve VET and higher education opportunities for all students, particularly those from lower socio-economic, Aboriginal, and rural and regional backgrounds.

•	Enrolled more students, including Aboriginal students, in higher level qualifications (Certificate III or above) with a high proportion of completions.

•	Expanded opportunities for students to access higher education by introducing the Associate Degree in Accounting and increased enrolments in bachelor degrees through TAFE NSW.

•

Assisted 2,149 people through a range of programs under the Regional Training and Employment Strategy to help close the gap between metropolitan and regional and rural employment and training outcomes.

•	Increased partnerships with industry and enterprises to deliver workforce development solutions and increased work-based, flexible and online delivery.

•	Reduced the duration of gaining 28 trade qualifications through skill-based assessments, with further reductions where there was relevant prior learning.

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Education and Communities Cluster

Improve education and learning outcomes for all students (Goal 15)

•

Announced significant reforms of the state’s preschool funding model, and released the report of the independent Review of NSW Government Funding for Early Childhood Education and the Government’s response to its recommendations.

•	Implemented the National Quality Framework for Early Childhood Education and Care, which included assessing and rating 630 early childhood education services against the National Quality Standard.

•	Delivered the first phase of Local Schools, Local Decisions reform. This gave schools more local authority for staff selection and increased flexibility around temporary appointments.

•	Reached an agreement with the Commonwealth Government for increased school funding (Gonski reforms).

•	Provided equitable access to high quality education and training for students in rural and remote schools.

•

Accepted and commenced implementation of the recommendations of the Ministerial Advisory Group on Literacy and Numeracy to boost the literacy and numeracy of students in NSW. This included appointing 50 instructional leaders and allocating additional teaching positions in 2012. In 2013, additional instructional leaders will be appointed to schools identified with high literacy and numeracy needs.

•	Extended opportunities under the Improving Teacher Quality National Partnership and provided additional resources to refocus teaching Centres for Excellence.

•	Created 93 Highly Accomplished Teacher two-year temporary positions in NSW public schools since 2011.

•

Released new web-based interactive NSW syllabuses for Kindergarten to Year 10. These incorporate the Australian curricula for English, mathematics, science and history. Each includes online resources and support materials for teachers.

•	Issued Record of School Achievement credentials to eligible school leavers. These report a broad range of curricular and extracurricular achievements, as well as optional literacy and numeracy tests.

•

Implemented the Every Student, Every School policy to ensure that every government school has a specialist teacher allocation which can be used to employ staff to work directly with disabled students and those with additional learning needs.

•

Recruited 50 Student Support Officers to give secondary students extra help to deal with complex social issues like bullying, the transition to high school, coping skills, safe use of social media and student behaviour.

•	Published materials for parents to support their children as they transition into Kindergarten and through the years of school.

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Make it easier for people to be involved in their communities (Goal 24)

•	Commenced implementing the NSW Volunteering Strategy, supporting volunteer management and encouraging greater recognition of volunteers.

•

Developed a new model for the Working with Children Check to provide for full screening of both paid and unpaid child-related workers through a secure online system. The new check will be portable, simpler, safer, more accessible and will provide employers and workers with clearer results.

•	Implemented the Youth Opportunities program to provide young people with leadership and development opportunities to participate in their communities.

•	Continued to implement the Community Building Partnership program, providing funds for community groups and local councils to invest in community infrastructure.

•

Engaged with the multicultural community through projects and partnerships, and reported how public authorities support multiculturalism, through the Community Relations Commission. Worked with Government agencies to assist them in planning for more culturally appropriate service delivery.

•	Provided interpreters and translators to the courts of NSW.

•	Promoted acceptance of cultural and religious diversity through the Community Relations Commission’s public consultations, open forums, reference and advisory groups and roundtables.

Fostering opportunity and partnership with Aboriginal people (Goal 26)

•	Developed OCHRE, the NSW Government’s Aboriginal affairs plan to improve education and employment opportunities for Aboriginal people and improve service delivery across Government.

•	Commenced a review of the Aboriginal Land Rights Act 1983, and introduced amendments to strengthen the Act.

•

Increased access to Aboriginal languages by providing funding to 27 schools to employ Aboriginal language tutors, supporting the continued implementation of 12 Aboriginal languages programs and enrolled more students in TAFE NSW Aboriginal language qualifications.

•	Commenced implementation of the Connected Communities Strategy in 15 schools in the State’s most complex communities.

•

Provided employment advisory support services to more than 1,450 Aboriginal job seekers through the New Careers for Aboriginal People Program. This assisted more than 280 Aboriginal people with business advisory services and created 16 new Aboriginal businesses through the Aboriginal Enterprise Development Officer Program.

•

Funded the employment of 78 Aboriginal school-based trainees within the state and local government sectors through the Elsa Dixon Aboriginal Employment Program, which supported their transition into work.

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Education and Communities Cluster

•	Recognised the importance of Aboriginal heritage by declaring 14 Aboriginal places across NSW and listing five Aboriginal items on the State Heritage Register.

Key Initiatives

The Education and Communities Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Strengthen the NSW skill base (Goal 6)

•

Preparing to implement the Smart and Skilled reforms to VET from July 2014. Preparation will include releasing the skills list and quality framework for training providers and launching a consumer information portal for students.

•	Positioning TAFE NSW to meet the changing needs of industry and community in delivering vocational education and training in NSW.

•	Improving pathways for students to move from high school to TAFE NSW and beyond.

•	Offering more degree-level courses and pathways through TAFE NSW Institutes, and in partnership with universities.

•	Increasing Australian Qualifications Framework qualification completions across vocational education and training providers.

Improve education and learning outcomes for all students (Goal 15)

•	Reducing preschool fees for families with children in the year prior to school.

•

Implementing new funding arrangements for early childhood education services from 2014 that are fairer, better targeted to the needs of children and their families, and build the social, emotional and learning skills of children in the year before they start school.

•	Introducing a capital funding program for community-based preschools to expand the number of places available in areas of unmet demand, particularly in regional and rural areas.

•	Continuing to implement the National Quality Framework for Early Childhood Education and Care to drive high standards.

•	Commencing the staged implementation of the new resource allocation model to achieve a simpler, fairer and more transparent distribution of government school funding.

•	Expanding and refining Every Student, Every School: Learning and Support to enhance specialist services for students with disability in public schools.

•

Implementing the recommendations of the Ministerial Advisory Group on Literacy and Numeracy, including the allocation of additional teaching positions and instructional leaders in public schools in 2013.

•	Working with universities to improve pre-service teacher training to lift the performance of the teaching profession.

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Education and Communities Cluster

•	Improving teacher quality with initiatives that target teachers at all stages of their careers via the Great Teaching, Inspired Learning Blueprint for action.

•

Enhancing the quality of school leadership and educational delivery innovation and leadership projects developed as part of the Improving Teacher Quality National Partnership (Principal Professional Development).

•	Commencing consultation and development of new interactive NSW senior secondary syllabuses. These will incorporate the Australian curricula for English, mathematics, science and history.

Make it easier for people to be involved in their communities (Goal 24)

•	Implementing a timebanking pilot which allows members to earn credit whilst volunteering which can be spent by receiving a service from another volunteer.

•	Building bridges between businesses and not-for-profit organisations to expand corporate volunteering.

•	Implementing the new Working with Children Check.

•

Engaging with the multicultural community to promote harmony and minimise the potential for conflict. The Community Relations Commission oversaw the allocation of $1.4 million in grants to organisations pursuing initiatives that enhance social cohesion, including interfaith and intercultural events.

•	Addressing local community harmony issues in regional areas through a network of 10 Regional Advisory Councils.

Fostering opportunity and partnership with Aboriginal people (Goal 26)

•	Implementing the Connected Communities Strategy, strengthening teaching and learning programs in participating schools, and broadening connections between schools and local service providers.

•

Commencing the implementation of OCHRE, the NSW Government’s Aboriginal affairs plan to improve economic and education opportunities and improve service delivery through four initiatives: Opportunity Hubs, Language and Culture Nests, Connected Communities and a local decision-making model.

•	Establishing an Independent Aboriginal Reform Council, by statute, to oversee the implementation of OCHRE, the Aboriginal affairs plan.

•	Implementing a new program supporting 250 graduating Aboriginal apprentices to start their own small businesses in regional NSW.

•

Establishing the State Training Services’ Aboriginal Program Advisory Committee. This will provide strategic direction and specialist advice on Aboriginal economic development and employment opportunities. Consulting the community on proposed amendments to the Aboriginal Land Rights Act 1983 and introducing legislative reform into Parliament.

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Education and Communities Cluster

•	Negotiating five Aboriginal joint management agreements, which are expected to add more than 63 parks, totalling more than 1.16 million hectares, to the State’s jointly managed parks.

•	Establishing more parks and reserves through the Land Purchase Program, including lands of Aboriginal cultural significance and lands that enhance the cost effectiveness of park management.

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Education and Communities Cluster

Performance Information

The graphical representation in this report provides a quick reference guide to the direction of change. Generally, the first data point is the baseline; where there is only a single data point it has not been graphed. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports

Goal 6:	Strengthen the NSW skill base

A skilled workforce is crucial to a productive and growing economy. The Government has been working with industry and the tertiary education sector to develop a skills base that meets the current and future needs of NSW.

As a result, NSW is seeing a steady increase in the proportion of people with high level qualifications. In 2012, more than 60% of people in NSW had attained qualifications at Australian Qualifications Framework (AQF) Certificate III or above, and more than 38% of young people had attained a bachelor-level qualification or above.

Targets

6.1	More people gain higher level tertiary qualifications

6.1.1	50% increase in the proportion of people between the ages of 20 and 64 with qualifications at AQF Certificate III and above by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 6.1.1.1: Proportion of people in NSW aged 20-64 years with qualifications at AQF Certificate III and above[i]	%	55.8	60.5	n.a.

Baseline: In 2010, 55.8% of people aged between 20-64 years had qualifications at AQF Certificate III and above.

[i]	Consistent with National Agreement for Skills and Workforce Development performance target
ii	Represents data for the baseline (55.8%), 2011 (57%) and 2012 (60.5%).

6.1.2	100% increase in the number of completions in higher level qualifications at Diploma level and above by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 6.1.2.1: Number of qualification completions at Diploma and above in NSW (all ages)[i]	no.	16,022	n.a.	n.a.

Baseline: In 2009, there were 16,022 completions in higher level qualifications at Diploma level and above.

[i]

The measure is consistent with the National Agreement for Skills and Workforce Development to double the number of higher qualification completions (diploma and advanced diploma) between 2009 and 2020. The data reported are subject to revision each year by the National Centre for Vocational Education Research (NCVER). Data are generally available in July each year after release by NCVER, and there is a 2.5 year time lag in the release of qualification completions data. Data for 2012 will be available in July 2014.

ii	Represents data for the baseline (16,022) and 2010 (20,715).

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Education and Communities Cluster

6.1.3	20% increase in the number of completions in higher level VET qualifications at AQF III and above by women by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 6.1.3.1: Number of qualification completions at Certificate level AQF III and above by women in NSW (all ages)[i]	no.	51,860	n.a.	n.a.

Baseline: In 2009 there were 51,860 qualification completions by women (all ages) at AQF Certificate level III and above.

[i]

The measure is consistent with National Agreement for Skills and Workforce Development target to halve the proportion of Australians without qualifications at Certificate III level and above between 2009 and 2020. The data reported are subject to revision each year by NCVER. Data are generally available in July each year after release by NCVER, and there is a 2.5 year time lag in the release of qualifications data. Data for 2012 will be available in July 2014.

ii	Represents data for the baseline (51,860) and 2010 (58,651).

6.1.4	20% increase in the number of completions in higher level VET qualifications at AQF III and above by students in rural and regional NSW by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 6.1.4.1: Number of qualification completions at Certificate level AQF III and above by rural and regional students in NSW (all ages)[i]	no.	31,606	n.a.	n.a.

Baseline: In 2009, 31,606 completions in higher level VET qualifications at AQF Certificate III and above by students in rural and regional NSW.

[i]

The measure is consistent with National Agreement for Skills and Workforce Development target to halve the proportion of Australians without qualifications at Certificate III level and above between 2009 and 2020. The data reported are subject to revision each year by NCVER. Data are generally available in July each year after release by NCVER, and there is a 2.5 year time lag in the release of qualifications data. Data for 2012 will be available in July 2014.

ii	Represents data for the baseline (31,606) and 2010 (34,754).

6.1.5	20% increase in the number of completions in higher level VET qualifications at AQF III and above by Aboriginal students by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 6.1.5.1: Number of qualification completions at Certificate level AQF III and above by Aboriginal students in NSW (all ages)[i]	no.	2,300	n.a.	n.a.

Baseline: In 2009, there were 2,300 completions in higher level VET qualifications at AQF Certificate III and above by Aboriginal students.

[i]

The measure is consistent with National Agreement for Skills and Workforce Development target to halve the proportion of Australians without qualifications at AQF Certificate III level and above between 2009 and 2020. The data reported are subject to revision each year by NCVER. Data are generally available in July each year after release by NCVER, and there is a 2.5 year time lag in the release of qualifications data. Data for 2012 will be available in July 2014.

ii	Represents data for the baseline (2,300) and 2010 (2,706).

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6.1.6	44% of 25-34 year olds hold a bachelor level qualification or above by 2025

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 6.1.6.1: Proportion of people in NSW aged 25-34 years with qualifications at bachelor level or above[i]	%	35.5	38.2	n.a.

Baseline: In 2009, 35.5% of people aged 25-34 years had attained a bachelor level qualification or above.

[i]	The measure is consistent with the recommendation in Review of Australian Higher Education Final Report in 2008 (Bradley Report).
ii	Represents data for the baseline (35.5%), 2010 (36.9%), 2011 (37.3%), and 2012 (38.2%).

6.1.7	20% of undergraduate enrolments are students from low socio-economic backgrounds by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 6.1.7.1: Proportion of low socio- economic background undergraduate students relative to all domestic undergraduate students enrolled in NSW[i]	%	16.8	n.a.	n.a.

Baseline: In 2009, 16.8% of undergraduate enrolments in NSW were for students from low socio-economic backgrounds.

[i]

The measure is consistent with the recommendation in Review of Australian Higher Education Final Report in 2008 (Bradley Report) for 20 per cent of higher education enrolments at undergraduate level to be people from low socio-economic backgrounds.

ii	Represents data for the baseline (16.8%), 2010 (17.2%) and 2011 (17.5%). 2012 data are not yet available.

6.2	More young people participate in post-school education and training

6.2.1	90% of young people who have left school are participating in further education and training or employment by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 6.2.1.1: Estimated proportion of the NSW population aged 15-19 years who have left school and are fully participating in education and training and/or work - (Full-time post-school participation rates)[i]	no.	73.4	n.a.	n.a.

Baseline: In 2010, 73.4% of 15-19 year olds who had left school were participating in further education and training and/or employment.

[i]

The measure is consistent with National Education Agreement (NEA) target to lift the proportion of young people (15-19 years) participating in post-school education and training six months after school. There is no Coalition of Australian Governments (COAG) target for this indicator. In the absence of this, the target for NSW 2021 reporting is for 90 per cent of young people who have left school to be participating in further education and training or employment by 2020.

ii	Represents data for the baseline (73.4%) and 2011 (68.6%). 2012 data are not yet available.

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Education and Communities Cluster

6.2.2	10% increase in the number of apprenticeship and traineeship completions by 2016, including in rural and regional NSW

	Units	Baseline	2012 Est Actual	2013 Est Actual	Trend[i]

Measure 6.2.2.1: Number of apprenticeship and traineeship completions in NSW	no.	50,147	n.a.	n.a.

Baseline: In 2010, 50,147 apprenticeships and traineeships were completed.

[i]	Represents data for the baseline (50,147) and 2011 (53,000). 2012 data are not yet available.

	Units	Baseline	2012 Est Actual	2013 Est Actual	Trend[i]

Measure 6.2.2.2: Number of apprenticeship and traineeship completions in rural and regional NSW	no.	19,552	n.a.	n.a.

Baseline: In 2010, 19,552 apprenticeships and traineeships were completed in rural and regional NSW.

[i]	Represents data for the baseline (19,552) and 2011 (20,411). 2012 data are not yet available.

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Education and Communities Cluster

Goal 15:	Improve education and learning outcomes for all students

Quality early childhood education and care provides children with a solid foundation on which to build their future learning. NSW continued to work towards universal preschool access. In 2011, almost 89% of children were enrolled in a preschool program in the year before they started school.

High quality education is critical to successful employment and productivity, social participation and reducing disadvantage in the community. Innovative and dynamic leadership in schools is just as essential as quality teaching and learning in maximising outcomes for students.

In 2012, the proportions of NSW students achieving at and above the national minimum standards in reading and numeracy were consistently higher than the national average. Likewise, the proportions of students achieving in the top two National Assessment Program – Literacy and Numeracy (NAPLAN) performance bands were higher than the national average. NSW is also seeing a steady increase in the proportion of young people completing secondary schooling. In 2012, 87% of young people aged 20-24 had attained a Year 12 or Australian Qualifications Framework (AQF) qualification at Certificate III or above.

Targets

15.1	All children have access to quality early childhood education

15.1.1	All children in NSW have access to a quality early childhood education program in the 12 months prior to formal schooling by 2013

	Units	Baseline	2012 Actual	2013 Est Actual	Trendiii

Measure 15.1.1.1: The proportion of children enrolled in a preschool program in the year prior to commencing full-time schoolingi, ii	%	n.a.	n.a.	n.a.

Baseline: Baseline will be determined when nationally consistent data are published by the Australian Bureau of Statistics (2012 data in 2013).

[i]

A new reporting methodology for measuring progress under the National Partnership Agreement on Early Childhood Education was agreed with the Commonwealth for the 2011 Annual Report, which changed the baseline and performance indicator results.

ii

This measure is consistent with the National Partnership Agreement goal that all children have access to a quality early childhood education program by mid-2013, delivered by an early childhood teacher, for 15 hours a week, 40 weeks a year, in the year before full time schooling. The most recent data for reporting progress against this measure are from 2011. Estimated progress for 2012 is not available as the Commonwealth has not supplied the necessary data.

iii	Represents data for 2009 (68.5), 2010 (77.9) and 2011 (88.9).

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15.2	Improve student achievement in literacy and numeracy

15.2.1	Increase the proportion of NSW students in Years 3, 5, 7 and 9 at and above the national minimum standard for reading and numeracy

Units	Baseline 2008	2012 Actual	2013 Est Actual	Trendii

Measure 15.2.1.1: Proportion of NSW students achieving at and above the national minimum standard in reading in the annual NAPLAN[i]
Year 3%	95.1	94.8	n.a.
Year 5%	93.5	92.9	n.a.
Year 7%	95.4	94.7	n.a.
Year 9%	94.4	91.9	n.a.

Units	Baseline 2008	2012 Actual	2013 Est Actual	Trendii

Measure 15.2.1.2: Proportion of NSW students achieving at and above the national minimum standard in numeracy in the annual NAPLAN[i]
Year 3%	96.9	95.1	n.a.
Year 5%	94.4	94.5	n.a.
Year 7%	96.0	93.8	n.a.
Year 9%	94.7	93.7	n.a.

[i]

The measure is consistent with National Education Agreement (NEA) performance indicators for literacy and numeracy achievement of students in Years 3, 5, 7 and 9. 2012 data are drawn from the most recent Australian Curriculum Assessment and Reporting Authority (ACARA) publication.

ii	Represents annual data for the years 2008 to 2012.

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15.2.2	Increase the proportion of NSW students in Years 3, 5, 7, 9 in the top two performance bands for reading and numeracy

Units	Baseline 2008	2012 Actual	2013 Est Actual	Trendii

Measure 15.2.2.1: Proportion of NSW students in the top two performance bands for reading in the annual NAPLAN[i]
Year 3%	44.3	49.7	n.a.
Year 5%	32.1	34.4	n.a.
Year 7%	27.8	30.6	n.a.
Year 9%	22.5	20.1	n.a.

Units	Baseline 2008	2012 Actual	2013 Est Actual	Trendii

Measure 15.2.2.2: Proportion of NSW students in the top two performance bands for numeracy in the annual NAPLAN[i]
Year 3%	40.0	38.4	n.a.
Year 5%	27.0	31.6	n.a.
Year 7%	32.5	28.4	n.a.
Year 9%	27.5	26.7	n.a.

[i]

The measure is consistent with National Education Agreement (NEA) performance indicators in literacy and numeracy achievement of students in Years 3, 5, 7 and 9. One of the supplementary measures under this indicator is students achieving at high levels (top two performance bands for the Year level). 2012 data are drawn from the most recent ACARA publication.

ii	Represents annual data for the years 2008 to 2012.

15.2.3	Participation of NSW students in NAPLAN tests consistently exceeds the national average for participation

Units	Baseline 2008	2012 Actual	2013 Est Actual	Trendii

Measure 15.2.3.1: Proportion of NSW students participating in reading in the annual NAPLAN[i]
Year 3%	97.2	97.0	n.a.
Year 5%	97.5	97.4	n.a.
Year 7%	96.6	96.4	n.a.
Year 9%	94.2	93.8	n.a.

Units	Baseline 2008	2012 Actual	2013 Est Actual	Trendii

Measure 15.2.3.2: Proportion of NSW students participating in numeracy in the annual NAPLAN[i]
Year 3%	96.9	96.6	n.a.
Year 5%	97.2	97.0	n.a.
Year 7%	96.3	96.0	n.a.
Year 9%	93.8	92.9	n.a.

[i]

The measure is consistent with National Education Agreement (NEA) performance indicators in literacy and numeracy achievement of students in Years 3, 5, 7 and 9. One of the supplementary measures under this indicator is student participation in NAPLAN assessments. There is no COAG target for this indicator. 2012 data are drawn from the most recent ACARA publication.

ii	Represents annual data for the years 2008 to 2012.

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15.3	More students finish high school or equivalent

15.3.1	90% of 20-24 year olds have attained a Year 12 or AQF qualification at Certificate II or above by 2015

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 15.3.1.1: Proportion of young people in the 20-24 year old age group who have achieved Year 12 or a qualification at AQF Certificate II or above[i]	%	82.7	87.9	n.a.

Baseline: As of 2007 (nationally agreed baseline), 82.7% of 20-24 year olds had attained a Year 12 or AQF qualification at Certificate II or above.

[i]

The measure is consistent with COAG performance target identified in the National Education Agreement (NEA) to lift the Year 12 or equivalent or AQF Certificate Level II or above attainment rate to 90 per cent by 2015. 2012 data are drawn from the most recent ABS Survey of Education and Work.

ii	Represents data for the baseline (82.7%), 2009 (86.2%), 2010 (86%), 2011 (83.5%) and 2012 (87.9%).

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 15.3.2.1: Proportion of young people in the 20-24 year old age group who have achieved Year 12 or a qualification at AQF Certificate III or above[i]	%	82.2	87.0	n.a.

Baseline: As of 2008 (nationally agreed baseline), 82.2% of 20-24 year olds had attained a Year 12 or AQF qualification at Certificate III or above.

[i]

The measure is consistent with COAG performance target identified in the National Education Agreement (NEA) to lift the Year 12 or equivalent or AQF Certificate Level III or above attainment rate to 90 per cent by 2020. 2011 and 2012 data are drawn from the most recent ABS Surveys of Education and Work.

ii	Represents data for the baseline (82.2%), 2009 (84.9%), 2010 (84.7%), 2011 (82.5%) and 2012 (87%).

15.4	Schools have high expectations for all their students

15.4.1	Improve Year 12 completion rates for students in low Index of Community Socio-Educational Advantage (ICSEA) schools

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 15.4.1.1: Estimated Year 12 completion rates for students from low socio-economic backgrounds[i]	%	61.0	n.a.	n.a.

Baseline: In 2009, an estimated 61% of NSW Year 12 students from low socio-economic backgrounds were eligible to receive a Higher School Certificate.

[i]

Completion rates are estimated by calculating the number of students who meet the requirements of a Year 12 certificate or equivalent expressed as a percentage of the potential Year 12 population (an estimate of a single year age group which could have attended Year 12 that year, calculated as the estimated resident population aged 15-19 divided by five). The ABS Postal Area Index of Relative Socio-economic Disadvantage has been used to calculate socio-economic status on the basis of postcode of students’ home addresses. Low socio-economic status is the average of the three lowest deciles. There is a two year lag time in reporting for this indicator. The 2012 data will not be published in the Report on Government Services until January 2014.

ii	Represents data for the baseline (61%), 2010 (63%) and 2011 (68%).

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15.4.2	Halve the gap in Year 12 or equivalent attainment for Aboriginal 20-24 year olds by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 15.4.2.1: Proportion of Aboriginal 20-24 year olds in the NSW population who have completed Year 12 or gained a qualification at Certificate level Australian Qualifications Framework (AQF) II or above[i]	%	49.8	n.a.	n.a.

Baseline: In 2006, 49.8% of the NSW Aboriginal population aged 20-24 had completed Year 12 or gained a qualification at AQF Certificate level II or above.

[i]

The measure is consistent with the COAG performance target identified in the NEA to at least halve the gap in the attainment rate between Indigenous and non-Indigenous students in Year 12 or equivalent or AQF Certificate Level II or above by 2020. The gap to be halved is the gap between Aboriginal and non-Aboriginal student attainment as it existed in 2006 (baseline). Data are only available every five years as the source for this indicator in the ABS Census.

ii	Represents data for the baseline (49.8%) and 2011 (55.9%).

15.4.3	Halve the gap between NSW Aboriginal and non-Aboriginal students in reading and numeracy by 2018

Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 15.4.3.1: Proportion of NSW Aboriginal students achieving at or above the national minimum standard in reading in the annual NAPLAN[i]
Year 3%	83.5	83.0	n.a.
Year 5%	77.6	77.6	n.a.
Year 7%	82.4	82.7	n.a.
Year 9%	82.3	74.2	n.a.

[i]

The measure is consistent with the COAG performance target identified in the NEA to halve the gap for Indigenous students in reading and numeracy by 2018. The gap to be halved is the gap between Indigenous and non-Indigenous student performance as it existed in 2008 (baseline).

ii	Represents data for the years 2008 to 2012.

Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 15.4.3.2: Proportion of NSW Aboriginal students achieving at or above the national minimum standard in numeracy in the annual NAPLAN[i]
Year 3%	88.6	82.9	n.a.
Year 5%	78.9	80.8	n.a.
Year 7%	84.5	77.6	n.a.
Year 9%	80.3	78.1	n.a.

[i]

The measure is consistent with the COAG performance target identified in the NEA to halve the gap for Indigenous students in reading and numeracy by 2018. The gap to be halved is the gap between Indigenous and non-Indigenous student performance as it existed in 2008 (baseline).

ii	Represents data for the years 2008 to 2012.

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Education and Communities Cluster

15.4.4	90% of 20-24 year-olds in rural and regional NSW have attained a Year 12 or AQF lll qualification or above by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trendiii

Measure 15.4.4.1: Proportion of 20-24 year-olds in rural and regional NSW who have completed Year 12 or gained a qualification at AQF III or above by 2020[i]	%	76.5ii	76.0	n.a.

Baseline: In 2010, 76.5% of 20-24 year olds in rural and regional NSW had attained a Year 12 or AQF lll qualification or above.

[i]

The measure is consistent with COAG performance target identified in the National Education Agreement (NEA) to lift the Year 12 or equivalent or AQF Certificate Level III or above attainment rate to 90 per cent by 2020.

ii	Previously reported baseline figures were revised due to re-estimation based on more current ABS benchmarks. Initial baseline of 76.6% has been revised to 76.5%.
iii	Represents data for the baseline (76.5%), 2011 (71.6%) and 2012 (76.0%).

15.4.5	60% of all NSW school students with a confirmed disability have a personalised learning and support plan by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 15.4.5.1: Proportion of students with a confirmed disability who have a personalised learning and support plan[i]	%	n.a.	n.a.	n.a.	n.a.

Baseline: To be established using 2012 data and reported annually.

[i]

The Department of Education and Communities has developed functionality within the Enrolment Registration Number (ERN) data system. Access to this function enhancement was delivered in the ERN release in May 2013. The first data release will be available in late-2013.

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Education and Communities Cluster

15.5.1	Increase the number of teachers seeking and gaining accreditation at Accomplished and Leadership levels

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 15.5.1.1: Number of teachers applying for voluntary accreditation at Accomplishment and Leadership levels with the NSW Institute of Teachers	no.	9	127	142

Baseline: Voluntary accreditation with the NSW Institute of Teachers at the higher levels of Accomplishment and Leadership has been available to teachers since 2008. In 2008, nine teachers applied for accreditation at Accomplishment and Leadership levels.

	Units	Baseline	2012 Actual	2013 Est Actual	Trend[i]

Measure 15.5.1.2: Number of teachers successfully gaining accreditation at Accomplishment Leadership levels with the NSW Institute of Teachers	no.	n.a.	20	39

Baseline: To be determined

[i]	Represents data for 2011 (38), 2012 (20) and 2013 (39).

15.6	Public schools have more options for local-level decision-making

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 15.6.0.1: The proportion of NSW government schools participating in the initiative to increase local decision-making in funding and greater control over staffing[i]	%	0	0	10.3

Baseline: The proportion of the participating government schools was 0% as at June 2012.ii

[i]

The Local Schools, Local Decisions program was announced in March 2012. The figures in this series refer to the proportion of schools operating under the program’s new resource allocation model (RAM). Schools have been progressively adopting the new RAM since 1 July 2012.

ii	Data are calculated at June each year.

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Education and Communities Cluster

Goal 24: Make it easier for people to be involved in their communities

People benefit from being involved in strong, vibrant communities and events, and participating in decisions that affect them. Volunteering provides valuable mentoring and work experience, extends government-funded services, and delivers care and support to those most in need. All individuals in NSW should have the greatest possible opportunity to contribute to, and participate in, all aspects of public life.

The NSW Government has been encouraging stronger communities by making it easier for people to get involved. NSW is seeing a steady increase in participation in volunteering, community associations and sport.

Targets

24.1	Increase volunteering

24.1.1	Increase the proportion of the NSW population involved in volunteering to exceed the national average by 2016

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 24.1.1.1: Percentage of NSW adults involved in volunteering[i]	%	32.7	n.a.	n.a.

Baseline: In 2006, an estimated 32.7% of NSW adults were involved in volunteering, compared to the national average of 34.1%.

[i]	General Social Survey data are collected every four years; the next collection will be in 2014.The most recent data for reporting progress against this measure are from 2010.
ii	Represents data for the baseline (32.7%) and 2010 (36.6%).

24.2	Increase community participation

24.2.1	Increase the proportion of the NSW population involved in local community organisations, to exceed the national average by 2016

	Units	Baseline	2012	2013 Est Actual	Trendii

Measure 24.2.1.1: Percentage of NSW adults who are involved in community support organisations[i]	%	33.3	n.a.	n.a.

Baseline: In 2006, an estimated 33.3% of NSW adults were actively involved in a community support organisation, on par with the national average.

[i]	General Social Survey data are collected every four years, and the next collection will be in 2014.The most recent data for reporting progress against this measure are from 2010.
ii	Represents data for the baseline (33.3%) and 2010 (33.2%).

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Education and Communities Cluster

24.3	Improve our sense of community

24.3.1	Increase the proportion of the population who have weekly social contact with family or friends, to exceed the national average by 2016

	Units	Baseline	2012	2013 Est Actual	Trendii

Measure 24.3.1.1: Percentage of NSW adults who had contact with family or friends living outside the household in the last week[i]	%	96.2	n.a.	n.a.

Baseline: In 2006 an estimated 96.2% of adults in NSW had weekly social contact with family or friends living outside the household in the previous week, compared with the national average of 96.3%.

[i]	General Social Survey data are collected every four years, and the next collection will be in 2014.The most recent data for reporting progress against this measure are from 2010.
ii	Represents data for the baseline (96.2%) and 2010 (96.1%).

24.3.2	Increase the proportion of the population who feel they have someone to turn to in times of crisis, to exceed the national average by 2016

	Units	Baseline	2012	2013 Est Actual	Trendii

Measure 24.3.2.1: Percentage of NSW adults who feel able to get support in times of crisis from persons living outside the household[i]	%	92.8	n.a.	n.a.

Baseline: In 2006 an estimated 92.8% of adults felt able to get support in times of crisis from persons living outside the household, compared to national average of 93.3%.

[i]	General Social Survey data is collected every four years, and the next collection will be in 2014.The most recent data for reporting progress against this measure is from 2010.
ii	Represents data for the baseline (92.8%) and 2010 (92.6%).

NSW 2021 Performance Report 2013-14	3 - 19

Education and Communities Cluster

Goal 26: Fostering opportunity and partnership with Aboriginal people

Aboriginal people must be at the centre of decision-making if real improvements are to be achieved. OCHRE, NSW Government Plan for Aboriginal affairs, education, employment and accountability, is focusing on supporting Aboriginal students to stay at school and transition to work, and creating opportunities for economic participation. OCHRE will also build capacity in Aboriginal communities to drive their own solutions through local decision-making, strengthening Government and community accountability and building positive self-identity through language and culture.

Targets

Note: The NSW Government’s OCHRE strategy represents a new direction for Aboriginal affairs, and the Government will be reviewing all measures and targets relating to Aboriginal affairs to ensure consistency with this fresh direction.

26.1	Close the life expectancy gap within a generation

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 26.1.0.1: The average number of years newborn babies could expect to live, if they experienced the age/sex specific death rates that applied at their birth throughout their lifetimes by indigenous status - Males[i]	years	69.9	n.a.	n.a.	n.a.

Baseline: Aboriginal males born in NSW in the period 2005 to 2007 have an estimated life expectancy at birth of 70 years compared with 79 years for non-Aboriginal males.They have an estimated life expectancy at birth of 70 years compared with 67 years for Aboriginal males nationally.

[i]

Data reported here are estimates based on the 2005-07 experimental estimates published by the Australian Bureau of Statistics (ABS) in 2009. The ABS experimental estimates are calculated for a three year period and reported every five years.

Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 26.1.0.2: The average number of years newborn babies could expect to live, if they experienced the age/sex specific death rates that applied at their birth throughout their lifetimes by indigenous status - Females[i]

years	75[i]	n.a.[i]	n.a.[i]	n.a.

Baseline: Aboriginal females born in NSW in the period 2005 to 2007 have an estimated life expectancy at birth of 75 years compared with 83 years for non-Aboriginal females.They have an estimated life expectancy at birth of 75 years compared with 73 years for Aboriginal females nationally.

[i]

Data reported here are estimates based on the 2005-07 experimental estimates published by the ABS in 2009. The ABS expermental estimates are calculated for a three year period and reported every five years.

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Education and Communities Cluster

26.2	Increase the number of Aboriginal communities the State Government is partnering with to improve local outcomes

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 26.2.0.1: The proportion of Aboriginal communities with recognised community engagement groups	%	21	23	23

Baseline: As at 30 June 2011, 21 of 40 Partnership Communities had a recognised community engagement group established.

26.3	Support Aboriginal culture, country and identity

26.3.1	Increase access for people to learn Aboriginal languages

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 26.3.1.1: The number of Aboriginal students in NSW public schools accessing Aboriginal Languages Programs (ALPs)	no.	1,312	1,244	1,500

Baseline: In 2010 there were 1,312 Aboriginal students in NSW public schools studying an Aboriginal language funded by the Aboriginal Education and Training Directorate.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 26.3.1.2: The number of Aboriginal students enrolled in a NSW TAFE Aboriginal Language Program	no.	170	272	218

Baseline: In 2010 there were 170 Aboriginal students in TAFE Institutes studying Aboriginal languages.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 26.3.1.3: The number of schools and/or TAFE Institutes accessing the Aboriginal Languages Centre(s)	no.	n.a.	n.a.	n.a.	n.a.

Baseline: To be determined.

26.3.2	Increase the number of hectares of public lands that Aboriginal people are actively involved in managing

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 26.3.2.1: Area of National Parks that Aboriginal people jointly manage	ha. million	1.474	1.626	1.626

Baseline: As at July 2010, 1.5 million hectares (or 23%) of the reserve system was under joint management through 18 formal joint management arrangements with Aboriginal communities in place covering 111 areas.

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Education and Communities Cluster

26.3.3	Increase the number of Aboriginal culturally significant objects and places protected

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 26.3.3.1: Number of places gazetted	no.	71	82	96

Baseline: As at July 2011, there were a total of 71 Aboriginal Places declared.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 26.3.3.2: Number of State Heritage items listed	no.	13	20	25

Baseline: As at July 2011, there were a total of 13 State Heritage items listed.

Note:	n.a. = not available
N/A = not applicable

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4.	Family and Community Services Cluster

NSW 2021 Goals

The Family and Community Services Cluster is the lead for the following NSW 2021 Goals:

•	Better protect the most vulnerable members of our community and break the cycle of disadvantage (Goal 13)

•	Increase opportunities for people with disability by providing supports that meet their individual needs and realise their potential (Goal 14)

•	Increase opportunities for seniors in NSW to fully participate in community life (Goal 25 includes the contributions of the Finance and Services Cluster).

Progress in 2012-13

In 2012-13, the Family and Community Services (FACS) Cluster, together with the Finance and Services Cluster, continued working towards achieving its NSW 2021 Goals. Activities included:

Better protect the most vulnerable members of our community and break the cycle of disadvantage (Goal 13)

•

Implemented the Family Preservation Short Term Court Order pilot. This combined legal options with solid case planning and service provision so that long-term, out-of-home care (OOHC) is avoided where possible and children are kept safe within their families.

•

Provided funding for non-government organisations (NGOs) to deliver intensive family support and preservation services targeting families in crisis whose children are at risk, or at imminent risk of being removed and placed in OOHC. Intensive family based services are funded to target Aboriginal families experiencing these circumstances.

•

Implemented the Strengthening Families program. This placement prevention program is delivered by Community Services’ caseworkers. It targets families with children under nine years of age, where a risk of significant harm report involves specific issues relating to parenting capacity.

•

Continued streamlining the adoption process for children in OOHC and increased the number of adoption orders for children in care. In 2012-13 adoption orders had been made for 53 children and young people in OOHC by 31 March 2013.

•

Progressed the transfer of OOHC responsibilities to NGOs through planning, contract reform, negotiations and beginning transfers. As at 28 February 2013, a total of 1,302 placements were made, either for children transferred from Community Services care, or as new placements directly into the NGO sector.

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Family and Community Services Cluster

•

Undertook a range of reforms to the child protection system to improve responses to children and young people at risk of significant harm and their families. This is being done across government, and in partnership with non-government agencies.

•

Commenced the Practice First initiative. This new service delivery model focuses on caseworker skill development, together with culture and systems changes to free caseworkers from administrative work and increase direct client contact. Practice First is now operating in 16 Community Services Centres across the State.

•

Held consultations on reforms to the child protection system, including improvements to make parents more responsible for caring for their children. This followed the release of a discussion paper in November 2012.

•	Published the Child Deaths 2011 Annual Report in November 2012 to increase transparency, accountability and reform.

•

Continued to implement the NSW Homelessness Action Plan, incorporating 100 projects that assist clients who are homeless or at risk of homelessness. Fifty-five of these projects were funded by National Partnership Agreement on Homelessness (NPAH) initiatives. In the first six months, 15,000 clients were assisted: more than 6,000 of these were new clients, with the remainder receiving ongoing support. At least 20% of clients supported by NPAH projects to December 2012 were Aboriginal people.

•	Evaluated the NSW Homelessness Action Plan, producing key findings that will be considered in developing future responses to homelessness in NSW.

•

Released the Going Home Staying Home Reform Plan to improve specialist homelessness service delivery. The plan outlines reform priorities under five key strategies: service delivery design; streamlined access; better planning and resource allocation; industry and workforce development; and quality, contracting and continuous improvement.

•

Made $2 million available for an innovative and effective service delivery framework under Going Home Staying Home. Another $1.255 million was allocated to an industry development fund to help the sector align with the reforms.

•	Agreed to a national regulatory system for community housing to be implemented from 1 July 2013.

•

Improved housing for Aboriginal people in remote locations by providing new and refurbished houses. At the end of February 2013, five new houses were complete, 19 new houses were under contract and a remaining 11 acquisitions are expected to be completed by the end of June 2013.

•	Continued to provide funding for the Staying Home Leaving Violence program, now operating from 23 locations across NSW.

•	Extended the availability of the Start Safely subsidy from 12 to 24 months following consultation with key stakeholders.

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Family and Community Services Cluster

•

Commenced the rollout of $9.8 million in initiatives under the reformed Domestic and Family Violence Funding program to better target high-need areas to assist women and children experiencing domestic violence.

Increase opportunities for people with disability by providing supports that meet their individual needs and realise their potential (Goal 14)

•	Entered into a Heads of Agreement with the Australian Government to fully implement the National Disability Insurance Scheme (NDIS) in NSW by July 2018.

•	Launched the National Disability Strategy NSW Implementation Plan 2012-2014 in December 2012. FACS is now leading the implementation of the plan in partnership with all NSW Government departments.

•	Continued to roll out Stronger Together 2, to deliver 47,200 new places to build long-term pathways throughout the service system, and deliver a person-centred approach and individualised funding.

•	Undertook a program of community engagement called Living Life My Way to inform development of a person-centred approach in NSW and guide the expansion of individualised support services.

•

As part of the Living Life My Way program, 354 consultations were held with people with disability, their families and carers between July 2011 and August 2012. These sessions were attended by about 4000 people.

•	Continued to promote employment opportunities for people with disability, including within the NSW public sector, through school and transition to work programs.

•

Expanded the Self-Managed Model (SMM) in the Community Participation, Life Choices and Active Ageing programs. A total of 94 service providers are now able to provide the SMM, enhancing client choice and providing greater flexibility and control by clients of their individualised day program funding.

•

Expanded accommodation support by introducing new flexible support packages through 161 additional new places in the Supported Living Fund, and a further 95 places for people with higher support needs through Individual Accommodation Support Packages.

•	Commenced redevelopment of 14 large residential centres operated by the non—government sector, and the Metro Residences operated by FACS, including its Westmead and Rydalmere centres.

NSW 2021 Performance Report 2013-14	4 - 3

Family and Community Services Cluster

Increase opportunities for seniors in NSW to fully participate in community life (Goal 25)

•	Launched the NSW Ageing Strategy in July 2012 after extensive consultation. To date, good progress has been made in implementing actions within this strategy.

•

Established a retirement village Expert Committee in mid-2011 to develop a draft retirement village standard contract. After extensive consultation with key stakeholders, the standard Retirement Village contract was announced on 26 April 2013. All retirement villages in NSW must have the contract in place by 1 October 2013.

•	Provided funding of $30,000 in 2012-13, through the NSW Office for Ageing, to the University of the Third Age. This supported training and development for its members.

•

Held the second annual NSW Grandparents Day in October 2012 following its introduction by the Premier in 2011. Council on the Ageing (COTA) NSW was provided with $1 million in funding over four years from 2011-12 to support this initiative. COTA is working with the Office for Ageing to develop Grandparents Day into an ongoing celebration across the whole state.

•	Maintained seniors’ educational programs in consumer protection, including targeted campaigns, publications and information sessions.

•

Distributed more than 25,000 copies of NSW Fair Trading’s Seniors Guide, Moving into a retirement village? in 2011-12. This is an increase of 11.5% over the previous year. A related video is featured on the NSW Government’s Planning Ahead Tools website and YouTube.

•	In the first half of the year, 35 general information sessions were held across NSW for seniors about retirement villages. There were 2,207 attendees.

•

NSW Fair Trading included 12 pages of information for seniors in the Seniors Card Directory published in December 2012. This was sent to more than one million seniors. NSW Fair Trading and FACS are negotiating a similar partnership in 2013.

•	Partnered with NSW Police to provide personal safety and scam awareness seminars for seniors. More than 1,270 seniors attended the 29 sessions. Five brochure mail-outs were made.

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Family and Community Services Cluster

Key Initiatives

The Family and Community Services Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Better protect the most vulnerable members of our community and break the cycle of disadvantage (Goal 13)

•	Continuing to transfer the delivery of OOHC to the non-government sector to improve services and lives of children and young people who cannot live safely with their parents.

•

Introducing legislation to reform the child protection system to improve responses to at - risk children, young people and their families. The reform will improve services across government and in partnership with non-government agencies.

•

Improving the way homeless people, and those at risk of homelessness, can access the support they need through the specialist homelessness service sector. This will be done through reforms such as Going Home Staying Home.

•	Strengthening the capacity of homelessness services to provide a more effective, integrated prevention and early intervention response to homelessness.

•	Continuing to implement the NSW Homelessness Action Plan and the National Partnership Agreement on Homelessness priorities.

•	Continuing to deliver new and refurbished houses in remote locations in NSW through the National Partnership Agreement on Remote Indigenous Housing.

•	Continuing to support initiatives for women and children escaping domestic violence, through the Staying Home Leaving Violence and Start Safely programs.

•	Reforming services to reduce domestic, family and sexual violence. This includes a response to the NSW Auditor General’s performance audit into domestic and family violence.

•

Continuing to roll out $9.8 million in initiatives to better target high-need areas to assist women and children experiencing domestic violence under the reformed Domestic and Family Violence Funding program.

Increase opportunities for people with disability by providing supports that meet their individual needs and realise their potential (Goal 14)

•

Expanding opportunities for people to exercise choice and control over the way in which their supports are delivered. This will be done by using individualised funding arrangements, and by converting block-funded arrangements, including:

•

Expanding flexible accommodation support packages through 100 further new Supported Living Fund places and 22 places for people with higher support needs. These will be through individualised accommodation support packages, and by converting remaining Stronger Together 2 block-funded, drop-in places to individualised packages.

NSW 2021 Performance Report 2013-14	4 - 5

Family and Community Services Cluster

•

Increasing the number of people accessing self-directed supports in existing programs, such as Life Choices and Community Participation, Active Ageing, and building the capacity of the disability service sector to assist the delivery of support under these arrangements.

•

Commencing transition of more than 10,000 people with disability (including 6,600 existing disability service clients), resident in the Hunter Region launch site to the National Disability Insurance Scheme (NDIS) over three years from July 2013.

•

Appointing 50 Living Life My Way ambassadors and champions to provide peer support to people with disability and their families and carers, and enhance community awareness and understanding of a self-directed system. This will promote alignment with the NDIS and prepares people with disability and the wider community for the scheme.

•

Commencing implementation of My Choice Matters, the NSW Consumer Development Fund, to help people with disability, families and carers participate as fully as possible in a disability system based on self-directed supports, the key element of the NDIS.

•

Continuing to implement Ability Links NSW, the state approach to local area coordination. There will be 248 coordinators – including 27 Aboriginal identified positions – across NSW fully operational by 1 July 2014.

•

Continuing the redevelopment of 14 large residential centres operated by the non-government sector, and the Metro Residences operated by FACS including the Westmead and Rydalmere Centres. Key activities for 2013-14 will include land purchase and designing buildings for new accommodation.

Increase opportunities for seniors in NSW to fully participate in community life (Goal 25)

•	Continuing to promote the Government’s vision for ageing so that people in NSW experience the benefits of living longer.

•	Expanding the Seniors Card to include information about government and local community activities.

•	Encouraging people to complete wills, powers of attorney, enduring guardianships and advance care directives.

•

Working with the private sector on ageing policy initiatives to improve social outcomes and to maximise future economic opportunities. Specific areas of joint interest include mature age employment, and seniors use of technology, sport and recreation, and housing.

•	Improving opportunities for older people to live full and active lives.

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Family and Community Services Cluster

Performance Information

The graphical representation in this report provides a quick reference guide to the direction of change. Generally, the first data point is the baseline; where there is only a single data point it has not been graphed. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports

Goal 13: Better protect the most vulnerable members of our community and break the cycle of disadvantage

Significant progress has been made towards better protecting the most vulnerable members of our community and breaking the cycle of disadvantage. Through a series of initiatives throughout 2012-13, FACS has addressed key issues relating to child wellbeing and protection. FACS is working towards reducing the number and rate of people who are homeless, and improving access to social housing.

FACS has implemented actions to reduce the number of young people entering care and to enable young people to exit care more quickly. It has achieved this by working with families to enable children to remain safely within their families, through intensive support services and placement prevention programs. A Child Protection Legislative Reform discussion paper canvassed a number of reforms seeking to create a strong, integrated and contemporary child protection system that protects and empowers the most vulnerable members of our society.

To reduce the number of children reported to be at risk of significant harm, FACS has undertaken ongoing expansion of NGO capacity in prevention and early intervention services. The Care and Protection Practice Framework launched in December 2012, outlines the values and principles that underpin FACS’ approach to working with children and families. It also describes the specific skills and knowledge that are fundamental to it achieving the purpose of ‘Improving children’s lives every day’.

To reduce the number and proportion of people who are homeless, FACS has implemented the Homelessness Action Plan and the National Partnership Agreement on Homelessness. These target rough sleepers, young people, Aboriginal people, women and their children who have experienced domestic violence, people exiting institutional care and custody, and people who need help to sustain their tenancy and avoid eviction. In February 2013, FACS released the Going Home Staying Home Reform Plan for improving specialist homelessness services. It outlines the reform priorities to be implemented between now and June 2014.

Targets

13.1	Child Wellbeing

13.1.1	Increased proportion of NSW children who are developmentally on track in Australian Early Development Index (AEDI) domains: (i) physical health and wellbeing, (ii) social competence, (iii) emotional maturity, (iv) language and cognitive skills (school-based), and (v) communication and general knowledge.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 13.1.1.1: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain - (i) physical health and wellbeing	%	78.5	n.a.	78.1

Baseline:	In 2009, the percentage of NSW children developmentally on track were: Physical health and wellbeing - 78.5%.

[i]	Represents data for the baseline (78.5%) and 2012-13 (78.1%).

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Family and Community Services Cluster

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 13.1.1.2: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain - (ii) social competence	%	77.2	n.a.	78.0

Baseline: In 2009, the percentage of NSW children developmentally on track were: Social competence - 77.2%.

[i]	Represents data for the baseline (77.2%) and 2012-13 (78.0%).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 13.1.1.3: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain - (iii) emotional maturity	%	78.2	n.a.	81.2

Baseline: In 2009, the percentage of NSW children developmentally on track were: Emotional maturity - 78.2%.

[i]	Represents data for the baseline (78.2%) and 2012-13 (81.2%).

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 13.1.1.4: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain - (iv) language and cognitive skills (school-based)%	84.6	n.a.	87.3

Baseline: In 2009, the percentage of NSW children developmentally on track were: Language and cognitive skills (school-based) - 84.6%.

[i]	Represents data for the baseline (84.6%) and 2012-13 (87.3%).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 13.1.1.5: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain - (v) communication and general knowledge	%	75.1	n.a.	74.7

Baseline: In 2009, the percentage of NSW children developmentally on track were: Communication and general knowledge - 75.1%.

[i]	Represents data for the baseline (75.1%) and 2012-13 (74.7%).

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13.1.2	Reduced rate (per 1,000 population) of children and young people reported at risk of significant harm by 1.5% per year

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 13.1.2.1: Rate per 1,000 of children and young people reported at risk of significant harm (ROSH)	Per 1,000 population	37.6	37.6	38.3

Baseline: In the 12 months to March 2011, the rate of children and young people reported at ROSH was 37.6 per 1,000 population (number: 61,610 children and young people).

13.1.3	Reduced rate (per 1,000 population) of children and young people in statutory out of home care (OOHC) by 1.5% per year

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 13.1.3.1: Rate per 1,000 of children and young people in statutory out-of-home care	Per 1,000 population	7.2	7.6	n.a.

Baseline: At 31 March 2011, the rate of children and young people in statutory out-of-home care was 7.2 per 1,000 population (number: 11,813 children and young people).

[i]	Represents data for the baseline (7.2) and 2011-12 (7.6).

13.2	Reduce the number and rate of people who are homeless

13.2.1	7% reduction in the number of homeless people by 2013

	Units	Baseline	2011 Actual	2012-13 Est Actual	Trendii

Measure 13.2.1.1: Number and rate per 10,000 NSW population who are homeless	Per 10,000 population	33.9[i]	40.8	n.a.

Baseline: In 2006 the rate of people who were homeless was 41.8 people per 10,000 of NSW population (number: 27,374 people).iii

[i]

The Australian Bureau of Statistics, in September 2012, released a revised definition and methodology for enumerating homelessness. This resulted in the revision of the 2006 Census baseline. In 2006, the rate of people who were homeless was revised downwards from 41.8 per 10,000 to 33.9 per 10,000, a total of 27,374 people to 22,219 people. In 2011, the overall rate of homelessness in NSW was 40.8 and 28,190 people were counted as homeless.

ii	Represents data for the baseline (33.9) and 2011 (40.8).
iii	Based on the definition of homelessness at the time the baseline was set.

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Family and Community Services Cluster

13.2.2	25% reduction in the number of rough sleepers by 2013

	Units	Baseline	2011 Actual	2012-13 Est Actual	Trendii

Measure 13.2.2.1: Rate per 10,000 NSW population who sleep rough	Per 10,000 population	2.4[i]	2.8	n.a.

Baseline: In 2006 the rate of people who were rough sleepers was 5.7 per 10,000 of NSW population (number: 3,715 people) iii.

[i]

The Australian Bureau of Statistics, in September 2012, released a revised definition and methodology for enumerating homelessness. This resulted in the revision of the 2006 Census baseline. In 2006, the rate of rough sleepers in NSW was revised downwards from 5.7 per 10,000 to 2.4 per 10,000. In 2011, the rate of rough sleepers was 2.8 per 10,000. These results represent a 14% increase in the rate of rough sleepers since 2006.

ii	Represents data for the baseline (2.4) and 2011 (2.8).
iii	Based on the definition of rough sleepers at the time the baseline was set.

13.2.3	33% reduction in the number of Aboriginal people who are homeless by 2013

	Units	Baseline	2011 Actual	2012-13 Est Actual	Trendii

Measure 13.2.3.1: Rate per 10,000 Indigenous persons in NSW who are homeless	Per 10,000 population	135.8[i]	127.6	n.a.

Baseline: In 2006 the rate of Aboriginal people who were homeless was 134.5 per 10,000 of the NSW Indigenous population (number: 1,961 people).

[i]

The Australian Bureau of Statistics, in September 2012, released a revised definition and methodology for enumerating homelessness. This resulted in the revision of the 2006 Census baseline. The rate of Aboriginal homelessness in NSW was revised upwards from 134.5 per 10,000 to 135.8 per 10,000. The number of Aboriginal people who were homeless increased to 2,203, even though the rate of Aboriginal homelessness decreased. The decrease in the rate of Aboriginal homelessness was due to a 25% increase in the Aboriginal population in NSW and improved strategies for enumerating Aboriginal people in the 2011 Census.

ii	Represents data for the baseline (135.8) and 2011 (127.6).
iii	Based on the definition of Aboriginal homelessness at the time the baseline was set.

13.2.4	Reduction in the number and rate of people experiencing repeat homelessness

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 13.2.4.1: Number and rate of people experiencing repeat homelessness[i]	no.	n.a.	n.a.	n.a.	n.a

	%	n.a.	n.a.	n.a.	n.a.

Baseline: Baseline data for the measure will not be available until the Specialist Homelessness Services collection is fully implemented.

[i]	Reliable data for this measure is not able to be published at this time.

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Family and Community Services Cluster

Goal 14:	Increase opportunities for people with disabilities to gain access to support that meets their individual needs and realise their potential

To expand opportunities for people with disability, their families and carers to exercise choice and control over the way in which their supports are delivered, NSW entered into an agreement with the Commonwealth Government for full transition to the National Disability Insurance Scheme (NDIS) by July 2018.

This agreement will see NSW meet its commitment that 100% of disability services users are able to access individualised funding one year earlier than the 2021 target. The NDIS will launch in July 2013 in the Hunter Region.

Under the Stronger Together 2 program, FACS has continued to roll out programs and individualised packages of support that provide greater flexibility and control to clients. It has concluded consultations with more than 4,000 people with a disability to inform the optimal approach to individualisation and person-centred service delivery.

Targets

14.1	Person centred approach to disability services

14.1.1	10% of disability service users are using individualised funding arrangements by 1 July 2014

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 14.1.1.1: Number of disability service users who are using individualised funding arrangements	%	n.a.[i]	3	13ii

Baseline: For usage the baseline will be determined in 2012.

[i]	The baseline is currently under review.
ii

As a result of the continuing reforms to improve the provision of individualised funding, there has been an increase of more than 6,000 clients who are using these arrangements and more than 2,000 clients who are able to access these arrangements.

iii	Represents data for 2010-11 (3), 2011-12 (3) and 2012-13 (13).

14.1.2	100% of disability service users are able to access individualised funding arrangements by 1 July 2019

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendii

Measure 14.1.2.1: Number of disability service users who are able to access individualised funding arrangements	%	3	12	15[i]

Baseline: For access the 2010-11 baseline is 3%.

[i]

As a result of the continuing reforms to improve the provision of individualised funding, there has been an increase of more than 6,000 clients who are using these arrangements and more than 2,000 clients who are able to access these arrangements.

ii	Represents data for 2010-11 (3), 2011-12 (12) and 2012-13 (15).

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Family and Community Services Cluster

14.2	Increased participation rate of people with disabilities in employment or further education

14.2.1	60% of Transition to Work participants move into employment or further education by 1 July 2014

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 14.2.1.1: Number of participants in the Ageing, Disability and Home Care’s Transition to Work program	%	62	64	n.a.

Baseline: Reporting year 2010 (school leaver year 2007): 62%.

i	Represents data for 2010-11 (62) and 2011-12 (64).

14.2.2	65% of Transition to Work participants move into employment or further education by 1 July 2019

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 14.2.2.1: Number of participants in the Ageing, Disability and Home Care’s Transition to Work program	%	62	64	n.a.

Baseline: Reporting year 2010 (school leaver year 2007): 62%.

[i]	Represents data for 2010-11 (62) and 2011-12 (64).

14.2.3	Close the gap in the unemployment rate between people with a disability and the overall community by 50% by 2016

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 14.2.3.1: Unemployment rate for people with a disability aged 15-64%	2.3	n.a.[i]	n.a.[i]	n.a.

Baseline: In 2009, the gap between the unemployment rate for people aged 15-64 with a reported disability living in households compared to that of the overall community was 2.3%.

[i]	Update is currently unavailable as the 2012 Survey of Disability, Ageing and Carers (SDAC) is not available until early 2014.

14.3	Increased proportion of people (aged five and over) with profound and severe disabilities (core activity limitation) involved in out-of-home activities

14.3.1	Targeting the out-of-home participation rate to 85% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 14.3.1.1: Proportion of people aged 5 years and over with profound and severe core activity limitation living in households in NSW who left home to participate in the community in the last three months	%	84	n.a.[i]	n.a.[i]	n.a.

Baseline: In 2009, 84% of people aged 5 years and over with profound and severe core activity limitation living in households in NSW left home to participate in the community within a three month period prior to the survey date.

[i]	Update is currently unavailable as the 2012 Survey of Disability, Ageing and Carers (SDAC) is not available until early 2014.

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Family and Community Services Cluster

Goal 25:	Increase opportunities for seniors in NSW to fully participate in community life

A whole-of-government and whole-of-community NSW Government strategy on ageing has been developed. It was launched in July 2012, and is seen as a key response to the challenges of an ageing population. Implementation of the specific actions contained within the strategy has commenced and will continue over the next three years.

Older people are being assisted to access information and make contact with family and friends though the NSW Government - Telstra Tech Savvy Seniors Partnership. This was formed to provide training and resources to improve the skills of older people in using information technology. For people in their middle years, a joint strategy between the NSW Trustee and Guardian was created to provide information and education to people to complete legal instruments for planning ahead. Councils are also being assisted to meet the needs of an ageing population through a grants program to improve accessibility of the built environment and community activities aimed at building social connection. The Government has established a helpline and resource centre to reduce abuse, such as financial and psychological abuse experienced by older people in their own homes and within the community.

Targets

25.1	Develop and implement a whole-of-NSW government strategy on ageing by 1 July 2012 aimed at increasing the participation of seniors in the life of their community

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 25.1.0.1: Whole of NSW Government strategy on ageing implemented by 1 July 2012[i]	N/A	N/A	Completed		N/A

Baseline: The whole-of-government strategy will be developed, endorsed and announced by the NSW Government by 1 July 2012.

[i]	The NSW Ageing Strategy was launched in July 2012 after extensive consultation. To date, good progress has been made in implementing actions within this strategy.

25.2	Implement standard retirement village contracts

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 25.2.0.1: Standard contract terms will be published by April-May 2012[i]	N/A	N/A	N/A	N/A	N/A

Baseline: Complete by mid-2012.

[i]	Standard contract terms have been announced and will be implemented by October 2013.

Note:	n.a. = not available
N/A = not applicable

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5.	Finance and Services Cluster

NSW 2021 Goal

The Finance and Services Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Place downward pressure on the cost of living (Goal 5 includes the contribution of the Premier and Cabinet Cluster)

•	Secure potable water supplies (Goal 21 is reported in Trade and Investment, Regional Infrastructure and Services, Chapter 8).

Progress in 2012-13

In 2012-13, the Finance and Services Cluster, together with the Department of Planning and Infrastructure, and the Office of Environment and Heritage, continued working towards achieving their NSW 2021 Goal. Activities included:

Place downward pressure on the cost of living (Goal 5)

•

Commenced the sale of surplus government office buildings that will help pay for, in the 2013-14 Budget, a $483 million boost to housing in NSW. Sale funds will be invested in new housing land releases. The first tranche of sales includes properties in Wollongong, Newcastle, Penrith and Queanbeyan, and in Sydney: McKell Building, Bligh House, and 207 Kent Street. The marketing of these properties commenced in October 2012 and the process is on track to be finalised by the end of June 2013.

•	Provided housing for more than 227,000 public housing tenants and delivered 514 new homes under the Public Housing New Supply Program for social housing in NSW.

•

Delivering on the commitment for UrbanGrowth NSW (formerly Landcom) to develop 10,000 new housing blocks over four years, with more than 4,000 lots provided to market for new homebuyers - putting downward pressure on house prices and helping improve housing affordability.

•	Developed a long-term plan to deliver up to 172,000 new homes by 2036 near jobs, and infrastructure in 44 new and existing locations.

•

Selected eight Urban Activation Precincts (UAPs) in March 2013 which will provide up to 30,000 new homes. A Planning Study and draft Development Control Plan for two of these UAPs (North Ryde Station and Epping Town Centre) have been prepared and exhibited. Extensive stakeholder consultation was undertaken and a Community Reference Group for both precincts was established to engage with stakeholders and the community.

•

Identified and progressed action to develop 15,850 potential new housing lots as part of the Potential Housing Sites Program in March 2013. In addition, five precincts in the North West and South West Growth Centres (Austral, Leppington North, Box Hill,

Finance and Services Cluster

Box Hill Industrial and East Leppington (Camden and Campbelltown LGA)) were rezoned to provide land for 30,250 homes and 29,000 jobs.

NSW 2021 Performance Report 2013-14	5 - 1

•

Exhibited draft plans for eight station precincts along the North West Rail Link (Cudgeong Road, Rouse Hill, Kellyville, Bella Vista, Norwest, Showground, Castle Hill and Cherrybrook). These eight precincts will deliver 27,400 new homes by 2036.

•

Released the planning White Paper - A new planning system for NSW. It includes a new proposal for state and local developer contributions that is simpler and more transparent, and aims to ensure that essential infrastructure for housing development is delivered on time.

•	Continued to administer the Payroll Tax Rebate Scheme - Jobs Action Plan that gives employers an incentive to increase the number of their full-time equivalent employees.

•

Amended the Home Building Act 1989 to reduce costs and administrative burdens for small residential building projects and to generally improve market efficiency. This was done by reducing structural warranties to six years and non-structural warranties to two years.

•	A second, broader review of the earlier amendments to the Home Building Act 1989 to address ongoing issues such as licensing, defects, dispute resolution and warranties.

•

Initiated the review and reform of five statutes dealing with the development and management of strata and community schemes. Public consultation began in late 2012, followed by stakeholder roundtables held in February and March 2013.

•

Initiated the review of motor trade legislation as part of the Red Tape Reduction and Regulatory Reform Program. The drafting of the Bill commenced in April 2013 to create a consolidated Act with clear upfront aims and objectives for the regulation of the industry and effective consumer protection.

•

Proposed reforms to the Compulsory Third Party scheme through the Motor Accident Injuries Amendment Bill 2013, which aim to reduce the average passenger vehicle premium by up to 15 per cent and extend benefits to about 7,000 additional injured motor accident victims each year.

•	Supported 63,000 NSW low income households to March 2013 to reduce energy use through the Power Savings Kit, saving households more than $29 million p.a. since the program commenced in 2010.

•	Assisted 684 businesses to achieve cost savings of $88.2 million p.a. through enhanced resource efficiency and improved waste management.

•

Engaged more than 1,000 businesses in the National Australian Built Environment Rating System to rate their premises and report on improved resource efficiency. Re-rated buildings are now achieving energy and water bill savings of more than $24 million p.a. in the NSW commercial building sector.

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Finance and Services Cluster

•	Supported new businesses to reduce energy use and costs under the Energy Saver and Energy Efficiency for Small Business Programs. Annual ongoing savings of $28.5 million are being realised.

•

Finalised the data and evaluation program to evaluate energy efficiency outcomes. It will deliver the most robust evidence yet collected in Australia on the effectiveness of energy efficiency programs.

•

Issued the Affordable Housing Taskforce’s draft report to Government. It presented options for a new affordable housing policy. The Taskforce is preparing a draft policy that aligns with the new planning system.

•	Released analysis of monthly housing monitoring of residential activity in the Sydney Region since July 2011. Quarterly housing monitoring reports also provide in-depth analysis of activity.

•

Continued developing a framework for Growth Infrastructure Planning to identify infrastructure required to meet new housing needs. This includes developing an evidence base, analysis and decision-making assessment.

•

Commenced development of the Western Sydney Growth Infrastructure Plan. This includes a pilot project covering key green field release areas that focused on enabling infrastructure (roads, water, sewerage and electricity) provided by the State.

•	Tasked release area delivery managers with identifying and addressing housing delivery issues. They began consultation with developers, Councils, infrastructure agencies and landowners.

•	Addressed systemic planning issues relating to riparian corridors and bushfire planning.

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Finance and Services Cluster

Key Initiatives

The Finance and Services Cluster, together with the Department of Planning and Infrastructure, and the Office of Environment and Heritage, will deliver the following key initiatives to meet their NSW 2021 Goal:

Place downward pressure on the cost of living (Goal 5)

•	Continuing to identify surplus Government properties to release funds that can be invested in new housing land releases.

•

Finalising a package of reforms to strata and community title laws. These regulate the development, registration and management of strata and community schemes. This follows consultation, including a series of roundtable meetings with the community, business and stakeholders. A Position Paper is expected to be released in mid-2013 while legislation is being drafted.

•

Reviewing the Home Building Act 1989 to minimise administrative costs and burdens relating to residential building work and to ensure a more efficient market. The review is considering issues such as simplifying of the Act and assessing whether the current home warranty insurance scheme imposes unnecessary costs and regulations on builders and homeowners. A comprehensive package of reforms has been developed for the Government’s consideration after public consultation and stakeholder roundtables. It is expected that a Position Paper will be released in mid-2013 while legislation is being drafted.

•	Investigating further the long-term potential of 13 other sites for 60,000 new homes through local and state planning processes.

•	Finalising plans for eight station precincts along the North West Rail Link. These eight precincts will deliver 27,400 new homes by 2036.

•

Rezoning four precincts (Catherine Fields (part), Marsden Park, East Leppington (Liverpool LGA), Leppington) for an estimated 22,040 new homes. Details of another three precincts (Riverstone East, Vineyard and West Schofields (part)) are to be publicly exhibited for proposed residential zonings. They identify a further 8,200 homes.

•	Addressing impediments to housing delivery and accelerating supply of housing through the Housing Supply Taskforce.

•	Helping deliver through the Affordable Housing Taskforce new planning policy and initiatives for affordable housing through community engagement.

•	Releasing Growth Infrastructure Plans for Western Sydney, the Lower Hunter and the Illawarra.

•

Undertaking master planning for six urban activation precincts (Herring Road – Macquarie Park, Randwick, Anzac Parade South, Carter Street – Lidcombe, Wentworth Point and Mascot Station) in 2013-2014. Planning for each precinct will be informed by an extensive community and stakeholder consultation process.

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Finance and Services Cluster

•	Investigating additional urban activation precincts for nomination in 2013-2014.

•

Holding developer forums in North West and South West Sydney to identify and solve housing delivery issues. These will include detailed investigations into fragmented land release areas to identify infrastructure projects that could be fast tracked to unlock development.

•	Resolving systemic planning issues relating to biodiversity and Aboriginal cultural heritage to improve housing supply.

•	Preparing a new land release policy to support housing and employment growth in green field areas.

•

Preparing guidelines that ensure essential infrastructure for housing development is coordinated and delivered on time. The guidelines will help prepare Local Infrastructure Plans and Growth Infrastructure Plans.

•

Developing an improved suite of energy efficiency programs through an Energy Efficiency Action Plan. These are to grow and mature energy efficiency markets, and support NSW household and business participation in the market in order to achieve bill savings.

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Finance and Services Cluster

Performance Information

The graphical representation in this report provides a quick reference guide to the direction of change. Generally, the first data point is the baseline; where there is only a single data point it has not been graphed. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports

Goal 5:	Place downward pressure on the cost of living

Downward pressure was placed on electricity bills by ensuring integration of the three state-owned electricity network businesses delivers efficiencies and funds energy rebates. The Government’s decision to cap the dividends paid by State Owned Corporations is also placing downward pressure on utilities prices.

Help was given to 63,000 lower income households to reduce their electricity bills by more than $29 million p.a. through the Home Power Savings Program and distribution of Power Savings Kits. A new online application process also made it easier for eligible families to apply for the Family Energy Rebate.

A major cost of living in NSW is housing. The Government is working on a range of fronts to bring down housing costs. New housing approvals have increased from record lows in 2009 by over 30 per cent in 2012. More new homes were approved in NSW in the year to April 2013 than at any time since July 2005. This has provided greater housing supply, greater housing choice, and significantly improved housing affordability.

It is also planned to continue to expand housing supply by delivering up to 172,000 new home sites by 2036. The Government is financing the essential infrastructure required to unlock this new housing supply by recycling, in the 2013-14 Budget, $483 million in capital previously tied up in surplus government properties.

Stamp duty concessions and the First Home Owners Grant continue to be targeted at newly constructed homes. Further measures to bring down the cost of housing include streamlining development assessment, which will save home builders and renovators up to $174 million p.a. Electronic conveyancing, also being introduced, is expected to save property purchasers up to $46 million p.a.

For motorists, the Government recently announced changes to the Compulsory Third Party insurance scheme that will reduce their premiums by up to 15 per cent.

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Finance and Services Cluster

Targets

5.1	Improve housing affordability and availability

5.1.1	Facilitate the delivery of 25,000 new dwellings per year

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 5.1.1.1: The number of completed dwellings added to existing stock each year, from Metropolitan Development Program data (sourced from Sydney Water connections data which adjusts for demolitions)	no.	15,317	15,591	20,880[i]

Baseline: In 2010-11, there were 15,317 net dwelling completions.

[i]	Based on production to date in 2012-13 and historic trends. Year to date number for 2012-13 (July to February) is 13,288.

5.1.2	Increase the available green field ‘zoned and trunk serviced’ lots to always be above 50,000

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 5.1.2.1: The potential dwelling capacity of land provided with trunk water and sewer services available each year from the Metropolitan Development Program data	no.	72,452	n.a.	n.a.	Target achieved[i]

Baseline: At July 2011, there were 72,452 zoned and trunked service lots available.

[i]

The target has been achieved for two consecutive years: 72,452 in 2011-12 and 72,350 in 2012-13. The estimated actual for 2012-13 is based on servicing data provided by Sydney Water in 2012. As at December 2012, there were 69,410 zoned and trunked service lots available.

5.1.3 Increase uptake of ‘empty nester’ opportunities

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 5.1.3.1: Annual number of applications of those taking up the Senior’s Principal Place of Residence Duty Exemption opportunity	no.	361	640[i]	N/Aii

Baseline: The senior’s exemption from 1 July 2010 to 30 June 2011 was 361.

[i]	In 2011-12 the coverage of the scheme was broadened to include people 55 years or older.
ii	This scheme was discontinued on 30 June 2012.
iii	Represents data for the baseline (361) and 2011-12 (640).

NSW 2021 Performance Report 2013-14	5 - 7

Finance and Services Cluster

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 5.1.3.2: Annual property value of those taking up the Senior’s Principal Place of Residence Duty Exemption opportunity	$ million	4.8	9.4[i]	N/Aii

Baseline: Property value of the Seniors’ exemption from 1 July 2010 to 30 June 2011 was $4.83 million.

[i]	In 2011-12 the coverage of the scheme was broadened to include people 55 years or older.
ii	This scheme was discontinued on 30 June 2012.
iii	Represents data for the baseline ($4.8m) and 2011-12 ($9.4m).

5.2	Contain electricity costs through efficient energy use

5.2.1	Assist business and households to realise annual energy savings of 16,000 GWh by 2020 compared to ‘business as usual’ trends

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 5.2.1.1: Number of GWh of energy saved, compared to business as usual trends[i]	GWh	0	2,347	3,705

Baseline: The baseline of ‘business as usual’ trends means energy use with no energy efficiency programs in place. The baseline is zero energy savings for 2010.

[i]

A revision to the method of estimating annual savings from the Energy Savings Scheme (ESS) has resulted in revised data figures. Previous estimates used the ESS target as the estimated annual savings. The new method accounts for forward certificate creation to provide a more accurate profile of energy savings over time. While there is a material reduction of estimated energy savings from the ESS in 2011, the projected energy savings from the ESS in 2020 have been revised upwards and are more accurate.

5.2.2	Support 220,000 low income households reduce energy use by up to 20% by June 2014

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 5.2.2.1: Reduction (as a percentage) in energy use across low income households	no.	40,948	115,508	200,000[i]

Baseline: As of June 2011, 41,000 households have been assisted with an average saving of 15%, through the Home Power Savings Program.

[i]	Projected take up of the program at June 2013 is 200,000 based on current data trends. As at 31 March 2013 it was 178,000, which represented 63,000 new households.

Note:	n.a. = not available

N/A = not applicable

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6.	Health Cluster

NSW 2021 Goals

The Health Cluster is the lead for the following NSW 2021 Goals:

•	Keep people healthy and out of hospital (Goal 11)

•	Provide world class clinical services with timely access and effective infrastructure (Goal 12).

Progress in 2012-13

In 2012-13, the Health Cluster continued working towards achieving its NSW 2021 Goals. Activities included:

Keep people healthy and out of hospital (Goal 11)

•	Strengthened preventive health by:

•	Commencing implementation of the NSW Tobacco Strategy 2012-2017. This strategy outlines the actions that the Government will take to reduce the harm which tobacco causes in the community.

•	Amending the Smoke-free Environment Act 2000 to reduce exposure to second-hand smoke. The changes make the following settings smoke-free from 2015:

•	Public playgrounds within 10 metres of children’s play equipment

•	Open areas of public swimming pools

•	Major sporting facilities

•	Public sports grounds

•	Public transport stops and stations

•	Within four metres of the entrance to a public building, and

•	Commercial outdoor dining areas.

•

Establishing a Ministerial Advisory Committee on Preventive Health. It will provide advice about strategies to keep people healthy and out of hospital. The Office of Preventive Health was established in Western Sydney to coordinate key statewide preventive health programs and report on the achievements of the Preventive Health Fighting Fund.

•	Launched evidence-based public education campaigns that:

•	Increase awareness of the risks of smoking and motivate existing smokers to quit.

•	Target risky drinking through a $2.5 million investment in campaigns.

•

Motivate greater participation in cervical screening through use of mass media and new reminder strategies. This campaign included a pilot program of having general practitioners notify women who are overdue for a Pap test.

•	Developed the NSW Government response to the NSW Health & Medical Research Strategic Review 2012 and began implementing its recommendations.

•	Invested over $37 million in the Medical Research Support Program.

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Health Cluster

•	Developed the NSW Aboriginal Health Plan 2013-2023 which sets out six key strategic directions to close the gap in Aboriginal health outcomes.

•	Established a Mental Health Commission and appointed a Mental Health Commissioner to provide strategic direction for mental health.

•	Commenced implementing a NSW Healthy Children’s Initiative.

•	Invested $1.8 million in an Involuntary Drug and Alcohol Treatment Service.

Provide world class clinical services with timely access and effective infrastructure (Goal 12)

•	Re-organised the health system to focus on patients by conducting and progressively implementing a governance review that:

•

Devolved the management of public hospitals to Local Health Districts (LHDs) and Specialty Health Networks. This is to ensure that those working closest to the patient are empowered to make decisions about patient care.

•

Strengthened the role of the existing four pillars to work with the Ministry for Health and to support LHDs in health care design, standards, reporting education and associated policy. Created NSW Kids & Families as the fifth pillar, and through a legislative amendment, brought the Cancer Institute of NSW into the Health Cluster as the sixth pillar.

•	Replaced the Department of Health with a leaner NSW Ministry of Health focused on advisory, regulatory and public health system management functions.

•	Realised the potential of statewide and shared services to improve efficiencies and develop economies of scale across the health system. Initiatives included establishing NSW Health Pathology.

•	Developed a four-year $4.7 billion health infrastructure plan and 10-year Total Asset Management Plan to rebuild hospitals across the State.

•	Introduced Activity Based Funding for acute inpatients and emergency departments (Stage 1). This links funding to clinical care at the local level for the first time.

•

Purchased an additional 38,000 cost-weighted separations (hospital admissions weighted for cost and complexity) in 2012-13, which is equivalent to 369 beds. Under Activity Based Funding, which was introduced on 1 July 2012, funding has shifted from a fixed annual allocation for new beds to funding patient volumes.

•	Developed the Government’s reform plan for the Ambulance Service of NSW after an independent review of governance, funding and operational arrangements.

•	Increased the nursing and midwifery workforce by 4,000, which is significantly higher than the Government’s election commitment of 2,475 additional nurses.

•

Reviewed and streamlined the Isolated Patients Travel and Accommodation Assistance Scheme. The Government has invested an extra $7 million p.a. ($28 million over four years) to increase travel and accommodation subsidy rates and introduce new distance criteria to help people in rural and remote areas receive specialist medical treatments.

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•

Began implementing the NSW Pain Management Plan 2012-2016. It will deliver a statewide system of pain management services specifically targeted at improving access to patient centred care and improving patient journeys.

Key Initiatives

The Health Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Keep people healthy and out of hospital (Goal 11)

•	Implementing the NSW Tobacco Strategy 2012-2017. It will particularly address the high prevalence of smoking in Aboriginal communities and specific at-risk groups, such as pregnant Aboriginal women.

•	Working with the Aboriginal Health and Medical Research Council, Local Health Districts and other partners to implement the NSW Aboriginal Health Plan 2013-2023.

•

Developing a cross-government strategy to address adult and child overweight and obesity rates in NSW and implementing the Healthy Children’s Initiative (2013-2017) and the Healthy Worker Initiative (2013-2017) to enhance healthy eating and physical activity amongst children and adults.

•	Implementing the NSW HIV Strategy 2012-2015 to achieve targets for HIV prevention, treatment, care, research and workforce development.

•	Implementing the National Partnership Agreement on Treating More Public Dental Patients and treating more public dental patients with new funding of $50 million in 2013-14.

•	Driving research excellence and delivering new treatments and diagnostic techniques by implementing the NSW Government Response to the NSW Health and Medical Research Strategic Review and:

•	Implementing the Medical Devices Fund

•	Implementing the Research Hub strategy to foster collaboration and sharing of high cost infrastructure across eight research hubs in NSW, and

•	Investing in core research infrastructure through the development of a Biobanking Framework and a bioinformatics strategy.

•	Increasing organ donation rates toward a 70% target by implementing the Increasing Organ Donation in NSW: Government Plan 2012.

Provide world class clinical services with timely access and effective infrastructure (Goal 12)

•

Delivering a new State Health Plan for NSW along with a Rural Health Framework, the NSW Women’s Health Framework for Women’s Health 2013 and an End of Life Framework to guide the system to deliver health priorities and improved health outcomes.

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Health Cluster

•	Investing in further systems, processes and training to support LHDs and Specialty Health Networks to operate effectively within the devolved governance structure now in place across NSW Health.

•	Working with the Mental Health Commission to develop a draft strategic plan for the NSW mental health system by 2014.

•

Introducing Activity Based Funding (Stage 2) for mental health, subacute and non-admitted services and the use of an efficient cost for small block funded facilities, and refining the purchasing and funding framework for NSW Health from 1 July 2013.

•	Delivering the Whole of Hospital Program to achieve improved patient flow, reduce pressure on emergency departments and enable discharge of patients to appropriate care in the community.

•

Delivering new models of acute patient care (stroke reperfusion, pre-hospital thrombolysis in acute myocardial infarction), subacute patient care (rehabilitation and palliative care) and mental health patient care (eating disorders, adult headspace model and return to work integrated service delivery model).

•	Implementing the Government’s reform plan for the Ambulance Service of NSW and developing a Government response to an independent review of aeromedical (rotary wing) retrieval services.

•	Driving quality and safety by implementing the new national accreditation standards developed by the Australian Commission on Safety and Quality in Health Care.

•	Supporting technology and innovation in health care through implementing the e-Health NSW Plan and governance structure.

•

Implementing the Health Professionals Workforce Plan 2012-2022, in particular the Leadership Framework and Programs and investing in the health workforce. Funding will be provided in 2013-14 for 80 more clinical nurse/midwife educators and clinical nurse/midwife specialists. The Framework will also support medical and generalist training positions and new graduates in allied health through professional entry clinical training and further skilling of the existing workforce.

•	Delivering a Public Private Partnership model for the new Northern Beaches Hospital.

•

Delivering a strategic plan to further embed the Essentials of Care Program. This builds a framework to improve nursing and midwifery practice and patient experiences, engagement and satisfaction with the quality of care.

•	Delivering the NSW Palliative Care plan to increase access to palliative care services particularly in the community.

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Performance Information

The graphical representation in this report provides a quick reference guide to the direction of change. Generally, the first data point is the baseline; where there is only a single data point it has not been graphed. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports

Goal 11:	Keep people healthy and out of hospital

The Health Cluster made substantial progress in 2012-13 towards achieving its goal of keeping the people of NSW healthy and out of hospital.

The Office of Preventive Health was opened in Western Sydney. It will oversee and coordinate the NSW Government’s $120 million Preventive Health Fighting Fund.

The Health Cluster has already achieved significant reductions in smoking rates through the implementation of the NSW Tobacco Strategy 2012-2017 and the gradual implementation of new legislation. It is expected that this downward trend will continue. Through an amendment to legislation, NSW now has one of the most progressive tobacco reform agendas in Australia.

Through evidence-based public health and education campaigns the Cluster is also expecting to see a stabilising trend in overweight and obesity rates and a gradual decline trend in risk drinking.

Targets

11.1	Reduce smoking rates

11.1.1	Reduce smoking rates by 3% by 2015 for non-Aboriginal people and by 4% for Aboriginal people

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 11.1.1.1: Proportion of non-Aboriginal adults aged 16 and over who are current smokers	%	15.4	13.7	13.2

Baseline: In 2010, the smoking rate for non-Aboriginal adults was 15.4%.

	Units	Baseline	2010-13 Est Actual	Trend

Measure 11.1.1.2: Proportion of Aboriginal adults aged 16 and over who are current smokers	%	33.9	n.a.[i]	n.a.

Baseline: In 2006-2009, the smoking rate for Aboriginal adults was 33.9%.

[i]	The data is from the NSW Population Health Survey, NSW Ministry of Health. Data for this measure are compiled every four years due to the small sample size each year.

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11.1.2	Reduce the rate of smoking by non-Aboriginal pregnant women by 0.5% per year and by 2% per year for pregnant Aboriginal women

	Units	Baseline	2012 Est Actual	2013 Est Actual	Trend[i]

Measure 11.1.2.1: Proportion of non-Aboriginal women who smoked at any time during pregnancy	%	10.0	n.a. [i]	n.a.

Baseline: In 2010, the proportion of non-Aboriginal women who smoked during pregnancy was 10.0%.

[i]	Source: Perinatal Data Collection. 2012 data is currently being processed and will be available by end 2013.
ii

Represents data for baseline (10%) and 2011 (9.8%). In 2011 the reporting of smoking during pregnancy was changed. It reported smoking during the first and second half of pregnancy separately, rather than any time during the pregnancy. This means data provided after 2011 are not directly comparable to the baseline.

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 11.1.2.2: Proportion of Aboriginal women who smoked at any time during pregnancy[i]	%	47.9	n.a.	n.a.

Baseline: In 2010, the proportion of Aboriginal women who smoked during pregnancy was 47.9%.

[i]	Source: Perinatal Data Collection. 2012 data is currently being processed and will be available by end 2013.
ii	Represents data for the baseline (47.9%) and 2011 (52.2%).

11.2	Reduce overweight and obesity rates

11.2.1	Reduce overweight and obesity rates of children and young people (5-16 years) to 21% by 2015

	Units	Baseline	2011 Actual	2012 Est Actual	Trendiv

Measure 11.2.1.1: Proportion of children (5-16 years) who are overweight or obese
NSW School Physical Activity and Nutrition Survey (SPANS)%		22.8[i]	n.a.ii	n.a.iii	n.a.
Population Health Surveyiii	%	29.6	31.6	n.a.

Baseline: In 2010, the rate of overweight and obesity for children and young people 5-16 years of age was 22.8%i.

[i]	The baseline figure is from the 2010 NSW SPANS.
ii	The SPANS data are available every 4 years; the next survey will be in 2014.
iii	Population Health Survey is used to provide an interim data set for reporting against this measure.
iv	Population Health Survey – represents data for 2010 (29.6%) and 2011 (31.6%) .

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11.2.2	Stabilise overweight and obesity rates in adults by 2015, and then reduce by 5% by 2020

	Units	Baseline	2012 Est Actual	2013 Est Actual	Trendii

Measure 11.2.2.1: Proportion of overweight or obese adults aged 16 years and over	%	54.3	53.9[i]	n.a.

Baseline: In 2010, the rate of adult overweight and obesity was 54.3%, according to Body Mass Index (BMI) calculated from self-reported height and weight.

[i]	The figure for 2012 is an estimate based on a projection.
ii	Represents data for the baseline (54.3%), 2011 (52.2%) and 2012 (53.9%).

11.3	Reduce risk drinking

11.3.1	Reduce total risk drinking to below 25% by 2015

	Units	Baseline	2012 Actual	2013 Est Actual	Trendii

Measure 11.3.1.1: Proportion of adults aged 16 and over who drink more than 2 standard drinks on a day when they drink alcohol	%	29.9	27.8[i]	n.a.

Baseline: In 2010, 29.9% of adults aged 16 years and over consumed more than two standard drinks on a day when they drink alcohol.

[i]	Source: NSW Population Health Survey
ii	Represents data for the baseline (29.9%) and 2011 (29.6%) and 2012 (27.8%).

11.4	Close the gap in Aboriginal infant mortality

11.4.1	Halve the gap between Aboriginal and non-Aboriginal infant mortality rates by 2018

	Units	Baseline	2009-11 Actual	2010-12 Est Actual	Trendiii

Measure 11.4.1.1: The number of deaths in Aboriginal children aged up to 1 year per 1,000 live births	no.	6.8	4.5[i]	n.a.ii

Baseline: In 2007-2009, the mortality rate among Aboriginal infants was 6.8 per 1,000 live births.

[i]	Source: Three calendar year rolling average extracted from Australian Bureau of Statistics (ABS), Deaths, Australia, Cat. No. 3302.0
ii	ABS data for 2012 not yet available.
iii	Represents data for the baseline (6.8), 2008-10 (5.2) and 2009-11 (4.5).

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11.5	Improve outcomes in mental health

11.5.1	Reduce mental health readmissions within 28 days to any facility

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 11.5.1.1: Proportion of separations from an acute public mental health unit which were followed by readmission within 28 days to any other NSW acute public mental health unit	%	15.8	15.4	15.4[i]

Baseline: In 2010-11, 15.8% of patients discharged from an acute public mental health unit were readmitted to any other NSW acute public mental health unit within 28 days.

[i]	Actual result for the July-December 2012 reporting period.

11.5.2	Increase the rate of community follow-up within 7 days of discharge from a NSW public mental health unit [i]

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 11.5.2.1: Proportion of clients discharged from an acute public mental health unit who are seen by a community mental health team within 7 days of that discharge	%	47.6	51.2	54.0ii

Baseline: In 2010-11, 48% of patients received community follow-up within seven days of discharge from an acute public mental health unit.

[i]	The target rate is 70%.
ii	Represents actual result for the July-December 2012 reporting period excluding Hunter New England Local Health District (LHD).

11.5.3	Increase the number of adults and adolescents with mental illness who are diverted from court into treatment

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 11.5.3.1: Number of adults and adolescents with mental illness who are diverted from court into treatment	no.	1,639	2,189	2,200[i]

Baseline: In 2010-11, there were 1,229 adults and 410 adolescents with mental illness that were diverted from court into community treatment.

[i]	Estimated actual for 2012-13 based on July to December 2012 actual data extrapolated to the full year.

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11.6	Reduce potentially preventable hospitalisations

11.6.1	Reduce the age-standardised rate of potentially preventable hospitalisations by 1% for non-Aboriginal people and by 2.5% for Aboriginal people by 2014-2015

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 11.6.1.1: The age-adjusted rate of admissions for potentially avoidable hospitalisations (also known as ambulatory care sensitive conditions) for non Aboriginal people	Rate per 100,000	2,423.7	2,344.3	n.a.

Baseline: In 2009-10 the potentially preventable hospitalisations rate: Non-Aboriginal was 2,423.7 per 100,000.

[i]	Represents data for the baseline (2,423.7), 2010-11 (2,323.1) and 2011-12 (2,344.3).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 11.6.1.2: The age-adjusted rate of admissions for potentially avoidable hospitalisations (also known as ambulatory care sensitive conditions) for Aboriginal people	Rate per 100,000	5,937.4	6,486.3	n.a.

Baseline: In 2009-10 the potentially preventable hospitalisations rate: Aboriginal was 5,937.4 per 100,000.

[i]	Represents data for the baseline (5,937.4), 2010-11 (5,815.7) and 2011-12 (6,486.3).

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Goal 12:	Provide world class clinical services with timely access and effective infrastructure

In 2012-13 there was a concerted effort across the NSW health system to continue to deliver world class clinical services with timely access and effective infrastructure. The reorganisation of the governance of the NSW health system has seen the devolution of management and decision making to Local Health Districts and Specialty Health Networks. This has resulted in a much leaner and more focused central office in the NSW Ministry of Health, with improvements in transparency and accountability and strengthened clinical engagement.

Key Government commitments have also been delivered. This includes a significant investment in nurses, with the Government’s commitment to achieving 2,475 additional nurses over four years exceeded. This figure has now reached an additional 4,000 nurses since March 2011.

The Government has committed $4.7 billion over four years towards the NSW Health capital works program for effective infrastructure. A number of capital works projects, including hospital expansions and redevelopments, progressed during 2012-13.

During 2012 the rate of Staphylococcus aureus (staph) bloodstream infections in NSW hospitals was reduced to one per 10,000 patient bed days. This compares to the national benchmark of two per 10,000 patient bed days.

The system is on target to continue to meet and exceed the National Elective Surgery Targets for semi-urgent and non-urgent patients, resulting in more timely surgery for the people in NSW. There is also an increased volume of elective surgery procedures being undertaken in the system. An additional 5,186 elective surgery procedures in 2011-12 were performed above the 2010-11 level.

Targets

12.1	Reduce hospital waiting times

12.1.1	Planned surgical patients admitted within clinically appropriate time (%)

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.1.1.1: Planned surgical patients admitted within clinically appropriate time (COAG agreed target): Category 1 patients admitted for elective surgery within 30 days (target 96%i )%	92.6	94.0	97.0ii

Baseline: In 2010-11, 92.6% of Category 1 patients were admitted within the clinically appropriate time.

[i]	National Elective Surgery Targets are based on calendar year as per the National Performance Agreement. The 2012 target is 96% and the 2013 target will be 100%.
ii	Estimate is based on year to date March figures.

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Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.1.1.2: Planned surgical patients admitted within clinically appropriate time (COAG agreed target): Category 2 patients admitted for elective surgery within 90 days (target 90%i )%	89.6	90.0	93.0ii

Baseline: In 2010-11, 89.6% of Category 2 patients were admitted within the clinically appropriate time.

[i]	National Elective Surgery Targets are based on calendar year as per the National Performance Agreement. The 2012 target is 90% and the 2013 target will be 93%.
ii	Estimate is based on year to date March figures.

12.1	Reduce hospital waiting times

12.1.1	Planned surgical patients admitted within clinically appropriate time (%)

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.1.1.3: Planned surgical patients admitted within clinically appropriate time (COAG agreed target): Category 3 patients admitted for elective surgery within 365 days (target 92%i )%	91.7	92.0	93.5ii

Baseline: In 2010-11, 91.7% of Category 3 patients were admitted within the clinically appropriate time.

[i]	National Elective Surgery Targets are based on calendar year as per the National Performance Agreement. The 2012 target is 92% and the 2013 target will be 95%.
ii	Estimate is based on year to date March figures.

12.1.2	Time from triage to commencement of clinical treatment meets national benchmarks (%)

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.1.2.1: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 1 patients be treated within 2 minutes - Target 100%	%	100	100	100[i]

Baseline: In 2010-11: 100% of Triage 1 patients commenced treatment within the benchmark time.

[i]	Estimate is based on year to date March figures.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.1.2.2: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 2 patients be treated within 10 minutes - Target 80%	%	83	80	83[i]

Baseline: In 2010-11: 83% of Triage 2 patients commenced treatment within the benchmark time.

[i]	Estimate is based on year to date March figures.

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	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.1.2.3: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 3 patients be treated within 30 minutes - Target 75%	%	71	75	72[i]

Baseline: In 2010-11: 71% of Triage 3 patients commenced treatment within the benchmark time.

[i]	Estimate is based on year to date March figures.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.1.2.4: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 4 patients be treated within 60 minutes - Target 70%	%	73	74	76[i]

Baseline: In 2010-11: 73% of Triage 4 patients commenced treatment within the benchmark time.

[i]	Estimate is based on year to date March figures.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.1.2.5: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 5 patients be treated within 120 minutes - Target 70%	%	88	89	92[i]

Baseline: In 2010-11: 88% of Triage 5 patients commenced treatment within the benchmark time.

[i]	Estimate is based on year to date March figures.

12.2	Improve transfer of patients from emergency departments to wards

12.2.1	Achieve the COAG agreed national emergency department (ED) access target of 90% of persons attending ED staying four hours or less over the next four years 2012–2015

Units	Baseline	2011 Actual	2012 Actual	Trend

Measure 12.2.1.1: Number of patients whose length of stay in ED is four hours or less, as a proportion of the total number of ED presentations reported in that assessment period (measured as a calendar year average)

%	61.8	60.5[i]	61.1[i]

Baseline: The baseline for NSW is 61.8% which is derived from the 2009-10 Non-Admitted Patient ED Care National Minimal Data Set.

[i]

Whilst the baseline for this data is reported on a financial year basis subsequent years have been reported on a calendar year basis as agreed under Clause C34 of the National Partnership Agreement on Improving Public Hospital Services (NPA-IPHS). This is consistent with National reporting by the COAG Reform Council and the Australian Institute of Health and Welfare.

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12.3	Reduce unplanned readmissions

12.3.1	Reduce current rates of unplanned and unexpected hospital readmissions as percentage of total hospital admissions (5% per annum over 4 years)

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.3.1.1: Unplanned readmission of a patient within 28 days following discharge to the same facility	%	6.4	6.6	6.6[i]

Baseline: In 2010-11, the rate of unplanned readmissions was 6.4%.

[i]	Estimate is based on year to date March figures.

12.4	Decrease healthcare associated bloodstream factors

12.4.1	Improve on performance and remain below COAG benchmark for Staphylococcus aureus (staph) bloodstream infection rate per 10,000 patient bed days

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 12.4.1.1: Staphylococcus aureus (staph) bloodstream infections rate per 10,000 occupied bed days	Rate per 10,000	1.2	1.0	1.0[i]

Baseline: In 2010-11, the rate of staph bloodstream infections was 1.2 per 10,000 patient bed days based on the new national definition (CI 2.1-CI 2.4).

[i]	Estimate is based on year to date March figures.

12.5	Ensure all publicly provided health services meet national patient safety and quality standards

12.5.1	Ensure all publicly provided health services meet national patient safety and quality standards

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendii, iii

Measure 12.5.1.1: All publicly provided health services meet national patient safety and quality standards within a COAG agreed timeframe - hospitals	%	73	93	n.a.[i]

Measure 12.5.1.2: All publicly provided health services meet national patient safety and quality standards within a COAG agreed timeframe - hospital beds	%	82	95	n.a.[i]

Baseline: A national baseline will be determined in accordance with COAG processes. In 2009-10 in NSW, 73% of hospitals were accredited and 82% of hospital beds were accredited.

[i]	Estimates for 2012-13 are not available due to a change in accreditation processes in 2013. This will result in a change in the baseline data in line with COAG and National Accreditation.
ii	12.5.1.1 represents data for baseline (73%), 2010-11 (85%) and 2011-12 (93%).
iii	12.5.1.2 represents data for baseline (82%), 2010-11 (85%) and 2011-12 (95%).

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12.6	Increase patient satisfaction

12.6.1	Improvement on previous year’s Patient Experience Survey following treatment: Overall care received (very good, excellent)

	Units	Baseline	2011 Actual	2012 Est Actual	Trend iii

Measure 12.6.1.1: Proportion of patients rating overall care received as very good, excellent on the Patient Experience Survey
All patients	%	69.6	69.2	n.a.[i]
Aboriginal patients	%	68.0	69.4ii	n.a.[i]

Baseline: In 2010, 70% of patients rated their overall care received as ‘very good, excellent’. In 2010, 68% of Aboriginal patients rated their overall care received as ‘very good, excellent’.

[i]

There is no result for 2012 as a patient survey was not done. This was to allow the transition of the survey from NSW Health to the Bureau of Health Information and to allow the Bureau time to review the utility of the existing survey tool.

ii

The baseline and actual data for 12.6.1.1 are not directly comparable due to a different calculation methodology used by a new external survey contractor. Future reports will retrospectively address this issue.

iii	All patients - represents data for the baseline (69.6%) and 2011 (69.2%). Aboriginal patients - represents data for the baseline (68%) and 2011 (69.4%).

Note:	n.a. = not available
N/A = not applicable

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7.	Premier and Cabinet Cluster

NSW 2021 Goals

The Premier and Cabinet Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Invest in critical infrastructure (Goal 19 includes the contributions of the Treasury Cluster)

•	Build liveable centres (Goal 20)

•	Protect our natural environment (Goal 22 includes the contributions of the Trade and Investment, Regional Infrastructure and Services Cluster)

•

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23 is also reported in the Attorney General and Justice chapter 2 and the Trade and Investment, Regional Infrastructure and Services chapter 8)

•	Restore confidence and integrity in the planning system (Goal 29)

•	Restore trust in State and Local Government as a service provider (Goal 30)

•	Improve government transparency by increasing access to government information (Goal 31 includes the contributions of the Attorney General and Justice Cluster)

•	Involve the community in decision making on government policy, services and projects (Goal 32).

Progress in 2012-13

In 2012-13, the Premier and Cabinet Cluster, together with the Public Service Commission, the Treasury Cluster, the Transport Cluster, the Attorney General and Justice Cluster and the Trade and Investment, Regional Infrastructure and Services Cluster continued working towards achieving their NSW 2021 Goals. Activities included:

Invest in critical infrastructure (Goal 19)

•

Allocated infrastructure funding of $61.8 billion over the forward estimates in the 2012-2013 Budget, with a $561 million Building the State package to provide urban infrastructure and accelerate housing construction where it is most needed, including in Western Sydney and regional areas.

•	Delivered the NSW Government State Infrastructure Strategy, the 20 year expert infrastructure strategy to guide government infrastructure investment.

•

Delivered the NSW Long Term Transport Master Plan, the Draft NSW Freight and Ports Strategy, Sydney’s Rail Future: Modernising Sydney’s Trains and Sydney’s Light Rail Future: Expanding public transport, revitalising our city, Sydney’s Ferries Future: Modernising Sydney’s Ferries and established Growth Infrastructure Plans to support increasing Sydney’s supply of new houses.

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Premier and Cabinet Cluster

•	Identified necessary investment of $19.8 billion over 20 years for the highest priority infrastructure to enable economic growth under the NSW Government State Infrastructure Strategy.

•	Established the Restart NSW fund, to contribute to financing priority infrastructure, with 30 per cent of the fund dedicated to regional infrastructure investments.

In total, the Government has committed to about $3 billion in funding allocations from Restart NSW over the Budget and forward estimates period, with further amounts reserved for proposals requiring additional assessment and development. Almost $1 billion of committed allocations relate to NSW regions outside metropolitan Sydney, Newcastle and Wollongong.

The Government’s infrastructure investments include the following:

•	Commenced the North West Rail Link – the largest public transport project in the nation – including letting a contract for early works. Significant stages of the South West Rail Link were completed.

•	Commenced planning for the WestConnex project to complete Sydney’s Strategic Road Network using Restart NSW funding.

•	Delivered priority Pacific Highway projects, including the Kempsey bypass, and started construction on a $1 billion Princes Highway investment.

•

Committed to allocate $15 million towards the procurement of the proposed F3-M2 project, and seek to negotiate a final binding offer with the proponents before making a final decision on whether to proceed with the project.

•

Aligned major redevelopments of Barangaroo, Darling Harbour and the Sydney International Convention, Exhibition and Entertainment Precinct to increase tourist and convention activity, and to create a new residential neighbourhood. This investment includes interim expo facilities at Glebe Island.

•	Begun the process to fulfil Sydney’s Light Rail Future, including continued construction of the Inner West Light Rail Extension and planning for new light rail services from Randwick to Circular Quay.

•	Commenced Sydney’s Ferries Future: Modernising Sydney’s Ferries, transforming services by introducing better service and more options for customers. Wharves have been upgraded.

•	Funded infrastructure priorities through the Hunter Infrastructure and Investment Fund and Restart NSW identified for the Newcastle CBD, as part of the Newcastle Urban Renewal Strategy 2012.

•	Opened an expression of interest process for the $100 million Restart NSW Illawarra Infrastructure Fund, delivering the benefits of the long-term port lease directly to the community.

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•

Accelerated infrastructure investment by local councils through the Local Government Infrastructure Renewal Scheme, with $394 million in value unlocked in round one and a total of more than $1 billion investment expected in roads, community halls, libraries, parks, sporting grounds and water infrastructure.

•	Increased the capacity of Port Botany by constructing a third terminal that includes five new container berths, and continued construction of the supporting Enfield Intermodal facility.

•	Improved the quality of the State’s roads through a program of road reconstruction, resurfacing and rehabilitation.

Build liveable centres (Goal 20)

•

Released the Draft Metropolitan Strategy for Sydney to 2031 for consultation. It will provide the strategic planning framework for Metropolitan Sydney and the basis for more detailed planning at the sub-regional level, including housing and employment targets for the sub-regions in Sydney in the years 2021 and 2031.

•	Announced a long-term plan to deliver up to 172,000 new homes near jobs and infrastructure across 44 new and existing locations.

•

Produced the North West Rail Link Corridor Strategy, including development of draft Structure Plans for eight station precincts along the route, for which submissions are currently being considered. These new precincts will deliver up to 27,400 potential new homes and 49,500 new jobs by 2035.

•

Increased housing approvals across NSW to 36,394 in 2012, up by 30 per cent from the record lows in 2009 when only 27,944 houses were approved. The number of green field housing sites increased to 4,569, which is up by 122 per cent from record lows in 2007. It is estimated that 20,880 dwellings will be completed in 2012-13, a 30 per cent increase from the number of new dwellings built in 2011-12.

•

Announced eight Urban Activation Precincts as a component of a package of wider housing delivery and jobs initiatives. The eight precincts identified are: North Ryde Station; Epping Town Centre; Herring Road, Macquarie Park; Randwick; Anzac Parade South; Carter Street, Lidcombe; Wentworth Point; and Mascot Station. These precincts are expected to deliver 30,000 new homes by 2036 in places with access to transport, infrastructure, services and jobs.

•

Announced the outcomes of the review of potential housing sites submitted by landowners, supporting immediate action to progress 15,850 potential new housing lots and to investigate a further 60,000 lots in forthcoming local or regional strategies.

•

Released the Newcastle Urban Renewal Strategy 2012 for public exhibition. The strategy sets out an urban renewal framework for the Newcastle city centre and plans for 10,000 additional jobs and 6,000 additional homes by 2036.

•	Exhibited the Voluntary Planning Agreements for Marsden Park Industrial Precinct and Catherine Fields Precinct in November 2012.

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Premier and Cabinet Cluster

•	Released The Lower Hunter over the next 20 years: A Discussion Paper. Submissions on it closed on 31 May 2013.

•	Planning approval was granted for the Pemulwuy redevelopment project in Redfern, to redevelop The Block, enabling 62 affordable homes, 42 student units, shops, parks and other community facilities.

•

Completed 80 Standard Instrument Local Environment Plans (LEPs) since March 2011. This has resulted in the rezoning of land for thousands more homes across the State in partnership with councils. The total number of Standard Instrument LEPs is now 106. Work continued on finalising the remaining 47 LEPs in 2012-13. When complete, each local government area in NSW will have an LEP which sets the local framework for supporting growth in housing and employment across the State.

•	Prioritised the first tranche of the Housing Acceleration Fund, providing $181 million to accelerate infrastructure and bring forward the delivery of 76,000 homes.

•	Improved assessment timeframes for major proposals, with 75 per cent assessed within four months, including 92 per cent of state significant development / infrastructure projects.

•	Simplified the development assessment process, making it easier to get information to applicants and approvals for homes through an Electronic Housing Code system. It is now live with 17 Councils.

Protect our natural environment (Goal 22)

•

Provided 34 Environmental Trust Community Bush Regeneration grants to community groups totalling more than $8 million. This is part of $12 million to support local communities to deliver bush regeneration services.

•	Provided an additional $2 million in Environmental Trust funding to the Foundation for National Parks and Wildlife for grants to landowners with property conservation agreements.

•	Established a new 22 ha. biobank site at Mount Hercules, Razorback and a new biobank site at Orangeville, under the Sydney Growth Centres Biodiversity Offsets program.

•	Approved a further six biobanking sites across NSW. They cover a total of 755 ha.

•	Acquired 10 properties for the national park and reserve system totalling approximately 4,000 ha. Another six properties are under negotiation.

•

Created Berowra Valley National Park (3,876 ha.) and Malabar Headland National Park (18 ha.) and added 5,778 ha. of high conservation value land to existing reserves. This enhances the connectivity of the reserve system and increases park management efficiency.

•

Completed Fox Threat Abatement site plans and commenced monitoring across priority threatened species sites in the Illawarra-South Coast region, South-East region and Mid North Coast region and public lands.

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•

Supported five councils to undertake koala surveys and assessments. Comprehensive Koala Plans of Management are being prepared. Funding of works will manage and enhance koala habitat on private lands in western NSW and with Lismore City Council.

•

Opened new air quality monitoring stations at Camden and Wyong. Real-time air quality monitoring information was extended via web and automated SMS and email alerts to include 40 air quality monitoring stations.

•

Initiated the Dust Stop Program in the Upper Hunter and released the Upper Hunter Air Particles Action Plan. This coordinates 18 new and current projects aimed at reducing particle levels in the Upper Hunter.

•	Progressed the Southern Regional Illegal Dumping Squad agreement, part of a $58 million program to combat illegal dumping.

•	Introduced Pollution Reduction programs on licences to monitor and manage dust from road hauls and stockpiles.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Produced the Integrated Regional Vulnerability Assessment: South East New South Wales Pilot Study which outlines how the region is vulnerable to climate impacts.

•	Provided funding for the five year, $465.7 million Waste Less, Recycle More waste and resource recovery initiative that will transform waste and recycling in NSW.

•	Implemented a number of strategies to increase local involvement in the delivery of significant services. These include:

•	Establishing 15 Local Health Districts and Boards.

•	Implementing Local Schools, Local Decisions, giving Principals and local schools greater authority over their budgets and staffing arrangements.

Restore confidence and integrity in the planning system (Goal 29)

•

Released the White Paper: A New Planning System for NSW and exposure bills. The reforms to the NSW planning system are the most significant in 30 years and include a shift to a more strategic and streamlined system that facilitates sustainable economic growth and positive development outcomes through upfront community and stakeholder engagement. The White Paper proposals will transform the NSW Planning System. It aims to deliver a simpler, more certain and transparent system. The five transformative reforms relate to changing the planning culture, community participation, strategic planning, development assessment and infrastructure.

•

Consultations for the White Paper were held in 19 locations and attended by more than 2,800 people. This followed sessions on the related Green Paper in 10 regions across the State, attended by 1,200 planning practitioners and 330 community members.

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Premier and Cabinet Cluster

•

Analysed the time and cost savings of the proposed planning system reform when compared to the current system. Findings showed that families and businesses could save $174 million p.a. from reforms to development assessment and the resulting reduction in red tape.

•

Introduced new measures to improve the transparency of state significant development assessment, including publishing the recommendations as well as decisions of the Planning Assessment Commission within five days. Public meetings are now routinely held by the Commission as part of its assessment of major projects.

•

Considered a report of a Local Planning Panel which has made recommendations to increase local government involvement in the plan making process and improve the flexible delivery of the Standard Instrument Local Environment Plan program.

•

Amended the Environmental Planning and Assessment Act 1979 (EP&A Act) to clarify the role of development control plans in the development assessment process and allow applicants to provide alternative design solutions to meet established outcomes. The amendments also strengthened the building certification regime by mandating written contracts for certification work and allow councils to better recover the costs of issuing orders under the EP&A Act.

•

Moved towards an independent merit-based decision making model for development applications. There are an increased number of independent regional panels within the Sydney Metropolitan Region to reflect the number of sub-regions.

Restore trust in State and Local Government as a service provider (Goal 30)

•

Developed and prepared new legislation, the Government Sector Employment Bill 2013, which was introduced to Parliament on 23 May 2013. The new Act will replace the old Public Sector Employment and Management Act 2002. It is expected to commence by the end of 2013 when the regulations, rules and contracts have been finalised.

•

Published How It Is: State of the NSW Public Sector Report 2012, which focused on values and ethics, capability and productivity. The Report included findings from the first People Matter Employee Survey 2012 of NSW public sector employee perceptions.

•

Implemented measures to improve public sector accountability including that leadership responsibilities should be clearly set out for each Cluster to clarify the roles of Coordinating and Portfolio Ministers consistent with the findings of the NSW Commission of Audit Interim Report: Public Sector Management.

•	Engaged with other jurisdictions, not-for-profit organisations, the private sector and academia to identify conditions for public innovation.

•	Created an Innovation Index to baseline innovation levels across the public sector. An Innovation Leadership program was designed to help senior executives influence the culture within their agencies.

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•	Progressed development of Service NSW’s delivery of enhanced informational and transactional government services for customers, commencing from July 2013, including:

•	Website

•	24/7 phone contact service

•	One stop shop service centres, with Kiama, Southern Sydney CBD and Tweed Heads amongst the first to roll out.

Improve government transparency by increasing access to government information (Goal 31)

•

The NSW Information Commissioner held a negotiation training program to equip right-to-information officers and privacy practitioners to facilitate access to information and deal with difficult requests or conduct.

•	Provided access to:

•	Real time emergency department waiting times in major NSW hospitals, to help the community make the right choices for their health care.

•	Real time information on train and bus services, through a range of apps.

•	Live traffic updates using apps, website and increasing numbers of electronic motorway signs.

•	Hourly or daily air quality updates from a range of sites across NSW.

•

An expanded real time online booking system through Phase 2 of the National Parks and Wildlife Service website. This brought the number of parks profiled to 180, along with more than 1,000 attractions. It showcases events, activities, themed itineraries and experiences and improved mapping.

Involve the community in decision making on government policy, services and projects (Goal 32)

•

Launched the new Have Your Say website in February 2012. It increased functionality for departments to promote a broader range of consultation. It also rebranded the site and featured consistent design. To date, over 300,000 citizens have visited the site which features a range of government proposals including a new planning system for NSW, Strategic Plan for Mental Health in NSW, regional action plans, review of water sharing plans, wind farm regulation and reforming NSW disability laws.

•

Implemented the Destination 2036: A path together Action Plan with local government. This included the signing with Local Government NSW of the Intergovernmental Agreement to Guide NSW State-Local Government Relations on Strategic Partnerships.

•

Supported the Independent Local Government Review Panel as it undertook extensive consultation in its review of the governance, structural arrangements and boundaries of local government. This included releasing the TCorp Report on the Financial Sustainability of the New South Wales Local Government Sector. It is the first time a comprehensive, independent analysis has been undertaken into the financial sustainability of every council in NSW.

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Premier and Cabinet Cluster

•	Conducted a council-by-council infrastructure audit to gain a clearer understanding of the extent of the infrastructure backlog and the capacity of councils to deal with it.

•

Established the Local Government Acts Taskforce to consider the provisions of the Local Government Act 1993 and City of Sydney Act 1988. The taskforce has consulted widely with the local government sector and community as it develops new, modern legislation that meets the current and future needs of the community and local government.

•

Finalised a review of the Swimming Pools Act 1992 and introduced changes to improve backyard pool safety. These include a State-wide online swimming pools register; council swimming pool inspection programs; and inspections by councils of pools at tourist, visitor and multi-occupancy developments, as well as pools associated with property sale and lease.

•	Introduced The Model Code of Conduct for Local Councils in NSW after a comprehensive review.

•	Consulted widely through the NSW Companion Animals Taskforce to investigate a range of companion animals issues. Its reports are being considered by the Government.

•	Supported 14 local councils that chose to conduct their own local government ordinary elections.

•	Held 30 councillor induction workshops across the State and provided advice for more than 700 new and returning councillors.

Key Initiatives

The Premier and Cabinet Cluster, together with the Public Service Commission, NSW Treasury, the Department of Finance and Services, Transport for NSW and local councils, will deliver the following key initiatives to meet its NSW 2021 Goals including:

Invest in critical infrastructure (Goal 19)

•	Delivering urban infrastructure in the $561 million Building the State package to accelerate housing construction and jobs.

•	Progressing delivery of major public transport infrastructure including the North West Rail Link, South West Rail Link and Sydney’s Light Rail.

•

Starting construction of the Sydney International Convention, Exhibition and Entertainment Precinct in December 2013, to increase Sydney’s international standing as a conference and exhibition destination.

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•	Progressing delivery of a $4 billion program of investment in hospitals, including the new Northern Beaches Health Precinct and upgrades to 12 regional hospitals.

•	Delivering school capacity for increasing public school enrolments. This will include 22 new and upgraded schools.

•

Delivering increased investment in regional areas including the Resources for Regions program in eight mining-affected local government areas. Bridges for the Bush upgrades will be made in 17 locations and nine new regional police stations will be opened.

•	Accelerating infrastructure investment by local councils through the Local Government Infrastructure Renewal Scheme, to facilitate more than $1 billion to deal with an infrastructure backlog.

•	Implementing the NSW Freight and Ports Strategy, including relieving freight pinch points in regions around Port Botany, the Bridges for the Bush program and investment for roads affected by mining.

•

Working with the Australian Government to deliver improvements to the freight rail network, including the Port Botany Freight Line, the Northern Sydney Freight Corridor, the Southern Sydney Freight Line and the F3 to M2 missing road link.

•	Progressing delivery of almost $1 billion of road works for growth areas in North West and South West Sydney and services infrastructure to support more than 25,000 new houses in Sydney each year.

•	Continuing road resurfacing and reconstruction programs to improve road quality in areas not currently meeting national road smoothness standards due to prolonged rain and flooding.

Build liveable centres (Goal 20)

•

Delivering eight Urban Activation Precincts across the Sydney metropolitan area, with a total of more than 30,000 dwellings. Planning for these precincts will include close collaboration with the community and councils. It will ensure planned development is accessible to public transport.

•

Having the Metropolitan Strategy for Sydney to 2031 in place before the end of 2013. It will represent a fully integrated strategy consistent with both the direction and infrastructure commitments of the NSW Long Term Transport Master Plan and the NSW Government State Infrastructure Strategy.

•

Developing a new land release policy for Sydney that will define the Government’s approach to land release across the State. This policy will set the foundation for future land releases and will provide greater certainty for communities and industry.

•

Preparing Growth Infrastructure Plans to support sub-regional delivery plans in high growth areas across the State. These Plans will align land use planning with infrastructure provision and will reform the organisation of government infrastructure processes and promote contestability.

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Premier and Cabinet Cluster

•	Completing the Western Sydney Employment Area Structure Plan, delivering the strategic framework for 10,000 ha. of employment lands critical to the growth of Western Sydney.

•	Continuing to work closely with councils across NSW to finalise all Standard Instrument LEPs by the end of 2013.

•

Preparing regional Growth Plans for the Lower Hunter, Illawarra and South Coast. These growth plans will guide growth in housing and jobs across these regions and will be prepared in close consultation with the community, industry and councils.

•	Commencing the rollout of sub-regional delivery plans across the State’s growth areas within Metropolitan Sydney, the Hunter and Illawarra.

Protect our natural environment (Goal 22)

•

Purchasing and protecting strategic areas of high conservation value. This is to ensure more green spaces across Sydney and NSW through the Green Corridors Program. The program targets naturally-vegetated corridors, wetlands and riverine corridors; rare, iconic, or significant ecosystems and under-represented ecosystems; habitats; and geo-heritage.

•

Commencing planning for the Hunter Regional Illegal Dumping Squad, part of a $58 million program to combat illegal dumping through partnerships between the Environment Protection Authority, councils, the community and land owners.

•	Undertaking regulatory and compliance action targeted at excessive dust emissions from coal mines.

•

Supporting the $450 million Solar Flagships Program with a $64.85 million grant to build solar power plants at Broken Hill and Nyngan, with a total of more than 150MW generating capacity. Around 485 regional jobs will be supported during construction, in addition to new permanent positions providing ongoing economic benefits to western NSW.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Delivering $20 million in funding over the next five years for programs to ensure NSW has the lowest litter count per capita and announcing a new state-wide litter strategy.

•

Delivering a series of sector-based workshops with state and local government to assess sectoral and cross-sectoral climate change vulnerability in Sydney, and the Mid and North Coast regions. This is part of Integrated Regional Vulnerability Assessments to better understand climate risks and identify responses that improve resilience and minimise impacts.

•	Engaging with the Southern Councils Group to commence Phase II of a climate vulnerability assessment in the South-East region.

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•	Developing improved information on climate risks for Sydney to better understand vulnerability to these risks and identify responses that improve resilience and minimise impacts.

•

Continuing to develop the NSW and ACT Regional Climate Model. This will produce an ensemble of regional climate projections, to improve the ability to predict changes in temperature, wind and rainfall across this area.

Restore confidence and integrity in the planning system (Goal 29)

•

Introducing new planning legislation in the Spring Session of Parliament in 2013. This will allow its implementation in early 2014. The legislation will introduce a community charter and participation plan for the first time. It will ensure upfront community and stakeholder consultation in strategic planning, and strengthen the operations of the Planning Assessment Commission and Regional Planning Panels. This will continue to secure independent decision making.

•

Ongoing assessment of State significant development and State significant infrastructure projects in a timely manner. There is a target of 85 per cent of applications to be determined within four months.

•

Improving planning assessment processes and implementing an online lodgement system linked to existing database management systems. This will enable the setting of milestones and benchmarks at the time of lodgment of State significant projects.

•

Releasing a draft e-Planning Roadmap which will set out the 10 year vision for e-Planning across the State. It will be supported by a four year strategy to guide the implementation of the vision. The Roadmap is due to be released in 2013 following consultation on the planning review, White Paper: A New Planning System for NSW.

Restore trust in state and local government as a service provider (Goal 30)

•	Continuing the rollout of Service NSW customer services and one stop shop centres across NSW.

•	Working with NSW public sector agencies to implement new workforce arrangements, including a new executive structure and capability and performance management frameworks.

•	Publishing the 2013 State of the NSW Public Sector Report, which will include an analysis of organisational responses to bullying in NSW public sector agencies.

•	Launching an ethics toolkit to help agencies incorporate legislated public sector core values in the design and delivery of services, and in internal business processes.

•

Continuing to assist agencies to understand the conditions under which innovation thrives in organisations and how to overcome the barriers to achieving those conditions. Actions will include public sector reform programs.

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Premier and Cabinet Cluster

•	Establishing a NSW public sector innovation network in conjunction with the Department of Premier and Cabinet to promote innovation across the public sector.

•

Developing executive capability by expanding the scope of the existing Executive Development Program, currently targeting Senior Executive Service 4-6, to incorporate all of the sector executive cohort. Baseline data will be used to inform future executive development activity.

Improve government transparency by increasing access to government information (Goal 31)

•	Developing, as part of the NSW Government ICT Strategy 2012, a NSW Government digital strategy to improve access to information and citizen engagement.

•	Providing more information to the community through online modes such as computers, mobile devices and tablets.

•

Integrating ‘click to chat’ and ‘click to call’ buttons with government websites. This will enable the community to access customer service representatives to further assist them efficiently and effectively.

•

Sending a simple self-audit checklist by the end of June 2013 to all agencies covered by the Government Information (Public Access) Act 2009 (GIPA). This relates to compliance with the mandatory proactive release provisions of GIPA for the 2012-13 year.

Involve the community in decision making on government policy, services and projects (Goal 32)

•	Responding to the report of the Independent Local Government Review Panel, which is reviewing the governance, structural arrangements and boundaries of local government.

•	Responding to the report of the Local Government Acts Taskforce, due to be delivered to the Minister for Local Government in the second half of 2013.

•	Finalising the Government’s response to the NSW Companion Animals Taskforce Report on companion animals issues and dangerous dogs.

•	Introducing new laws to put in place a more effective framework for addressing dysfunction and poor performance in local councils and to drive improvement.

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Performance Information

The graphical representation in this report provides a quick reference guide to the direction of change. Generally, the first data point is the baseline; where there is only a single data point it has not been graphed. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports

Goal 19:	Invest in critical infrastructure

The NSW Government State Infrastructure Strategy provides a 20 year roadmap, produced by experts, for critical infrastructure needed to drive economic growth. The first 5-year plan and funding is integrated with the Budget this year.

Restart NSW, the Government’s infrastructure fund, will support the provision of critical infrastructure with 30 per cent of funds dedicated to regional infrastructure.

The strategy is supported by the NSW Long Term Transport Master Plan and its mode strategies: WestConnex: Sydney’s next motorway priority; Sydney’s Rail Future: Modernising Sydney’s Trains; Sydney’s Light Rail Future: Expanding public transport, revitalising our city; and a new Bus Mode Plan.

Targets

19.1	Increase expenditure on critical NSW infrastructure

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 19.1.0.1: Total State investment in infrastructure (excluding the public finance enterprise sector, but including general government and government trading enterprises)	$ billion	14.856	13.068	14.487

Baseline: In 2010-11, total State investment in infrastructure in NSW was $14.856 billion.

19.1.1	Increase investment in regional infrastructure

	Units	Baseline	2011-12 Est	2012-13 Est	Trend

Measure 19.1.1.1: Total funds allocated annually to regional infrastructure (4-year rolling average) [i]	$ billion	2.544	2.544	2.813

Baseline: In 2011-12, $2.544 billion of capital investment was directed toward regional infrastructure (excludes Commonwealth funding).

[i]

Data for 2011-12 and 2012-13 are estimated annual allocations. Data integrity issues for the years prior to 2011 currently prevent reporting on a 4 year rolling average. Implementation of the Commission of Audit Interim Report (January 2012) recommendations including improved central agency integrated reporting framework and a new financial information system will improve the accuracy of reporting.

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Premier and Cabinet Cluster

19.1.2	Increase share of Commonwealth funding for NSW infrastructure

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 19.1.2.1: Commonwealth funding for NSW infrastructure (% relative to other States)%	30.8	27.7	28.9

Baseline: In 2010-11, NSW received $3.264 billion from the Commonwealth, which was equal to 30.8% of the total share.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 19.1.2.2: Commonwealth funding for NSW infrastructure (dollar)	$ billion	3.264	3.079	1.391

Baseline: In 2010-11, NSW received $3.264 billion from the Commonwealth, which was equal to 30.8% of the total share.

19.1.3	Major strategic infrastructure delivered as a priority as promised

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 19.1.3.1: To be developed [i]	%	n.a.	n.a.	n.a.	n.a.

Baseline: To be determined.

[i]	The NSW Government State Infrastructure Strategy and five year State Infrastructure Plan were produced in 2012-13; this measure will be developed to ensure delivery of priority projects.

19.2	Improve the quality of urban and rural State Roads

19.2.1	93% of State Roads meet national road smoothness standards by 2016

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 19.2.1.1: Percentage of urban State Roads with a ‘good’ road smoothness where surface roughness is less than 4.2 IRI (International Roughness Index)%	90.3	89.6	89.9

Baseline: At 30 June 2010, 91.5% of the primary road network met the national standards.

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Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 19.2.1.2: Percentage of rural State Roads with a ‘good’ road smoothness where surface ‘roughness’ is less than 4.2 IRI (International Roughness Index)%	93.4	93.5	93.6

Baseline: At 30 June 2010, 91.5% of the primary road network met the national standards.

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 19.2.1.3: Percentage of State Roads with a ‘good’ road smoothness where surface ‘roughness’ is less than 4.2 IRI (International Roughness Index)%	91.5	91.1	91.3

Baseline: At 30 June 2010, 91.5% of the primary road network met the national standards.

19.3	Enhance rail freight movement

19.3.1	Double the proportion of container freight movement by rail through NSW ports by 2020

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 19.3.1.1: Total proportion of containers transported by rail through Port Botany, including import, export and empty containers	%	14.0	14.5	14.0

Baseline: In 2010-11, 14% of container freight movement through NSW ports occurred by rail.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 19.3.1.2: Proportion of import, export and empty containers transported by rail through Port of Newcastle and Port Kembla	%	14.0	n.a.	n.a.	n.a.

Baseline: In 2010-11, 14% of container freight movement through NSW ports occurred by rail.

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Premier and Cabinet Cluster

Goal 20:	Build liveable centres

In March 2013, the Government announced a long-term plan to deliver up to 172,000 new homes by 2036, near jobs and infrastructure across 44 locations. The Department of Planning & Infrastructure, in partnership with councils, is committed to more efficiently plan and deliver new housing and jobs across the State through its new planning system.

The Government continues to increase housing, jobs and economic activity by removing impediments in the planning process and strongly promoting housing delivery through a Ministerial taskforce. Annual dwelling approvals reached their highest level in Sydney since 2003-04 – an increase of 30 per cent over a two year period.

Targets

20.1	Planning policy to encourage job growth in centres close to where people live and to provide access by public transport

20.1.1	Increase the percentage of the population living within 30 minutes by public transport of a city or major centre in metropolitan Sydney

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendii

Measure 20.1.1.1: Percentage of the population living within 30 minutes by public transport of a city or major centre in Metropolitan Sydney	%	77	77	n.a.[i]

Baseline: In 2010, 77% of Sydney’s residents were able to access a major centre, regional city or Global Sydney within 30 minutes by public transport.

[i]	Bureau of Transport Statistics provide this information. It will not be available until mid to late 2013.
ii	Represents data for the baseline (77%) and 2011-12 (77%).

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 20.1.1.2: Increase the number of strategic plans which provide for increases in jobs and dwellings within walking catchments of centres of all sizes with good public transport through up-zonings and increased densities

no.	n.a.[i]	n.a.	n.a.	n.a.

Baseline: Baseline year and rate for strategic plans measure to be advised.

[i]	Bureau of Transport Statistics provide this information. It will be reported next year.

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Goal 22:	Protect our natural environment

Since 2010, approximately 150,000 ha. of high conservation value and strategic lands have been added to the public reserve system. In addition, voluntary agreements with private landholders for permanent conservation measures and improvements through sustainable management have progressed well.

Waste compliance campaigns have increased by 19 per cent and the Environment Protection Authority (EPA) has recorded a 9 per cent reduction in the incidence of large-scale illegal dumping detected. This represents excellent progress towards the target of reducing large-scale illegal dumping in key regions by 30 per cent by 2016. Over the next five years, $58 million will be provided through partnerships between the EPA, councils, the community and land owners to continue this important work.

Public access to a reliable and broader range of air quality information has become easier with the delivery of 14 new air monitoring stations in the Hunter Region. New stations also opened at Camden and Wyong. Online services provide hourly updates of the Regional Air Quality Index and subscribers can receive alerts about air quality in Sydney and other key locations.

Targets

22.1 Protect and restore priority land, vegetation and water habitats

22.1.1	Manage weeds and pests to reduce the impact of invasive species at priority sites on National Parks and Wildlife Services (NPWS) parks and reserves leading to a positive response of native biodiversity at 50% of these sites by October 2015

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.1.1.1: Percentage of priority management sites subject to control and monitoring where a positive response of native biodiversity has been detected [i]	%	39	n.a.	n.a.	n.a.

Baseline: As at 2011, there are 83 priority management sites subject to control and monitoring.

[i]	The next data for this measure will be available in Q.3 2015.

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Premier and Cabinet Cluster

22.1.2	Identify and seek to acquire land of high conservation and strategic conservation value for permanent conservation measures

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.1.2.1: Number of ha. per annum of public land under permanent conservation measures	ha. million	7.1	7.2	7.25[i]

Baseline: The number of ha. of public land under permanent conservation measures in 2010 is estimated to be 7.1 million.

[i]	Estimated figure for June 2013 is based on current data trends. Final figures will be available in September 2013.

22.1.3	Establish voluntary arrangements with landowners over the next decade to bring an average of 20,000 ha. per year of private land under conservation management

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.1.3.1: Number of ha. per annum of private land under permanent conservation measures	ha. million	1.1	1.5	1.65[i]

Baseline: The number of ha. of private land under permanent conservation measures in 2010 is estimated to be 1.1 million.

[i]	Estimated figure for June 2013 is based on current data trends. Final figures will be available in September 2013.

22.1.3	Establish voluntary arrangements with landowners over the next decade to bring an average of 300,000 ha. per year of private land being improved for sustainable management.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.1.3.2: Number of ha. per annum of private land being improved for conservation	ha. million	5	5.2	5.25[i]

Baseline: The number of ha. of private land being improved for conservation in 2010 is estimated to be 5 million.

[i]	Estimated figure for June 2013 is based on current data trends. Final figures will be available in September 2013.

22.1.4	Protect rivers, wetlands and coastal environments - Improve the environmental health of wetlands and catchments through actively managing water for the environment by 2021

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.1.4.1: Number of megalitres of water actively managed in NSW for the environment	Mega -litres	925,921	1,098,025	1,220,633[i]

Baseline: As at 2010-11, there were 925,921 megalitres of State and Commonwealth environmental water holdings.

[i]	NSW holdings have increased to include Murray Environmental Wetlands licences; this number also includes increasing Commonwealth holdings.

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Premier and Cabinet Cluster

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.1.4.2: State of Catchment and River Condition Index ratings[i]	%	43	n.a.ii	n.a.ii	n.a.

Baseline: As at 2010-11, the State of Catchment and River Condition Index rating was 43%.

[i]	Data for the River Condition Index (RCI) are expected to be next available in 2015-16.
ii

The RCI is only likely to be updated on a 5-yearly basis in future. It is not appropriate for quarterly or annual reporting, as it would show no change. The reason for this is that the minimum data capture period for the datasets that feed into the index is three years, while the maximum is around 10 years. The RCI has been designed as a long-term condition reporting tool, rather than a short-term annual reporting tool.

22.2	Protect local environment from pollution

22.2.1	Target illegal dumping - Reduce the incidence of large scale (greater than 200m3 of waste) illegal dumping detected in Sydney, Illawarra, Hunter and Central Coast by 30% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.2.1.1: Number of waste compliance campaigns conducted by the Environment Protection Authority (EPA) to combat illegal dumping	no.	16	19	20

Baseline: 16 waste compliance campaigns conducted by the EPA to combat illegal dumping in 2010-11.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.2.1.2: Number of illegal dumping investigations conducted by the EPA and the Regional Illegal Dumping Squads	no.	77	70	69

Baseline: 77 illegal dumping investigations by the EPA and the Regional Illegal Dumping Squads in 2010-11.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.2.1.3: % of identified illegal dumping sites investigated and regulatory action taken	%	100	100	100

Baseline: 100% identified illegal dumping sites investigated and regulatory action taken in 2010-11.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.2.1.4: % reduction in the incidence of large scale illegal dumping detected	%	0	9	10

Baseline: 77 illegal dumping sites were detected and investigated in 2010-11.

NSW 2021 Performance Report 2013-14	7 - 19

Premier and Cabinet Cluster

22.2.2	Provide information to local communities on air quality

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.2.2.1: Online hourly update of Regional Air Quality Index (RAQI), 24 hour summaries, reporting monthly RAQI values and annual exceedances and SMS and media	%	94	95	95

Baseline: % of time air monitoring stations provide valid data (target 95%).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 22.2.2.2: National Environmental Protection Measure for Ambient Air Quality Annual Compliance Report [i]	Days	9	10	13ii

Baseline: Air quality website operational and providing data and information (target 90% of the time).

[i]	National Environmental Protection Measure standards exceeded for Greater Metropolitan Region
ii	2012-13: as at 2/5/2013. Predictions are not possible as values are driven by unpredictable extreme events (e.g. bushfires and extreme weather events).

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendii

Measure 22.2.2.3: Number of inspections or compliance audits completed (particulate (dust)emissions from coal mining)	no.	n.a.	234[i]	84

Baseline: To be determined.

[i]

The spike in investigations and compliance audits in 2010-11 and 2011-12 represent a focused effort by the EPA to investigate and collect information on the issues associated with coal mining in NSW. Actions in 2012-13 have returned to a more consistent ongoing level.

ii	Represents data for 2008-9 (56), 2009-10 (87), 2010-11 (192), 2011-12 (234) and 2012-13 (84).

22.3	Increase renewable energy

22.3.1	20% renewable energy by 2020

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 22.3.1.1: To be developed	GWh	n.a.	n.a	n.a.	n.a.

Baseline: To be determined.

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Premier and Cabinet Cluster

Goal 23: Increase opportunities for people to look after their own neighbourhoods and environment

The Environment and Heritage Portfolio continues to contribute to the targets of Goal 23 with its work around litter reduction and resource recovery, and minimising the impacts of climate change on the community.

Modelling for fine-scale climate projections for NSW has progressed. This will assist local government, business and the community to build resilience to future extreme events and hazards. Regional climate projections covering all of NSW will be publicly available in late 2014, and will improve the ability to predict changes in temperature, wind and rainfall in the state.

The EPA has announced a new state-wide litter strategy, and $20 million for anti-litter programs over the next five years. Waste avoidance and resource recovery programs are delivering across the municipal, commercial and industrial, and construction and demolition sectors. Between 2008–09 and 2010–11, recovery and re-use of materials increased by 8 per cent in the municipal sector, by 5 per cent in the commercial and industrial sector and by 2 per cent in the construction and demolition sector, representing solid progress towards 2014 targets.

Targets

23.2	By 2016, NSW will have the lowest litter count per capita in Australia

	Units	Baseline	2010-11 Actual	2012-13 Est Actual	Trendii

Measure 23.2.0.1: Litter count per capita for NSW [i]	no. items littered per capita	1.04	0.80	0.75

Baseline: In 2009-10, NSW was ranked as the second best performing State or Territory in terms of the number of items littered per capita.

[i]

According to the Keep Australia Beautiful National Litter Index for 2011-2012, NSW performed better in both litter item and volume for 2011-2012, ranking 4th and equalling the national average of 58 items per 1000m2. Volume dropped from 10.72 litres per 1000m2 to 8.98 litres.

23.3	Increase recycling to meet the 2014 NSW waste recycling targets

Units	Baseline	2010-11 Actual	2012-13 Est Actual	Trendii

Measure 23.3.0.1: Increase recovery and utilisation of materials from municipal sector from 44% in the 2008-09 financial year, to 66% by 2014%	44	52 [i]	n.a.

Baseline: In 2008-09, 44% of materials from the municipal sector were recovered and used.

[i]	Waste and recycling data are prepared every two years in accordance with the Waste Avoidance and Resource Recovery Act 2001. The most recent data available are for 2010-11.
ii	Represents data for the baseline (44%) and 2010-11 (52%)

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Premier and Cabinet Cluster

Units	Baseline	2010-11 Actual	2012-13 Est Actual	Trendii

Measure 23.3.0.2: Increase recovery and utilisation of materials from the commercial and industrial sector from 52% in 2008-09 to 63% by 2014%	52	57[i]	n.a.

Baseline: In 2008-09, 52% of materials from the commercial and industrial sector were recovered and used.

[i]	Waste and recycling data are prepared every two years in accordance with the Waste Avoidance and Resource Recovery Act 2001. The most recent data available are for 2010-11.
ii	Represents data for the baseline (52%) and 2010-11 (57%).

	Units	Baseline	2010-11 Actual	2012-13 Est Actual	Trendii

Measure 23.3.0.3: Increase recovery and utilisation of materials from the construction and demolition sector from 73% in the 2008-09 financial year to 76% by 2014[i]	%	73	75	n.a.

Baseline: In 2008-09, 73% of materials from the construction and demolition sector were recovered and used.

[i]	Waste and recycling data are prepared every two years in accordance with the Waste Avoidance and Resource Recovery Act 2001. The most recent data available are for 2010-11.
ii	Represents data for baseline (73%) and 2010-11 (75%).

23.6	Minimise impacts of climate change in local communities

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 23.6.0.1: Completion of fine-scale climate projections derived for NSW and make available to local councils and the public by 2014i, ii	N/A	N/A	N/A	N/A	N/A

Baseline: Projections will be available by June 2014.

[i]	Data to be made public December 2014.
ii

Modelling for fine-scale climate projections for NSW has progressed. This will assist local government, business and the community to build resilience to future extreme events and hazards. Regional climate projections covering all of NSW will be publicly available in late 2014, and will improve the ability to predict changes in temperature, wind and rainfall in the state.

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Premier and Cabinet Cluster

Goal 29: Restore confidence and integrity in planning system

The Department of Planning & Infrastructure introduced new measures to improve the transparency of state significant development assessment, including the publishing of the Department’s recommendations to the Planning Assessment Commission. Public meetings were held by the Commission as part of its assessment of major projects.

On 16 April 2013, the NSW Government released the White Paper: A New Planning System for NSW for public feedback. The cornerstone of the new planning system is including community and stakeholder engagement at the start of the planning process to guide the preparation of all strategic plans. A Community Participation Charter will be a critical element of the new planning system and will guide Community Participation Plans that will be prepared by all Councils across the State.

Targets

29.1	Implement a new planning system

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 29.1.0.1: New Planning System legislation to be introduced by end 2012[i]	N/A	N/A	N/A	N/A	N/A

Baseline: Baseline cannot be determined as this is not a regular target.

[i]	The White Paper: A new planning system for NSW will be exhibited until 28 June 2013. Legislation will be tabled in Parliament in the second half of 2013.

29.2	Up-to-date information about planning decisions

29.2.1	100% of all decisions to be published within 5 days - Gateway decisions for amendments to local environmental plans

	Units	Baseline	2012 Actual	2012-13 Est Actual	Trendii

Measure 29.2.1.1: Percentage of decisions published within 5 days by the Department of Planning and Infrastructure - Gateway decisions for amendments to local environmental plans[i]	%	100	100	100

Baseline: In 2012, 100% of Gateway decisions were published on the Department’s website within five days from the date the Council is informed of the decision.

[i]	From 1 July 2012 to 31 May 2013, there were approximately 271 gateway determinations.
ii	Represents baseline (100%) and 2012-13 (100%).

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Premier and Cabinet Cluster

29.2.2	100% of all decisions to be published within 5 days - Voluntary Planning Agreements (final)

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 29.2.2.1: Percentage of decisions published within 5 days by the Department of Planning and Infrastructure - Voluntary Planning Agreements (final)[i]	%	n.a.	n.a.	n.a.	n.a.

Baseline: A baseline for voluntary planning agreements is being developed.

I	Monitoring of this measure commenced in February 2013.

29.2.3	100% of all decisions to be published within 5 days - Planning Assessment Commission determinations

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 29.2.3.1: Percentage of decisions published within 5 days by the Department of Planning and Infrastructure - Planning Assessment Commission determinations	%	100	n.a.	98

Baseline: In 2012, 100% of Planning Assessment Commission determinations were published on the Department’s website within five days.

[i]	Represents data for the baseline (100%) and 2012-13 (98%).

29.2.4	100% of all decisions to be published within 5 days - Planning Assessment Commission advices.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 29.2.4.1: Percentage of decisions published within 5 days by the Department of Planning and Infrastructure - Planning Assessment Commission advices.	%	n.a.	n.a.	98	n.a.

Baseline: A baseline for Planning Assessment Commission advice is being developed.

29.2.5	85% of State Significant Development (SSD) and State Significant Infrastructure (SSI) to be assessed and determined within 4 months

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 29.2.5.1: Percentage of SSD and SSI applications determined within 4 months	%	100	100[i]	92ii

Baseline: In 2011-12, there were four SSI and SSD applications determined. 100% of these were determined within four months.

[i]	This is based on four development applications.
ii	An estimated 30 applications were assessed in 2012-13.

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Premier and Cabinet Cluster

29.3	Increase stakeholder satisfaction with planning processes and transparency

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 29.3.0.1: Level of customer satisfaction with key planning processes[i]	%	10.5ii	10.5	10.5

Baseline: In June 2012 the level of satisfaction with the planning system was 10.5%.

[i]	A White Paper is on exhibition until 28 June 2013. Legislation will be tabled in Parliament in the second half of 2013. A survey is to be prepared in line with the new planning system.
ii	The baseline was determined through the Department of Planning & Infrastructure’s 2011/12 Customer Satisfaction Survey.

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Premier and Cabinet Cluster

Goal 30:	Restore trust in State and Local Government as a service provider

Through the Public Service Commission’s People Matter Employee Survey 2012 and the How It Is: State of the NSW Public Sector Report 2012, the Government has been able to establish a baseline for perceptions of integrity and accountability across the sector. The Commission continues to work with the sector to provide tools and information to improve performance in these areas.

With a focus on improving customer service across the board, a series of initiatives are being implemented by Service NSW to improve information and transactional service delivery. These include a new website, 24/7 telephone service and the opening of a series of new ‘one-stop shop’ Service Centres across New South Wales providing access to a wide range of state government services.

Targets

30.1	Promote integrity and accountability in the public sector

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 30.1.0.1: NSW public sector employee perceptions of integrity as applied in their workplace	%	71.4	n.a.	71.4	n.a
NSW public sector employee perceptions of accountability applied in their workplace	%	64.5	n.a.	64.5	n.a

Baseline: The results of the 2012 People Matter Survey provide the baseline, a numerical index based on survey responses for Integrity of 71.4%, and Accountability of 64.5% has been derived from the data.

30.2	Increase customer satisfaction with government services

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 30.2.0.1: Being developed by the Customer Service Commissioner[i]	n.a.	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

[i]	The first survey will be jointly conducted by the Public Service Commissioner and the Customer Service Commissioner in late 2013 and reported by both Commissioners in 2014.

30.3	Improve innovation within the public sector

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 30.3.0.1: NSW public sector employee perceptions of innovation within the sector	%	n.a.	n.a.	60.9	n.a.

Baseline: The Public Service Commission will provide a baseline numerical index based on the 2012 People Matter Survey responses once the source data have been fully analysed, mid to late April 2013.

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Premier and Cabinet Cluster

Goal 31:	Improve government transparency by increasing access to government information

The Government is committed to ensuring increased transparency by providing information to the community. This involves a range of proactive strategies, including the release of information under the Government Information Public Access Act 2009.

Under a digital strategy, access to information and citizen engagement will be enhanced. More information will be provided to the community through online devices such as computers, mobile devices and tablets.

Targets

31.1	Increase the public availability of government information

31.1.1	Full compliance with the mandatory proactive release requirements under the Government Information Public Access Act 2009 (GIPA)

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 31.1.1.1: Compliance with the mandatory proactive release requirements under GIPA	%	60	71	75

Baseline: In 2010-11, 60% of government agencies subject to GIPA were compliant with the mandatory proactive release requirements of the Act.

31.2	Up-to-date information about government services

31.2.1	Increase the number of agencies providing real-time information about government services to customers (e.g. live travel times, hospital waiting times, appeal processing times)

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 31.2.1.1: Being developed by the Customer Service Commissioner[i]	n.a.	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

[i]	Agencies which have already developed real-time information include Ministry of Health, Roads and Maritime Services, Transport for NSW and Office of Environment and Heritage.

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Premier and Cabinet Cluster

Goal 32:	Involve the community in decision-making on government policy, services and projects

The Government is committed to ensuring that the community and local government sector have a say on the significant initiatives that impact them. This is delivering an unprecedented level of engagement on issues ranging from strategic priorities, regional action plans, companion animals, pools, the conduct of council officials and the structure of local government in NSW.

Targets

32.1	Increased proportion of people who feel able to have a say on issues that are important to them

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 32.1.0.1: Being developed by the Customer Service Commissioner	n.a.	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

32.2	Increase opportunities for people to participate in local government decision making

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 32.2.0.1: Percentage of councils in NSW with a published community engagement strategy to support the development of Community Strategic Plans	%	23	45	82

Baseline: 2009-10 – 23%.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 32.2.0.2: Number of complaints received about council community consultation practices	no.	19	2	2

Baseline: 2010-11 – 19 complaints.

32.3	Increase visits to Government websites and number of submissions received from the community

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 32.3.0.1: Number of completed forums hosted by the Have Your Say website	no.	6	15	28
Number of site visits to nsw.gov.au	no.	1,696,598	1,792,783	1,881,941

Baseline: Three online discussion forums were held that ended in the six month period to end of September 2011.

Please note that these were run prior to the setup of the NSW Government ‘Have Your Say’ online discussion platform.

Note:	n.a. = not available
N/A = not applicable

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8.	Trade and Investment, Regional Infrastructure and Services Cluster

NSW 2021 Goals

The Trade and Investment, Regional Infrastructure and Services Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Improve the performance of the NSW economy (Goal 1 includes the contributions of the Family and Community Services Cluster)

•	Drive economic growth in regional NSW (Goal 3 includes the contributions of the Premier and Cabinet Cluster)

•	Increase the competitiveness of doing business in NSW (Goal 4 includes the contributions of the Finance and Services Cluster and the Premier and Cabinet Cluster)

•	Secure potable water supplies (Goal 21 includes the contributions of the Finance and Services Cluster)

•	Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23 is also reported in the Attorney General and Justice chapter 2 and the Premier and Cabinet chapter 8)

•	Enhance cultural, creative, sporting and recreation opportunities (Goal 27 includes the contributions of the Education and Communities Cluster and the Premier and Cabinet Cluster).

Progress in 2012-13

In 2012-13, the Trade and Investment, Regional Infrastructure and Services Cluster, together with the Premier and Cabinet Cluster, the Education and Communities Cluster, the Finance and Services Cluster, and the Family and Community Services Cluster, continued working towards achieving their NSW 2021 Goals. Activities included:

Improve the performance of the NSW economy (Goal 1)

•

Finalised and began implementing Industry Action Plans for the visitor economy, international education and research, professional services, manufacturing, digital economy and creative industries sectors.

•

Developed A Platform for Growth: The NSW Economic Development Framework to improve growth, resilience, innovation and productivity, global competitiveness and investment opportunities in key sectors of the economy.

•	Continued promoting NSW as an attractive investment destination by encouraging investment and reducing barriers to investment.

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Trade and Investment, Regional Infrastructure and Services Cluster

•	Released the NSW International Engagement Strategy to position the State to attract more international investment, facilitate exports, create jobs and grow the economy.

•	Implemented talent and investor attraction programs including visas for significant investors, business migration, international student attraction and a Global Talent Hub.

•	Supported trade and investment missions to China, India, South Korea, United Arab Emirates and Japan to strengthen global business relationships and attract investment into NSW.

•	Commenced a pilot research program with the University of Western Sydney to ensure that NSW small business services are effectively and efficiently enhancing small business growth and sustainability.

•	Implemented a new online application process for the Government’s Family Energy Rebate to make it easier for eligible families to apply for and receive the rebate.

•	Addressed gas supply challenges through a regulatory framework that encourages the responsible development of a domestic gas industry.

•

Implemented a common operating model for the three state-owned electricity network businesses to put downward pressure on electricity prices. This continues to deliver increased assistance to consumers, in addition to strong new protections for vulnerable customers.

•

Continued to attract significant minerals investment, including $845 million investment by Illawarra Coal, and 39 expressions of interest to explore for uranium in NSW following the Government’s lifting of a 26 year ban on uranium exploration.

•

Collected approximately $2.5 million to fund the expansion of the NSW Government’s New Frontiers pre-competitive mineral exploration initiative to further investment in and development of the minerals industry.

•	Supported small and medium-sized businesses through the Small Business Commissioner and delivered quality business advice through the statewide rollout of Small Biz Connect and a Small Biz bus.

•

Women NSW forged foundation partnership projects to increase the participation of women in non-traditional trades. These included a local government partnership with Wollondilly Shire Council, a partnership with Ausgrid to conduct a work experience week for girls and women, a non-government-organisation partnership with Supporting and Linking Tradeswomen, a mentoring project with TAFE NSW and a strategy that promotes and encourages initiatives for women in trades.

•	Introduced Investing in Women, a new funding program to encourage innovative and sustainable projects in the community which attract and retain women in non-traditional trades.

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Trade and Investment, Regional Infrastructure and Services Cluster

Drive economic growth in regional NSW (Goal 3)

•	Progressed implementation of Local Land Services, a new customer-focused approach for delivering Government-funded agriculture and natural resource management services in NSW.

•	Released and began implementing 19 whole-of-government Regional Action Plans. These focus on immediate actions the NSW Government will take to improve outcomes in each region.

•	Finalised the NSW Aquifer Interference Policy to protect groundwater systems statewide from potential impacts of mining and coal seam gas exploration and extraction.

•	Appointed a new Land and Water Commissioner to oversee land access agreements between landholders and the mining industry.

•

Released the Strategic Regional Land Use Policy and completed plans for the Upper Hunter and New England North West. They provide protection for valuable agricultural land and water resources, while allowing responsible development of other state resources.

•	Led emergency management and biosecurity responses to pest, weed, disease, fire and flood incidents.

•	Finalised the New South Wales Biosecurity Strategy 2013-2021. It provides a framework to protect the economy, environment and community from negative impacts associated with pests, weeds and diseases.

•	Released the Government’s response to the Marine Parks Scientific Audit. This establishes the Marine Estate Management Authority to drive reforms in the management of the NSW marine estate.

•	Conducted some 900 agriculture, forestry and fisheries research and extension projects to underpin competitiveness and innovation.

•

Established the Forestry Corporation of NSW to focus on the core business of growing and harvesting timber. This is continuing to provide valuable economic growth, employment and recreational opportunities in regional communities.

Increase the competitiveness of doing business in NSW (Goal 4)

•

Delivered major reform of the workers compensation system. This included an average reduction to WorkCover premiums of 7.5 per cent. This will assist industries that have improved safety performance and will make small business more competitive, protecting jobs and workers.

•	Released the White Paper: A new planning system for NSW. An independent report has estimated that the new planning system would save $174 million p.a. for development assessment.

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Trade and Investment, Regional Infrastructure and Services Cluster

•	Delivered $210 million p.a. in red tape reduction savings for business and the community in 2012. Significant business red tape reforms include:

•	Removing supplier fees on State contracts. It saved businesses that supply goods and services to Government $63 million p.a.

•	Introducing National Electronic Conveyancing. It allowed easy online lodgement and saves $46 million p.a.

•	Implementing the National Business Names Register. It removed the need for businesses to register multiple times and pay multiple fees. It resulted in savings of more than $22 million p.a.

•	Encouraged coal investment, exploration and mining through geological and resource identification projects.

•	Supported innovation through strategic initiatives such as the Innovate NSW program, Easy Access IP and National ICT Australia.

•

Commenced implementing the Quality Regulatory Services initiative to make it easier for business to transact with Government. The first phase of the initiative will save business time by allowing electronic transactions and provide certainty for business by implementing clear processing times and appeal mechanisms.

•

Commissioned the Independent Pricing and Regulatory Tribunal to review licensing rationale and design, and local government compliance and enforcement activity. These reviews are to identify further opportunities for reform and reduce red tape.

•	Successfully implemented new work, health and safety laws to meet NSW’s commitment to the National Seamless Economy initiative.

•	Completed a Position Paper prepared by the Local Planning Panel which recommends achieving greater local flexibility with the Standard Instrument Local Environmental Plan (LEP) Program.

•	Provided funding of more than $5 million through the LEP Acceleration Fund to assist 79 councils to complete their Standard Instrument Local Environmental Plans.

•	Expanded the Electronic Housing Code Pilot Project, an online system for the electronic lodgement of complying development applications, to 35 Councils.

•	Delivered 106 Standard Instrument Local Environmental Plans.

Secure potable water supplies (Goal 21)

•	Completed water sharing plans for all inland water sources.

•	Allocated $64 million in assistance to 79 country towns and $17 million to Aboriginal communities to upgrade their water supply and sewerage services.

•	Prepared the NSW Algal Risk Management Sub-Plan. This is part of the NSW State Emergency Management Framework to manage algal risk that may affect potable water supplies.

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Trade and Investment, Regional Infrastructure and Services Cluster

•

Continued to implement the 2010 Metropolitan Water Plan: Water for people and water for the environment to secure Sydney’s water supply by focussing on dams, recycling, desalination and water security.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Completed upgrading all 11 Catchment Action Plans.

•	Improved community participation in Landcare. The number of established Landcare groups increased to 2,490 and membership to 59,900.

•	Began implementing a revised Landcare Support Program Strategic Business Plan 2011 to 2015. It will refine project outcomes for the expenditure of $500,000 p.a. for four years.

Enhance cultural, creative, sporting and recreation opportunities (Goal 27)

•	Supported the State’s cultural institutions, arts organisations and major cultural festivals. This includes enhancing the Sydney Festival with a dedicated program for Western Sydney.

•	Released the Stadia Strategy 2012. This is to offer improved facilities for participants and spectators, and improve the competitive position of NSW when bidding for events.

•

Listed 30 items on the State Heritage Register, including a listing of sites connected to the exploits of bushranger Captain Thunderbolt, movable fire brigade heritage, Aboriginal heritage and historic properties.

•	Consulted with industry about the review of the Combat Sports Act 2008 with a view to strengthening regulation of professional and amateur combat sports.

•	Establishing the Far West Academy of Sport as an independent community-based organisation.

•	Implemented new sport and recreation grants programs to support international, national and community-level events and help talented athletes, officials and coaches develop their skills.

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Trade and Investment, Regional Infrastructure and Services Cluster

Key Initiatives

The Trade and Investment, Regional Infrastructure and Services Cluster, together with the Premier and Cabinet Cluster, the Attorney General and Justice Cluster, the Education and Communities Cluster, the Finance and Services Cluster, and the Family and Community Services Cluster, will deliver the following key initiatives to meet its NSW 2021 Goals:

Improve the performance of the NSW economy (Goal 1)

•

Progressing implementation of Industry Action Plans for the visitor economy, international education and research, professional services, manufacturing, digital economy, and creative industries sectors.

•

Increasing global competiveness and international investment and trade. This will be done by implementing the NSW International Engagement Strategy, through international trade offices and trade missions, and by developing sector strategies for key markets.

•

Growing productivity in NSW through innovation and research. A strong evidence base will be built for decision making. This will be done by supporting and strengthening the State’s research system through the Office of the Chief Scientist and Engineer and by leveraging the expertise of the Innovation and Productivity Council.

•

Attracting industry and developing businesses through the State Investment Attraction Scheme and the Regional Industries Investment Fund. This is to improve the state’s economic performance, drive economic growth in regional areas and complement the Jobs Action Plan.

•

Increasing mineral and petroleum investment by $28 million over the forward estimates. This will fund the expansion of the NSW Government’s New Frontiers pre-competitive mineral exploration initiative to further investment in and development of the minerals industry.

•

Developing and implementing through Women NSW a coordinated, across-government Women in Trades policy and implementation plan. This will be done in partnership with industry to increase the economic participation of women through training and employment in non-traditional trades.

•

Developing a coordinated program of industry engagement through the NSW Council for Women’s Economic Opportunity, with the support of Women NSW. The aim of the program is to create greater opportunities for girls and women to enter and stay in non-traditional trades.

Drive economic growth in regional NSW (Goal 3)

•	Investing 30 per cent of Restart NSW in regional infrastructure projects.

•	Allocating $100 million to the Restart NSW Illawarra Infrastructure Fund.

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Trade and Investment, Regional Infrastructure and Services Cluster

•

Implementing the Strategic Regional Land Use Policy. This and additional measures will provide local communities with greater certainty about local land use management and ensure the safe and sustainable development of mineral and gas resources. These additional measures announced by the Premier include an expanded role for the Environment Protection Authority, proposed establishment of the Office of Coal Seam Gas, establishment of coal seam gas exclusion zones in certain areas and independent review by the Chief Scientist and Engineer of all coal seam gas activities.

•	Implementing Local Land Services to deliver customer-focused agriculture and natural resource management services, advice and information in NSW.

•	Implementing the recommendations of the Independent Review of NSW Commercial Fisheries to improve management of fisheries resources.

•	Delivering programs to control noxious weeds to improve agricultural productivity and protect the environment.

Increase the competitiveness of doing business in NSW (Goal 4)

•	Implementing an average reduction to WorkCover premiums of 7.5 per cent.

•	Providing $8.8 million to support research and development for low emissions coal technology through the Coal Innovation Fund.

•	Preparing a discussion paper on options to increase complying development under the proposed new planning system.

•	Commissioning further reviews by the Independent Pricing and Regulatory Tribunal that identify red tape reduction opportunities.

•	Funding the Research Attraction and Acceleration Program to support innovation and continue investment in the state’s research and development capacity.

Secure potable water supplies (Goal 21)

•	Completing water sharing plans for all coastal water sources.

•	Implementing water sharing plans for all NSW water sources including rules for sharing water between users and the environment.

•	Continuing to implement the 2010 Metropolitan Water Plan: Water for people and water for the environment to secure Sydney’s water supply.

•	Continuing the Country Towns Water Supply and Sewerage program to secure long-term potable water supplies and manage effluent effectively in regional communities.

•	Managing the Aboriginal Communities Water and Sewerage program to improve water and sewerage services for eligible Aboriginal communities.

•	Funding programs to conserve and restore the Great Artesian Basin’s groundwater resources.

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Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Implementing the revised Landcare Support Program Strategic Business Plan 2011 to 2015. This refines project outcomes relating to spending $500,000 p.a. for four years on Landcare.

•	Implementing new Catchment Action Plans through Local Land Services, which will begin operating in January 2014.

Enhance cultural, creative, sporting and recreation opportunities (Goal 27)

•	Releasing an Arts and Cultural Policy that recognises the importance of the sector’s economic role. This is as part of the Visitor Economy Industry Action Plan.

•	Managing arts funding programs to enhance cultural and creative opportunities.

•	Developing the State’s iconic cultural venues and collections in a manner consistent with the NSW Government State Infrastructure Strategy.

•	Progressing digitisation of collections held in State institutions to enable access, discovery and management for the NSW community.

•

Attracting major events and developing new cultural products to grow NSW as a global tourism and event destination. These include Handa Opera on Sydney Harbour, Port Macquarie Ironman, Australian premiere musicals, the Bledisloe Cup, Sydney International Art Series, the National Rugby League grand final and the Australian Open of Surfing.

•	Continuing to implement the Stadia Strategy 2012, which will improve facilities for participants and spectators as well as the competitive position of NSW when bidding for events.

•	Establishing a pilot project for sporting organisations to share the resourcing of administrative functions.

•	Finalising master planning for Penrith Lakes. The plan will facilitate and inform the long-term land and lake uses of the site.

•	Planning for the Centenary of Anzac commemorations in 2014-2018.

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Performance Information

The graphical representation in this report provides a quick reference guide to the direction of change. Generally, the first data point is the baseline; where there is only a single data point it has not been graphed. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports

Goal	1: Improve the performance of the NSW economy

The Government’s number one priority is to restore economic growth and establish NSW as the first place in Australia to do business.

Achieving growth in the NSW economy will not only generate more jobs but produce more revenue to improve services, reduce taxes, build more infrastructure and tackle the cost of living.

In the past two years, the NSW Government has established strong fiscal discipline, structures, frameworks and plans which will underpin ongoing improvement in the performance of the NSW economy.

In addition to reforms to make the NSW public sector live within its means, the NSW Government has acted to improve our domestic and international competitiveness, promote exports, tourism and investment, attract more international students, and invest in infrastructure which boosts our productivity and generates the conditions for urban development and housing construction.

NSW’s strong performance on key indicators such as housing and construction activity, jobs, and business confidence are positive signs that tough and necessary economic management reforms are turning NSW in the right direction.

Targets

1.1	Grow business investment by an average of 4% per year to 2020

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 1.1.0.1: Annual average trend growth in private business investment measured in real terms	%	5.7[i]	9.0	4.4

Baseline: Total private business investment in the year to June 2011 was $50.3 i billion.

[i]

The baseline was amended due to the latest revision to chain volume estimates by the Australian Bureau of Statistics (ABS) to include re-basing of the reference year for chain volume measures following release of 2011-12 State Accounts and other revisions. Previously, annual average trend growth in private business investment measured in real terms was at 2.8% and the total private business investment in the year to June 2011 was $50.0 billion.

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1.2	Grow GSP[i] per capita by an average 1.5% per year to 2020 with specific industry growth targets

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 1.2.0.1: Annual average trend growth in GSP per capita measured in real terms	%	0.7ii	1.3	0.9

Baseline: GSP per capita grew by a trend average of 1.1% iii per year in the 10 years to 2009-10 and 0.7% in the five years to 2009-10.

[i]	Gross State Product
ii	Trend average in the five years to 2009-10.
iii

The baseline was amended due to the latest revision to chain volume estimates from the Australian Bureau of Statistics (ABS), including re-basing of reference year for chain volume measures following release of 2011-12 State Accounts and other revisions. Previously, GSP per capita is reported to grow by a trend average of 1.0% per year in the 10 years to 2009-10.

1.2.1	Increase tourism in NSW with double the visitor expenditure by 2020 [i]

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 1.2.1.1: Overnight international and domestic visitor expenditure in nominal terms, including international package expenditure but excluding international airfares	$ billion	18.7ii	20.3	21.1

Baseline: Modelled international visitor expenditure (including package expenditure) in NSW plus modelled domestic overnight visitor expenditure in NSW for the year ended December 2009 was $18.7 billion. ii

[i]	The target statement commenced from calendar year 2009.
ii	Baseline was amended following revision for underestimation of business expenditure by Tourism Research Australia. The previous baseline was $18.34 billion.

1.2.2	Grow critical industries in NSW such as - services (financial, professional, legal), manufacturing, digital economy and education

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 1.2.2.1: Average annual trend growth in estimated industry value added measured in nominal terms[i]	$ billion	135.3	n.a.ii	n.a.iii	n.a.

Baseline: The estimated combined industry value added of the professional services, manufacturing and digital economy industries was $135.3 billion in 2010-11 in NSW; the estimate for the rest of Australia is $222.0 billion.

[i]	Data provided for the first time following finalisation of targets in Industry Action Plans.
ii	Full data for 2011-12 are not yet available (expected June 2013).
iii	Data for 2012-13 cannot be estimated given unavailability of data for 2011-12 and derived nature of estimate.

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1.2.3	Increase the value of primary industries and mining production by 30% by 2020

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 1.2.3.1: Value of agriculture, forests and fisheries production in real terms	$ billion	8.9	11.1	12.0

Baseline: 2009-10 – Estimated total value of agricultural production in real terms was $8.4 billion; 2009-10 – Estimated value of forestry production in real terms was $381 million; 2009-10 – Estimated total value of fisheries production in real terms was $155 million.

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 1.2.3.2: Value of mineral and petroleum production in real terms	$ billion	17.0	23.0	21.0[i]

Baseline: 2009-10 – Total value of production across minerals and petroleum industries was approximately $17 billion.

[i]	Decline in export coal prices has been experienced over the financial year to date, with an additional impact from the continued strength of the Australian dollar.

1.2.4	Grow exports from NSW

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 1.2.4.1: Average annual trend growth in NSW total international exports in real terms	$ billion	59.0	63.7	66.8

Baseline: Total value in 2009-10 of NSW exports of goods and services (Chain volume measures) was $59.0 billion i.

[i]

Latest revision to chain volume estimates from the ABS, includes re-basing of reference year for chain volume measures following release of 2011-12 State Accounts and other revisions. Previous baseline was $56.1 billion.

Units	Baseline	2011-12 Est Actual	2012-13 Est Actual	Trendii

1.2.5	Grow the value of cultural diversity to the NSW economy

Measure 1.2.5.1: Number of NSW businesses exporting goods	no.	13,756	13,628	n.a.[i]

Baseline: In 2009-10 there were 13,756 NSW goods exporters with an ABN which represented 35.6% of the Australian total of 38,687 goods exporters with an ABN.

[i]	No basis to estimate this figure since 2012-13 actual is not yet available.
ii	Represents data for the baseline (13,756), 2010-11 (13,594) and 2011-12 (13,628).

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	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend[i]

Measure 1.2.5.2: NSW share of skilled migrants	%	25.3	n.a.	n.a.

Baseline: In 2009-10 NSW received 27,408 permanent additions of migrants in the ‘Skills’ category which represented 25.3% of the net permanent additions of skilled migrants to Australia.

[i]	Represents data for the baseline (25.3%) and 2010-11 (29.5%).

1.3	Grow employment by an average of 1.25% per year to 2020

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 1.3.0.1: Annual average trend growth in employed persons [i]	%	2.7[i]	0.6	1.5

Baseline: The average employment in 2010-11 was 3,566,400 people in NSW.

[i]

The data provided, including the baseline figure, are based on revisions to ABS time series (revised estimates based on data from release for February 2013 reference period). Previous baseline is 3.1%.

1.3.1	Reduce the gap in employment outcomes between Aboriginal and non-Aboriginal Australians within a decade

	Units	Baseline	2012 Est Actual	2013 Est Actual	Trend

Measure 1.3.1.1: Employment to working population ratio for:
Aboriginal persons	%	43.4	47.8	47.6
Non-Aboriginal persons	%	71.1	71.4	71.1

Baseline: 2010 – Indigenous employment to numbers of resident civilian Indigenous population ratio is 43.4. In 2010, non-Indigenous employment to population ratio is 71.1.

1.3.2	Increase the proportion of young people in employment or learning (15-24 years)

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 1.3.2.1: Proportion of young people in employment and/or learning (15-24 years)%	87.9	88.4	87.6

Baseline: In 2010-11, 87.9% of young people were in employment and/or learning (excluding unemployed young people who may be attending part-time education).

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1.3.3	Increase the proportion of people over 55 participating in employment

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 1.3.3.1: Proportion of people 55 or over participating in employment	%	32.3	32.3	32.7

Baseline: In 2010-11, 32.3% of people aged 55 or over were in employment.

1.3.4	Increase the proportion of women employed in non-traditional occupations in NSW

Units	Baseline	2012 Est Actual	2013 Est Actual	Trend

Measure 1.3.4.1: Women commencing apprenticeships and traineeships for occupational group, Technical and Trades Workers[i]	%	15.2	17.5[i]	16.7ii

Baseline: 15.2% of people commencing trade apprenticeships and traineeships in NSW in 2010 were women.

[i]	The fourth quarter of 2012 has been trended based on the fourth quarter trend for the past 10 years.
ii	The 2013 annual figure is the sum of the four quarters, with each quarterly figure based on the trend for that figure for the past 10 years.

Units	Baseline	2012 Est Actual	2013 Est Actual	Trend

Measure 1.3.4.2: Women completing apprenticeships and traineeships for occupational group, Technical and Trades Workers[i]	%	17.7	15.5[i]	16.7ii

Baseline: 17.7% of people completing trade apprenticeship and traineeships in NSW in 2010 were women.

[i]	The fourth quarter of 2012 has been trended based on the fourth quarter trend for the past 10 years.
ii	The 2013 annual figure is the sum of the four quarters, with each quarterly figure based on the trend for that figure for the past 10 years.

Units	Baseline	2011 Actual	2012 Est Actual	Trendii

Measure 1.3.4.3: Percentage of women employed in male-dominated occupations[i]	%	10.4[i]	n.a.	10.5

Baseline: The representation of women in male-dominated occupations (as defined) was 10.4% in November 2011. The identified 16 occupational sub-groups represent part of the baseline from which progress is measured.

[i]	Based on the 3 months ended November 2011.
ii	Represents data for the baseline (10.4%) and 2012 Est Actual (10.5%).

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Goal 3:	Drive economic growth in regional NSW

The NSW Government continues to support steady, strategic growth in regions through initiatives including the Jobs Action Plan, the Regional Relocation Grant and the Regional Industries Investment Fund. The Government has dedicated 30 per cent of Restart NSW for regional NSW infrastructure projects. It works with Regional Development Australia and the Australian Government to promote regional industry opportunities, assist business investment and deliver new jobs in regional NSW.

Regional Action Plans released in December 2012 are now being implemented to address priorities raised by communities during extensive consultation. They include tailored programs and local facilitation services.

Sound structures to underpin regional primary industries are provided through a new Land and Water Commissioner, the Strategic Regional Land Use Policy, a new biosecurity strategy, science and research programs, implementing outcomes of expert reviews of commercial fisheries and marine parks and the corporatisation of Forests NSW.

Targets

3.1	Increase the share of jobs in regional NSW

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 3.1.0.1: Share of employed persons in regional NSW compared to the rest of NSW	%	38.8	38.6	38.8

Baseline: In 2010-11 the baseline figure was 38.7% (which was the five year average to 2010-11) while the actual share of jobs in regional NSW at that time was 38.8%.

3.2	Increase the population in regional NSW by 470,000 by 2036

	Units	Baseline	Jun 12 Actual	Jun 13 Est Actual	Trend

Measure 3.2.0.1: Increase in total population in regional NSW	million	1.78	1.79	1.80

Baseline: Population of regional NSW as at June 2011 was 1.78 million.

3.3	Protect strategic agricultural land and improve agricultural productivity

3.3.1	Strategic land use plans completed within set time frames

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 3.3.1.1: Number of Strategic Regional Land Use Plans completed by 2014[i]	no.	0	2	2

Baseline: At 1 July 2011, no Strategic Regional Land Use Plans had been completed.

[i]	Measure indicates the cumulative number of Strategic Regional Land Use Plans completed.

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3.3.2	Improved productivity on NSW farms

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 3.3.2.1: Ratio of (i) Increase in gross value of agricultural production (divided by) (ii) Total area of establishments in hectares	$ per ha	142.8[i]	172.3	187.1

Baseline: The baseline figure in 2009-10 was $142.8i per hectare.

[i]	World prices, high Australian dollar and erratic climate affected the baseline and data series. The baseline was previously $141.7 per hectare.

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Goal 4:    Increase the competitiveness of doing business in NSW

The NSW Government has implemented measures to increase business confidence in the State including: major reform of the workers compensation system to protect jobs and small businesses; an average reduction to WorkCover premiums of 7.5 per cent; and new work, health and safety laws; the Jobs Action Plan and payroll tax rebate; a rule for government agencies to pay small businesses within 30 days; $750 million p.a. red tape reduction targets with Director General accountability; a ‘one on, two off’ requirement for all new principal legislation; and streamlined environmental assessment and approval processes.

The Government delivered $210 million in red tape reduction savings for business and the community in 2012. It implemented 62 reforms to deliver these red tape savings. Significant business red tape reforms include removal of the supplier fees on State contracts, the introduction of National Electronic Conveyancing and the National Business Names Register.

Streamlining State planning processes is another major focus. A White Paper – A new planning system for NSW has been released detailing a new planning system for NSW, which is expected to save $174 million p.a. in development assessments. Options to achieve greater local flexibility with standard instrument Local Environment Plans are being progressed and $5 million in support has been provided to councils to complete these Plans.

Business innovation is being supported through strategic initiatives such as the Innovate NSW program, Easy Access IP, National ICT Australia, Industry Action Plans and the Office of the Chief Scientist and Engineer.

Targets

4.1	Increase business confidence

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 4.1.0.1: NSW is at or above the national average for business confidence most of the time (from April 2012)
NSW	%	20.0	16.0	33.0
National	%	28.0	17.0	28.0

Baseline: In May 2011, the Sensis Business Index indicators for NSW and national were 20% and 28% respectively.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 4.1.0.2: New business entry data	thous.	97,648	95,500	n.a.

Baseline: New business entry data - 97,648 new business entries in 2010-11.

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Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 4.1.0.3: Business investment activity	$ billion	50.3 [i]	54.9 ii	56.2

Baseline: Business investment activity - 2010-11, $50.343 i billion of private business investment in NSW.

[i]

The baseline was amended due to the latest revision to chain volume estimates by the Australian Bureau of Statistics (ABS) to include re-basing of the reference year for chain volume measures following release of 2011-12 State Accounts and other revisions. Previously, the total private business investment in the year to June 2011 was $50.0 billion.

ii

The 2011-12 data have been updated as per the latest published ABS data (Cat. No 5206.0, December 2012 update). According to ABS: “most figures are subject to revision as more complete and accurate information becomes available. The revisions are of two types: those made to recent quarters and those made as a consequence of redistribution across all quarters within a year following revisions to annual totals”.

Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 4.1.0.4: NSW payroll tax rate is maintained at or below the median rate of all the States
NSW	%	5.45	5.45	5.45
National Median	%	5.48	5.48	5.48

Baseline: In 2011, the national median payroll tax rate is 5.5% i and NSW was 5.45%.

[i]	Rounded from 5.48% to 5.5%.

4.2	Reduce red tape

4.2.1	Reduce red tape for businesses and the community by 20% by June 2015

	Units	Baseline	2011 Actual	2012 Est Actual	Trend

Measure 4.2.1.1: Directors General are required to meet individual departmental red tape reduction targets, to achieve a total reduction in regulatory burden of at least $750 million in annual savings by June 2015	$ million	0	18.7	210.7

Baseline: The measurement of savings on red tape reduction targets commenced in September 2011.

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	Units	Baseline	2011 Actual	2012 Est Actual	Trend

Measure 4.2.1.2: Under the ‘one on, two off’ policy, each calendar year the Government will aim to ensure that the number of principal legislative instruments (i.e. principal Acts and principal Regulations) repealed is at least twice the number of new principal legislative instruments introduced

Principal legislative instruments introduced	no.	0	14	13
Principal legislative instruments repealed	no.	0	152	37

Baseline: The ‘one on, two off’ policy commenced in April 2011.

	Units	Baseline	2011 Actual	2012 Actual	Trend

Measure 4.2.1.3: Under the ‘one on, two off’ policy, each calendar year the Government will aim to ensure that the regulatory burden imposed by new principal legislative instruments within each portfolio is less than the regulatory burden removed by the repeal of principal legislative instruments from the same portfolio	$m	0	-1.8[i]	36.5[i]

Baseline: The ‘one on, two off’ policy commenced in April 2011.

[i]	This measure is based on information collected every calendar year; a negative number denotes a reduction in regulatory burden and a positive an increase in regulatory burden.

4.2.2	Improve the development approvals and plan making processes

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendii

Measure 4.2.2.1: Percentage of planning approvals issued as complying development certificates	%	19.0	23.0	n.a.[i]

Baseline: In 2010-11, 19% of planning approvals were issued as complying development certificates.

[i]	Due to the significant changes underway to the complying development processes and the proposed new planning system, it is difficult to determine the 2012-13 estimated actual.
ii	Represents data for baseline (19%) and 2011-12 (23%).

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Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 4.2.2.2: Number of days it takes to make a gateway determination[i]	days	21	29	28

Baseline: In 2010-11, it took an average of 21 days to make a gateway determination.

[i]

The gateway determination process is the time taken for the Minister (or delegate) to determine whether a planning proposal is to proceed. NSW 2021 sets out a priority action to ensure average gateway determination times are less than 30 days.

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 4.2.2.3: Introduction of new planning legislation in November 2012 following comprehensive review of NSW planning system[i]	N/A	N/A	N/A	N/A	n.a.

Baseline: Baseline to be determined in line with the new planning system, following introduction of new planning legislation in November 2012.

[i]	The White Paper is on exhibition until 28 June 2013 (details provided in Goal 4). Legislation will be tabled in Parliament in the second half of 2013.

4.2.3	Reduce Federal/State duplication of environmental regulations to streamline approvals to boost the State’s economy while protecting the environment

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 4.2.3.1: One new strategic assessment and/or bilateral approval to be achieved each year (2011: approval of Growth Centres Strategic Assessment; 2012: progress assessment of Upper Hunter Coal Mining to be used in Regional Land Use Plan)[i]	no.	N/A	1	N/A	n.a.

Baseline: Not applicable.

[i]

The Commonwealth Government withdrew support in December 2012 for a bilateral agreement for approvals under the Environment Protection and Biodiversity Conservation (EPBC) Act. Two initiatives are under development for completion by June 2014: Upper Hunter Coal Strategic Assessment, for which Office of the Environment and Heritage (OEH) will draft a Biodiversity Plan; and the Lower Hunter Regional Strategy - Regional Conservation Plan. These two plans will form the basis for regional sustainability planning which will be the basis for a strategic assessment under the EPBC Act. OEH work to date includes progressing ecological assessments for both projects.

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 4.2.3.2: Threatened Species Conservation Act 1995 (NSW) schedule aligned with national threatened species schedules within one year of parallel national reform[i]	N/A	N/A	N/A	N/A	n.a.

Baseline: Not applicable.

[i]

The Commonwealth Government withdrew support in December 2012 for a bilateral agreement for approvals under the Environment Protection and Biodiversity Conservation (EPBC) Act. Focus has now turned to implementing EPBC Act strategic assessments in targeted areas.

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4.3	Increase business innovation

4.3.1	Grow knowledge industries

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 4.3.1.1: Proportion of people employed in knowledge industries in NSW is greater than the national average[i]
NSW	%	37.3ii	37.6	37.6
Australia	%	34.7iii	35.3	35.6

Baseline: In 2010-11, 37.3% of people were employed in knowledge industries in NSW compared to 34.7% in Australia.

[i]	Revision to previous data is based on ABS changes to time series and inclusion of some ‘not further defined’ categories previously excluded.
ii	Previous NSW baseline figure is 37.1%.
iii	Previous Australia baseline figure 34.5%.

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Goal 21: Secure potable water supplies

NSW metropolitan and non-metropolitan water utilities continue to meet or exceed their water continuity and water quality requirements. The NSW Algal Risk Management Sub-Plan has been prepared to further protect the quality of the State’s potable water supplies.

The 2010 Metropolitan Water Plan: Water for people and water for the environment continues to be implemented, with an ongoing focus on water security. In regional NSW, water sharing plans have been completed for all inland water sources and include rules for sharing water between all users and the environment.

The $1.2 billion Country Towns Water Supply and Sewerage Program continue to support critical investment in water and sewerage services across the State.

Targets

21.1	Secure long term portable water supplies for farms and cities by effective effluent management

21.1.1	Meet reliability performance standards for water continuity and quality

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.1.1: Number of properties affected by an unplanned water interruption exceeding 5 hours (not more than 40,000 properties in a financial year) - Sydney Water	no.	27,980	28,386	30,043[i]

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirements,

[i]	Estimate for the financial year to 30 June 2013, using nine months actual data and three months extrapolation.

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.1.2: Number of properties affected by 3 or more unplanned water interruptions exceeding 1 hour (not more than 14,000 properties in a financial year) - Sydney Water	no.	5,371	4,171	5,802[i]

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirements.

[i]	Estimate for the financial year to 30 June 2013, using nine months actual data and three months extrapolation.

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.1.3: Number of properties affected by an unplanned water interruption exceeding 5 hours (not more than 10,000 properties in a financial year) - Hunter Water	no.	5,854	1,855	5,775[i]

Baseline: In 2010-11, Hunter Water Corporation complied with water continuity and quality requirements.

[i]	Estimate for the financial year to 30 June 2013, using nine months actual data and three months extrapolation.

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	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.1.4: Number of properties affected by 3 or more unplanned water interruptions exceeding 1 hour (not more than 5,000 properties in a financial year) - Hunter Water	no.	2,220	1,836	2,349[i]

Baseline: In 2010-11, Hunter Water Corporation complied with water continuity and quality requirements.

[i]	Estimate for the financial year to 30 June 2013, using nine months actual data and three months extrapolation.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.1.5: Health guidelines: Microbial – Percentage of results containing no E. coli (at least 98% of results) - Sydney Water	%	99.95	99.93	100.0[i]

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirements.

[i]

Data provided reflect performance until the end of March 2013. Based on performance to date, Sydney Water is tracking to meet the requirements of the Operating Licence for the 2012-13 financial year but a complete data set will not be available until after 30 June 2013.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.1.6: Health guidelines: Physical/chemical – Percentage of results within defined bounds (at least 95% of results) - Sydney Water	%	100.0	99.98	99.97[i]

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirements.

[i]

Data provided reflect performance until the end of March 2013. Based on performance to date, Sydney Water is tracking to meet the requirements of the Operating Licence for the 2012-13 financial year but a complete data set will not be available until after 30 June 2013.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.1.7: Aesthetic guidelines - Sydney Water	%	99.41	99.23	99.51[i]

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirements.

[i]

Data provided reflect performance until the end of March 2013. Based on performance to date, Sydney Water is tracking to meet the requirements of the Operating Licence for the 2012-13 financial year but a complete data set will not be available until after 30 June 2013.

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Trade and Investment, Regional Infrastructure and Services Cluster

Measure 21.1.1.8: Health guidelines: Microbial - Percentage of results containing no E. coli (at least 98% of results) - Hunter Water	%	99.4	100.0	99.9[i]

Baseline: In 2010-11, Hunter Water Corporation complied with water continuity and quality requirements.

[i]

Data provided reflect performance until the end of March 2013. Based on performance to date, Hunter Water is tracking to meet the requirements of the Operating Licence for the 2012-13 financial year but a complete data set will not be available until mid July 2013.

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.1.9: Health guidelines: Physical/chemical - Percentage of results within defined bounds (the 95th percentile of results over the preceding 12 months should be less than the guideline value) - Hunter Water	%	100	100	100[i]

Baseline: In 2010-11, Hunter Water Corporation complied with water continuity and quality requirements.

[i]

Data provided reflect performance until the end of March 2013. Based on performance to date, Hunter Water is tracking to meet the requirements of the Operating Licence for the 2012-13 financial year but a complete data set will not be available until mid July 2013.

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.1.10: Proportion of regional population having access to water that complies with drinking water standards	%	99	99	99

Baseline: In 2009-10, 99% of all 20,700 water samples tested for E. coli by the NSW non-metropolitan water utilities complied with the 2004 Australian Drinking Water Guidelines.

21.1.2	Increase water recycling in Sydney to 70 billion litres per year by 2015 (from 15 billion litres per year in 2005)

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.2.1: Progress towards greater Sydney’s water recycling targets reported annually under the 2010 Metropolitan Water Plan
water recycled in Sydney metropolitan region	GL	33[i]	62	63
effluent recycled in non-metropolitan NSW	GL	39	40	41

Baseline: In 2009-10, 33 billion litres of water were recycled in the Sydney metropolitan region i. In 2009-10, 39 billion litres of effluent were recycled in non-metropolitan NSW.

[i]	This is equivalent to 6.5% of annual demand in 2009-10.

NSW 2021 Performance Report 2013-14	8 - 23

Trade and Investment, Regional Infrastructure and Services Cluster

21.1.3	Save 145 billion litres of water per year through water conservation in Sydney by 2015

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 21.1.3.1: Progress towards greater Sydney’s water conservation targets reported annually under the 2010 Metropolitan Water Plan - water savings achieved through water efficiency measures	GL	107.5	n.ai	n.ai	n.a.

Baseline: In 2009-10, it is estimated that Sydney saved more than 100 billion litres of water through water efficiency measures. In non-metropolitan NSW, more than 100 billion litres of water is saved (annual).

[i]

As a result of Sydney Water changing the way it reports under its Operating Licence, the data underpinning the 145 billion litre water efficiency target will no longer be collected. Further updates on progress towards this target can thus no longer be produced, but alternative appropriate reporting formats are under consideration.

8 - 24	NSW 2021 Performance Report 2013-14

Trade and Investment, Regional Infrastructure and Services Cluster

Goal 23: Increase opportunities for people to look after their own neighbourhoods and environment

Catchment Action Plans have been prepared in partnership with farmers, Landcare groups and regional communities to provide a framework for natural resource management at the catchment scale and also incorporate community resilience. The Catchment Action Plans integrate government priorities, best available science and the values of catchment communities in setting out natural resource management investment in each of the 11 catchment regions.

The number of Landcare groups and membership in NSW continues to grow. This community-based approach to improving land management practices includes activities such as soil conservation, management of erosion and salinity, sustainable farm practices, revegetation, control of pests and weeds and the development of local natural resource management skills and knowledge.

Targets

23.1	Increase the devolution of decision making, funding and control to groups and individuals for local environmental and community activities, including:

23.1.1	Catchment Management

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 23.1.1.1: Upgrade the 13 CMA[i] Catchment Action Plans (CAP) to whole of government and community plans by March 2013ii	no.	2	2	11iii

Baseline: At July 2012 two Catchment Action Plans were upgraded.

[i]	Catchment Management Authorities
ii	There are now only 11 CMAs and therefore 11 CAPs.
iii	Two pilot CAPs were approved by the Minister in July 2012. Five more CAPs were approved in April 2013. The remaining four CAPs are expected to be approved by June 2013.

23.1.2	Landcare

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 23.1.2.1: Increase the number of Landcare groups by 15% by 2015	no.	2,146	2,224	2,490

Baseline: At June 2011: 2,146 Landcare groups in NSW.

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 23.1.2.2: Increase the number of members belonging to Landcare Groups by 15% by 2015	no.	53,867	56,516	59,900

Baseline: At June 2011: 53,867 members belonging to Landcare groups in NSW.

NSW 2021 Performance Report 2013-14	8 - 25

Trade and Investment, Regional Infrastructure and Services Cluster

Goal 27: Enhance cultural, creative, sporting and recreation opportunities

Over the past two years, the NSW Government has secured 100 arts, sporting and other events in NSW including Handa Opera on Sydney Harbour, Port Macquarie Ironman, the Bledisloe Cup, Sydney International Art Series, NRL Grand Final and Australian Open of Surfing. Announcement highlights include the British and Irish Lions Rugby Tour, Manchester United and the International Art Series featuring Anish Kapoor and Francis Bacon.

The Stadia Strategy 2012 has been released to guide government investment to improve facilities for participants and spectators and improve the competitive position of NSW when bidding for events.

The Heritage Amendment Act 2011 is now in place. It streamlines the process for recognising places of significant heritage value on the State Heritage Register. Since 2011, 51 new heritage listings have been made to recognise and protect the State’s most significant heritage places and values.

Targets

27.1	Increase participation in sport, recreational, arts and cultural activities in rural and regional NSW from 2010 to 2016 by 10%

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 27.1.0.1: Number of people aged 15 and over attending a cultural venue or event in rural and regional NSW	million	1.7	n.a.[i]	n.a.[i]	n.a.

Baseline: 4.76 million people, or 83% of the population aged 15 years and over in NSW, attended a selected cultural venue or event at least once during the 12 months prior to interview in 2009-10. Of these people, 1.67 million (35%) resided outside Sydney and 3.09 million (65%) resided within Sydney.

[i]	The data are only available on a 4 yearly basis.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 27.1.0.2: Participation rates in sport and physical activity in rural and regional NSW	%	n.a.	n.a.	n.a.	n.a.

Measure 27.1.0.3: Number of people aged 15 and over participated in sport and physical activity in rural and regional NSW	million	n.a.	n.a.	n.a.	n.a.

Baseline: Exercise, Recreation and Sport Survey (ERASS) ceased in 2010. Work is being done to develop a new measure.

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Trade and Investment, Regional Infrastructure and Services Cluster

27.2	Increase participation in sport, recreational, arts and cultural activities in Sydney from 2010 to 2016 by 10%

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 27.2.0.1: Number of people aged 15 and over attending a cultural venue or event in Sydney	million	3.1	n.a.[i]	n.a.[i]	n.a.

Baseline: 4.76 million people, or 83% of the population aged 15 years and over in NSW, attended a selected cultural venue or event at least once during the 12 months prior to interview in 2009-10. Of these people, 1.67 million (35%) resided outside Sydney and 3.09 million (65%) resided within Sydney.

[i]	The data are only available on a 4 yearly basis.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 27.2.0.2: Participation rates in sport and physical activity in Sydney	%	n.a.	n.a.	n.a.	n.a.

Measure 27.2.0.3: Number of people aged 15 and over participated in sport and physical activity in Sydney	no.	n.a.	n.a.	n.a.	n.a.

Baseline: Exercise, Recreation and Sport Survey (ERASS) ceased in 2010. Work is being undertaken to develop a new measure.

27.3	Increase number of major international sports, artistic, creative and cultural events in NSW from 2010 to 2016 by 10%

	Units	Baseline	2012 Actual	2013 Est Actual	Trend

Measure 27.3.0.1: Number of major events held in NSW	no.	42	50	52

Baseline: In 2010, 42 major international sports, artistic, creative and cultural events were held in NSW.

27.4	Increase the number of opportunities for cultural participation

27.4.1	Increase the number of opportunities for cultural participation, including Aboriginal cultural activities/events

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 27.4.1.1: Number of Aboriginal cultural activities/events	no.	n.a.	n.a.	n.a.	n.a

Baseline: To be determined.

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Trade and Investment, Regional Infrastructure and Services Cluster

27.4.2	Increase the number of opportunities for cultural participation, including multicultural activities/events

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 27.4.2.1: Number of multicultural activities/events	no.	n.a.	n.a.	n.a.	n.a

Baseline: To be determined.

27.4.3	Increase the number of opportunities for cultural participation, including community events which are planned and delivered locally

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 27.4.3.1: Number of community activities/events	no.	n.a.	n.a.	n.a.	n.a

Baseline: To be determined.

27.5	Enhance the cultural and natural heritage in NSW

27.5.1	Recognise and protect the State’s most significant heritage places and values

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 27.5.1.1: Number of new items listed on the State Heritage Register each year	no.	26	24	30[i]

Baseline: At the end of 2009-10 there were a total of 1,564 items listed on the State Heritage Register.

[i]

The total number of State Heritage Register listings as at 17 April 2013 stood at 1,643. It is anticipated that a further 9 listings and 25 de-listings will take place by the end of June 2013. Therefore the estimated figure at the end of 2012-13 is 1,627. This arises from a review of rail items on the State Heritage Register.

Note:	n.a. = not available
N/A = not applicable

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9.	Transport Cluster

NSW 2021 Goals

The Transport Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Reduce travel times (Goal 7)

•	Grow patronage on public transport by making it a more attractive choice (Goal 8)

•	Improve customer experience with transport services (Goal 9)

•	Improve road safety (Goal 10)

•	Invest in critical infrastructure (Goal 19 is reported in the Premier and Cabinet chapter 7).

Progress in 2012-13

In 2012-13, the Transport Cluster continued working towards achieving its NSW 2021 Goals. Activities included:

Reduce travel times (Goal 7)

•

Released the NSW Long Term Transport Master Plan. It will guide the NSW Government’s transport funding priorities over the next 20 years, providing the overall framework for how the transport system develops.

•

Released the draft NSW Freight and Ports Strategy. It will guide the NSW Government’s short, medium and long term goals over the next 20 years to tackle inefficiencies and capacity constraints in the freight network.

•	Continued road upgrades to the Pacific, Princes, Great Western and Newell highways.

•	Allowed modular B-triples to operate in NSW, under a nationally agreed framework, on approved road train routes west of the Newell Highway.

•

Delivered the Kingsgrove to Revesby Quadruplication as part of the Rail Clearways project. This improves capacity and reliability on the rail network, reduces congestion and delays, and allows for more reliable and frequent services.

•

Introduced rail timetable improvements in October 2012 to deliver faster journey times on selected Blue Mountains services, and two new morning peak express services for customers travelling from Penrith to the City.

•

Expanded the Public Transport Information and Priority System to include all private bus operators servicing Sydney, Newcastle and Wollongong. Priority is now provided at 1,106 traffic lights for these buses when they are running late to improve on-time running.

•	Completed 11 projects as part of a Pinch Point Program to improve traffic flow.

•	Targeted Sydney CBD congestion by trialling motorcycle lane filtering. This is to explore possible benefits to traffic flow and to improve road safety.

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Transport Cluster

•	Provided funding support for dedicated police motorcycle teams to target congestion in Sydney’s CBD and enforce road rules.

•	Developing an integrated clearways initiative to ensure that clearways improve traffic flows and better service the community’s needs.

•	Introducing tough new deterrents to stop over-height/over-weight heavy vehicles causing traffic chaos on the road network.

•	Mapped all roads with speed limits over 80km/h to determine the shoulder widths in the state that fall under the standard, to target future improvement works.

•	Introduced new versions of the Live Traffic NSW for iPhone and iPad apps to give users personalised alerts about incidents on state roads.

Grow patronage on public transport by making it a more attractive choice (Goal 8)

•	Introduced an additional 3,000 weekly bus, train and ferry services since March 2011, including many in 2012-13.

•	Commenced the roll out of the Opal electronic ticketing system that will, on full implementation, provide an easy, convenient and fast way of travelling on the public transport network.

•	Completed the franchising of operations of Sydney Ferries. A private operator is now running Sydney Ferries services, and has already improved patronage.

•	Delivered upgrades to commuter wharves at Neutral Bay, Rose Bay, Balmain and Huntleys Point to improve the speed at which passengers embark and disembark and support access for all users.

•	Continued to deliver station upgrades and accessibility improvements at railway stations during 2012-13, including Cardiff, Newtown and Sydenham.

•

Allocated more than $27 million to cycling programs in the 2012-13 Budget. This includes approximately $9 million to match equivalent council expenditure which will deliver about 100 local cycleway projects in more than 70 different local government areas.

•

Released a Disability Action Plan 2012-2017. It outlines more than 150 actions to improve public, private and community transport for people with disabilities. This will provide better infrastructure, improved customer information and support from front-line staff.

9 - 2	NSW 2021 Performance Report 2013-14

Transport Cluster

Improve customer experience with transport services (Goal 9)

•

Launched real-time train and bus apps for mobile devices. They provide customers with up-to-the-minute travel information and predictive timetable information, allowing them to better plan their journeys.

•

Made rail travel more attractive by introducing Quiet Carriages on intercity trains, rolling out mobile phone coverage in CBD rail tunnels, and increasing the number of air conditioned carriages by delivering the Waratah trains.

•	Improved cleanliness on board trains and at major stations with a new, privately managed cleaning subsidiary, Transport Cleaning Services.

•	Added public transport information to Google Maps, giving customers fast and accurate journey planning ability on trains, buses, ferries and light rail.

•	Introduced Fair Go for Safe Drivers which rewards motorists with a good driving record for five years with half price licences.

•	Introduced a free NSW Photo Card for NSW Seniors Card holders and Carer Allowance recipients. More than 200,000 NSW residents were eligible to receive a NSW Photo Card free of charge.

•	Simplified the registration process for motorists by removing the need for registration stickers to be displayed on light vehicles.

•	Introduced SMS and email alerts to customers to remind them that licensing and registration renewal is due.

•	Launched a new iPhone app - NSW Rego - that allows customers to check registration details of their vehicle and renew its registration from their phone.

•	Introduced pre-paid taxis in Sydney’s Kings Cross to improve the supply of taxis to the area late at night.

•	Doubled the frequency of late night bus services from Kings Cross to help people get home.

•	Delivered online interactive Restricted Access Vehicle Map Service to replace static PDF maps to assist the road freight transport industry.

•

Worked with Transport Certification Australia to deliver a new flexible pricing framework and Entry Options initiative to help reduce the cost of the Intelligent Access Program to the road freight transport industry.

Improve road safety (Goal 10)

•

Released a 10-year NSW Road Safety Strategy 2012-2021 to set the direction for how the NSW Government will work to save lives and reduce serious injuries on the road. The aim is to reduce the annual road toll and serious injuries by 30 per cent by 2021.

NSW 2021 Performance Report 2013-14	9 - 3

Transport Cluster

•

Established the NSW Community Road Safety Fund. Revenue from mobile, speed and heavy vehicle point to point cameras is now paid into the Community Road Safety Fund and used to deliver road safety initiatives.

•	Developed a heavy vehicle higher mass limit[i] (HML) route program to ensure that more strategic regional routes are opened to high efficiency vehicles.

•

Introduced the Bridges for the Bush program to replace or upgrade old bridges to help improve road freight productivity and ensure HML vehicles remain on agreed routes to limit movement on smaller roads.

•	Identified last mile issues (route connectivity) and commenced processes to ensure HML vehicles can complete full journeys fully loaded.

•	Mapped all roads with speed limits over 80km/h to determine the shoulder widths in the State that fall under the standard, to target future improvement works.

•	Created a new Safer Roads Program, expanding on the former Road Toll Response Package, to deliver targeted road safety works.

•	Developed a Breakdown Safety Strategy: A way forward, including an audit of the State’s high speed dual carriageway roads. A glove box breakdown guide was also produced.

•	Released the NSW Motorcycle Safety Strategy 2012-2021 to help reduce death and injury among motorcyclists.

•	Launched a new drink drive campaign What’s Your Plan B that encourages people who are going out drinking to choose a Plan B instead of driving home.

•	Accelerated rollout of school zone flashing lights, with an extra 101 sets to be installed by July 2013. This will result in coverage at 1,340 schools across NSW.

•	Working in partnership with NSW Police and industry, delivered a 79 per cent reduction in the number of trucks detected speeding at more than 105 km/h.

Key Initiatives

The Transport Cluster will deliver the following key initiatives to meet its NSW 2021 Goals including:

Reduce travel times (Goal 7)

•	Providing additional train services and reduced travel times through a fundamental revision of the existing rail timetable, to be launched in October 2013.

[i]

The types of vehicles that can operate at HML include: short combination vehicles (standard six-axle semi-trailers), b-doubles, road-trains, and some vehicles operating under Performance Based Standards schemes.

9 - 4	NSW 2021 Performance Report 2013-14

Transport Cluster

•	Continuing construction of the South West Rail Link. This includes a new 11 kilometre rail line from Glenfield to Leppington with new stations and commuter parking at Edmondson Park and Leppington.

•	Progressing the North West Rail Link that will provide eight new stations and 4,000 commuter car spaces. This includes fast, safe and reliable single deck trains.

•

Progressing the WestConnex project, a 33 kilometre link between Sydney’s west and the airport and the Port Botany precinct that will reduce congestion and improve travel times for freight and public transport vehicles.

Completing the 40 kilometre Hunter Expressway to deliver a four-lane freeway link between the F3 Freeway near Seahampton, and the New England Highway, west of Branxton.

•

Allocating $15 million towards the procurement of the proposed F3-M2 road link project, including a contribution of $5 million from the Commonwealth Government. The NSW Government will seek to negotiate a final binding offer with the proponents before making a final decision on whether to proceed with the project.

•	Completing stages of the widening of the M2 motorway and commenced the widening of the M5 West motorway. Reached agreement to deliver Lane Cove Road Ramp project.

•

Fast tracked the construction of Western Sydney Growth Roads, including Camden Valley Way, Schofields Road, Richmond Road, Narellan Road and the Erskine Park Link Road, to open up opportunities for new housing developments and employment lands.

Continuing road upgrades to the Pacific, Princes, Great Western and Newell highways. Continuing delivery of the Pinch Point Program. It targets the peak period with the aim of reducing delays, managing congestion, improving safety and maintaining reliable travel times. It is particularly aimed at weekday peak periods.

•	Completing the Liverpool Turnback, as part of the Rail Clearways Program, to assist services to run on time, and increasing service capacity to accommodate future local transport needs.

Grow patronage on public transport by making it a more attractive choice (Goal 8)

•	Continuing rollout of the Opal electronic ticketing system across the ferry network, and beginning its rollout for buses and trains.

•	Continuing delivery of the Transport Access Program to build key facilities and undertaking upgrade works at stations, wharves and interchanges.

•	Delivering the Inner West Light Rail Extension to improve access to public transport and connections, and provide better public transport integration.

•	Progressing delivery of the Sydney CBD and South East light rail.

•	Continuing to fund and work with local councils to deliver improved and extended bicycle facilities.

NSW 2021 Performance Report 2013-14	9 - 5

Transport Cluster

Improve customer experience with transport services (Goal 9)

•	Establishing new rail operators, Sydney Trains and NSW Trains, to provide world class train services to customers from 1 July 2013.

•	Continuing roll out of Waratah trains, providing customers with improved security, safety and accessibility.

•

Implement improved customer information systems and ‘way finding’ initiatives that will provide a new signage system. This will help customers better navigate a single public transport system connecting train, bus, ferry and light rail.

Improve road safety (Goal 10)

•	Delivering flashing lights for every school in NSW by the end of 2015.

•	Finalising the NSW Road Safety Action Plans for pedestrian safety, Aboriginal road safety, repeat offenders and cycling safety.

•	Implementing the Road Safety Strategy for New South Wales 2012-2021 including action plans for speed camera, breakdown safety and motorcycle safety.

•	Developing the Stars on Cars program to increase the sales of five star light vehicles and four and five star light commercial vehicles.

•	Continuing the development of road user safety initiatives for vulnerable road users: motorcyclists, young drivers, older road users, cyclists and pedestrians.

•	Launching the new Safer Drivers Course in July 2013.

•	Developing and launching the Restricted P1 Licence pilot which will improve accessibility to licences in remote communities identified as having low levels of driver licensing.

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Transport Cluster

Performance Information

The graphical representation in this report provides a quick reference guide to the direction of change. Generally, the first data point is the baseline; where there is only a single data point it has not been graphed. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports. The vertical dotted line represents March 2011.

Goal 7: Reduce travel times

By providing infrastructure and services the NSW Government is committed to delivering an efficient and effective transport system that reduces the time it takes to travel around Sydney and across NSW. Significant planning decisions have been made and key infrastructure and services are now being developed and delivered.

As NSW’s population and economy grows and changes, minimising congestion and boosting capacity on its most important transport corridors will become increasingly important. To address these challenges the NSW Government has released the NSW Long Term Transport Master Plan. It sets the framework for delivering an integrated, modern transport system that puts the customer first. Important rail infrastructure delivered in 2012-13 included the Kingsgrove to Revesby Quadruplication that will deliver tangible service improvements to customers, while the Liverpool rail turnback continues to be delivered as part of the Rail Clearways project.

On the road network the Pinch Point Program targets peak hour traffic pinch points. It implements minor traffic improvement works and investigates ways to relieve traffic congestion. The focus is to improve traffic flow on main roads, to reduce delays, manage congestion, improve safety and maintain reliable travel times, particularly during weekday peak periods.

Targets

7.1	Improve the efficiency of the road network during peak times on Sydney’s road corridors

7.1.1	Deliver improved travel time information services for motorists

	Units	Baseline	2011-12 Actualii	2012-13 Est Actualiii	Trend

Measure 7.1.1.1: Coverage of real time information on motorways[i]	no.	1	3	4

Baseline: In 2010-11, F3 only.

[i]	Measure indicates the cumulative number of installed and implemented variable message signs on motorways.
ii	In 2011-12, real time travel signage was commissioned on two motorways, the Western M4 and Westlink M7.
iii	In 2012-13, real time travel signage was commissioned on the F3 between Ourimbah and Beresfield.

NSW 2021 Performance Report 2013-14	9 - 7

Transport Cluster

7.1.2	Improve morning and evening peak hour travel speeds on 100 major road corridors

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 7.1.2.1: AM and PM peak hour travel speeds in kilometres per hour on 100 road corridors[i]	km/h	n.a.	n.a.	n.a.	n.a.

Baseline: September 2011 Key Roads Performance Report.

I

Transport for NSW (TfNSW) and Roads and Maritime Services (RMS) have identified (late March 2013) four road network KPIs for development. RMS is now developing these measures for quarterly reporting commencing mid-2013. The four road network KPIs will be reported in the next NSW 2021 Performance Report.

7.1.3	Improve average incident clearance times

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 7.1.3.1: The Average Unplanned Incident Clearance Time on Principal Transport Routes for 98% of incidents	mins	39.98	40.00	38.20

Baseline: In 2010-11, 39.98 minutes.

7.1.4	Clear major road incidents within 4 hours

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 7.1.4.1: Number of major incidents that take longer than 4 hours to clear	no.	n.a.	11	17

Baseline: To be determined.

7.2	Minimise public transport waiting times for customers

7.2.1	Increase frequency of services on key corridors during peak and off-peak

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 7.2.1.1: Increase in the frequency of services as evidenced by revised public transport timetables	no.	n.a.	n.a.	n.a.	n.a

Baseline: The baseline for the target is public transport timetables as at 1 April 2011. Further work to define the baseline on applicable corridors is currently being undertaken by TfNSW.

7.2.2	Reduce difference between scheduled and actual public transport travel times

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 7.2.2.1: Number of services that meet scheduled travel times	no.	n.a.	n.a.	n.a.	n.a

Baseline: Under development.

9 - 8	NSW 2021 Performance Report 2013-14

Transport Cluster

Goal 8:	Grow patronage on public transport by making it a more attractive choice

Growing patronage on public transport represents both an important challenge and opportunity. Detailed analysis of customer needs has shown that time-related factors, such as speed, frequency and reliability are central priorities for transport customers. Other important aspects of the transport system identified by customers were efficiency (including convenience, ease of connecting and ease of buying tickets), safety and comfort.

In 2012-13 these began to be addressed by implementing improved timetables, starting the Opal electronic ticketing system roll out and investing in critical infrastructure upgrades on the rail and light rail networks. These lay the necessary building blocks for current and future patronage growth.

Greater Sydney has an established transport network that includes bus, rail, ferry and motorway networks. There are opportunities to use these existing networks to optimise public transport patronage, service levels and frequencies and reduce network congestion. The North West and South West Growth Centres are the focus of planned green field development in Greater Sydney in coming decades. Together, these centres will be home to some 500,000 residents. The South West Rail Link and North West Rail Link will provide important access to the broader rail network and will be integrated with the bus network to optimise new rail capacity.

To support the use of established and existing transport network infrastructure, the Government has funded the Transport Access Program. It will deliver accessible, modern, secure and integrated transport infrastructure where it is needed most. This includes station upgrades, better interchanges, ferry wharf upgrades and park and ride facilities. Over four years, more than $770 million will be invested in the Transport Access Program.

Targets

8.1	Consistently meet public transport reliability targets

8.1.1	Trains: 92% of Cityrail trains run on time across the network

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.1.1.1: Percentage of peak CityRail trains arriving at Central station within 5 minutes of scheduled time for suburban services and within 6 minutes for intercity services	%	94.6	93.4[i]	94.7ii

Baseline: In 2010-11, 94.6% of CityRail peak train services were on time.

[i]	The first three quarters of 2011-12 provided a slightly higher figure (93.8%) for On Time Running (OTR) than the final figure for 2011-12 (93.4%).
ii	Estimated actual is the OTR for the first three quarters of 2012-13.

NSW 2021 Performance Report 2013-14	9 - 9

Transport Cluster

8.1.2	Buses: 95% of Sydney buses run on time across the network

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.1.2.1: Percentage of timetabled bus services in the Sydney area which commenced their trip on time[i]	%	91.2	90.8	90.0

Baseline: In 2010-11, 91.2% of Sydney Bus services were on time.

[i]	This measure has been, and continues to be, for State Transit Authority buses operating within the Sydney area.

8.1.3	Ferries: 98.5% of Sydney Ferries run on time

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.1.3.1: Percentage of actual ferry services operated by Sydney Ferries which commenced their trip on time	%	98.5	98.8	99.1[i]

Baseline: In 2010-11, 98.5% of Sydney Ferries services were on time.

[i]	Estimated actual is based on the first three quarters of 2012-13, plus an estimate for the last quarter based on the difference between the last quarters for 2010-11 to 2011-12.

8.2	Increase the share of commuter trips made by public transport

8.2.1	To and from Sydney CBD during peak hours to 80% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.2.1.1: Proportion of peak hour commuter journeys by public transport to and from Sydney CBD[i]	%	74.4	73.5	74.8

Baseline: In 2010-11: Sydney CBD during peak hours - 74.4%ii.

8.2.2	To and from Parramatta CBD during peak hours to 50% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.2.2.1: Proportion of peak hour commuter journeys by public transport to and from Parramatta CBD[i]	%	41.0	41.2	43.0

Baseline: In 2010-11: Parramatta CBD during peak hours - 41.0%ii.

8.2.3	To and from Newcastle CBD during peak hours to 20% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.2.3.1: Proportion of peak hour commuter journeys by public transport to and from Newcastle CBD[i]	%	15.6	16.9	17.6

Baseline: In 2010-11: Newcastle CBD during peak hours - 15.6%ii.

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Transport Cluster

8.2.4	To and from Wollongong CBD during peak hour by 15% by 2016.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.2.4.1: Proportion of peak hour commuter journeys by public transport to and from Wollongong CBD[i]	%	8.2	8.5	9.8

Baseline: In 2010-11: Wollongong CBD during peak hours - 8.2%ii.

8.2.5	To and from Liverpool CBD during peak hours to 20% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.2.5.1: Proportion of peak hour commuter journeys by public transport to and from Liverpool CBD[i]	%	14.4	13.5	14.8

Baseline: In 2010-11: Liverpool CBD during peak hours - 14.4%ii.

8.2.6	To and from Penrith CBD during peak hours to 25% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.2.6.1: Proportion of peak hour commuter journeys by public transport to and from Penrith CBD[i]	%	21.3	19.5	20.6

Baseline: In 2010-11: Penrith CBD during peak hours - 21.3%ii.

[i]	Note for Measures 8.2.1 – 8.2.6: Household Travel Survey measures the proportion of commuter (i.e. work) trips made in the peak hours by public transport, not all journeys.
ii

Note for Measures 8.2.1 – 8.2.6: With the reporting of 2010-11 figures (became available in mid-2012), a change in baseline year to 2010-11 reflects when NSW 2021 was launched, and is consistent with baselines used throughout Transport-led and related targets and measures. Previously reported 2010-11 figures were revised due to re-estimation based on more current population benchmarks.

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Transport Cluster

8.3	Increase the proportion of total journeys to work by public transport in the Sydney Metropolitan Region to 28% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.3.0.1: Proportion of journeys to work by public transport in the Sydney Metropolitan Region	%	22.5	22.2	23.4

Baseline: In 2010-11, the proportion of journeys to work by public transport was 22.5%.

8.4	Increase walking and cycling

8.4.1	More than double the mode share of bicycle trips made in the Greater Sydney region, at a local and district level, by 2016.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.4.1.1: Modal share of bicycle trips made in the Greater Sydney region, at a local and district level	%	2.2	2.5	2.8

Baseline: In 2010-11, the mode share of bicycle trips made in the Greater Sydney region, at a local and district level was 2.2%.

8.4.2	Increase the mode share of walking trips made in the Greater Sydney region, at a local and district level to 25% by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 8.4.2.1: Modal share of walking trips made in the Greater Sydney region, at a local and district level[i]	%	22.4	22.8	23.2

Baseline: In 2010-11, the mode share of walking trips made in the Greater Sydney region, at a local and district level was 22.4%.

[i]	The baseline has been changed to 2010-11 to ensure consistency with other Transport-led targets and measures. The baseline year of 2010-11 also reflects the launch year for NSW 2021.

Previously reported 2010-11 figures were revised due to re-estimation based on more current population benchmarks.

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Transport Cluster

Goal 9:	Improve customer experience with public transport services

Customer-focused integrated transport planning is essential to ensuring that improvements are made to the customer experience with transport services.

Initiatives putting the customer at the centre of decision-making, such as providing real time information and transport interchanges, are being delivered. The release of real time bus and train apps in 2012-13 and the launch of the NSW Rego app are important steps to providing an improved customer experience across all modes of travel.

The Fixing the Trains initiative is an important and once in a generation opportunity to substantially improve the travel experience for train customers. New rail operators, Sydney Trains and NSW Trains, will bring world-class train services to their customers. Substantial reform has been undertaken in 2012-13 to ensure the new operators begin services on 1 July 2013. They will be focused on serving their distinct customer bases: Sydney Trains for those who need frequent, reliable trains for shorter distances, and NSW Trains for those who travel longer distances and need more comfortable, reliable trains with on-board services. As part of the Fixing the Trains initiative, a new managing contractor for transport cleaning services, to clean trains and major stations, was put in place during 2012-13.

Targets

9.1	Improve customer satisfaction with transport services

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 9.1.0.1: Proportion of train users partly satisfied or very satisfied with overall service[i]	%	79	N/A	79	n.a.

Baseline: In 2012, 79% of train users were partly satisfied to very satisfied with overall service.

[i]	Transport for NSW (TfNSW) Customer Satisfaction Survey was first undertaken in November 2012. Targets have not yet been set for this measure.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 9.1.0.2: Proportion of bus users partly satisfied or very satisfied with overall service[i]	%	79	N/A	79	n.a.

Baseline: In 2012, 79% of bus users were partly satisfied to very satisfied with overall service.

[i]	TfNSW Customer Satisfaction Survey was first undertaken in November 2012. Targets have not yet been set for this measure.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 9.1.0.3: Proportion of ferry users partly satisfied or very satisfied with overall service[i]	%	94	N/A	94	n.a.

Baseline: In 2012, 94% of ferry users were partly satisfied to very satisfied with overall service.

[i]	TfNSW Customer Satisfaction Survey was first undertaken in November 2012. Targets have not yet been set for this measure.

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Transport Cluster

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 9.1.0.4: Proportion of light rail users partly satisfied or very satisfied with the overall information service provided at point of service[i]	%	91	N/A	91	n.a.

Baseline: In 2012, 91% of light rail users were partly satisfied to very satisfied with overall service.

[i]	TfNSW Customer Satisfaction Survey was first undertaken in November 2012. Targets have not yet been set for this measure.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 9.1.0.5: Proportion of taxi users partly satisfied or very satisfied with the overall information service provided at point of service	%	n.a.	n.a.	n.a.	n.a.

Baseline: To be determined.

9.2	Increase real-time travel information to customers

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 9.2.0.1: Percentage of train services with accessible and accurate real-time traveller information	%	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 9.2.0.2: Percentage of bus services with accessible and accurate real-time traveller information	%	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 9.2.0.3: Percentage of ferry services with accessible and accurate real-time traveller information	%	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 9.2.0.4: Percentage of light rail services with accessible and accurate real-time traveller information	%	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

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Transport Cluster

Goal 10:	Improve road safety

Road safety is fundamentally important across NSW. In 2012-13 the Road Safety Strategy for NSW 2012-2021 was released. The NSW Government is committed to improving the safety of the community and the Road Safety Strategy sets a target to reduce annual fatalities and serious injuries by at least 30 per cent by 2021. As the key next step, the Government is focused on achieving the NSW 2021 target of reducing the fatality rate to 4.3 per 100,000 population by 2016.

Achieving this goal will require ongoing investment to improve road infrastructure, enforcement programs to drive behaviour change, safer vehicles and the uptake of safety technology. This will require identifying, implementing and enforcing new safety measures as new evidence becomes available.

In 2012-13 the roll out of flashing lights in school zones continued, Plan B – a major road safety drink driving campaign – was launched, while the identifying and upgrading of crash risk locations continued.

Targets

10.1	Reduce fatalities to 4.3 per 100,000 population by 2016

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendiii

Measure 10.1.0.1: Number of fatalities per 100,000 population	no.	5.8[i]	5.46	N/Aii

Baseline: The 2008-10, three year average baseline had 5.8 fatalities per 100,000 population.

[i]	The baseline data are reported on a three year average; subsequent data years are reported annually.
ii

There were 333 fatalities between 1 July 2012 to 10 June 2013 (representing an estimated fatality rate of around 4.8 fatalities per 100,000 population). This compares to 365 fatalities for the period 1 July 2011 to 10 June 2012.

iii	Represents data for the baseline (5.8), 2010-11(5.67) and 2011-12 (5.46).

Note:	n.a. = not available
N/A = not applicable

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Transport Cluster

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10.	Treasury Cluster

NSW 2021 Goals

The Treasury Cluster is the lead for the following NSW 2021 Goal:

•	Rebuild State finances (Goal 2).

Progress in 2012-13

In 2012-13, the Treasury Cluster continued working towards achieving its NSW 2021 Goal. Activities included:

Rebuild State finances (Goal 2)

•	Delivered expense growth lower than forecast for the second year in a row in the NSW Budget 2012-13. This had not been achieved since 1995.

•

Reinforced commitment to maintaining the AAA credit rating through the Fiscal Responsibility Act 2012, which was assented to on 29 August 2012. On 25 October 2012, Standard and Poor’s reaffirmed the AAA credit rating and Moody’s reaffirmed its AAA credit rating on 6 May 2013.

•

Delivered savings (with $1.9 billion in 2012-13 alone) including the labour expense cap, program savings, procurement reforms, and efficiency dividends to offset a $5.2 billion reduction in GST over the forward estimates.

•

Successfully leased Port Botany and Port Kembla for $5.07 billion to the NSW Ports Consortium on a 99-year lease. Net proceeds of around $4.3 billion are to be invested in the NSW Government’s infrastructure fund, Restart NSW.

•	Supported the provision of payroll tax rebates, providing an incentive for business to create new jobs. The target of 100,000 new jobs has been met within two years.

•

Delivered the wages policy with around 240,000 employees agreeing to increases of 2.5 per cent in remuneration across the public sector and more than 9,000 employees identifying offsets for increases above 2.5 per cent.

•	Applied the wages policy to State Owned Corporations to deliver savings of approximately $100 million per year.

•	Continued to deliver voluntary redundancies across the public sector to meet the target of 5,000 positions announced in the NSW Budget 2011-12.

•	Strengthened financial management accountability arrangements across the public sector so that NSW now has the highest level of scrutiny of its finances in the country.

•

Achieved contract closure of Sydney International Convention, Exhibition and Entertainment Precinct Public Private Partnership (PPP) project. This project uses an enhanced PPP financing structure involving conditional debt pay down.

NSW 2021 Performance Report 2013-14	10 - 1

Treasury Cluster

•	Targeted stamp duty concessions and the First Home Owner’s Grant towards newly constructed homes to focus incentives on new dwellings, thereby boosting housing construction.

•	Commenced work with the Commonwealth and other States to lower the threshold of GST on imports.

•

Signed a contract for Australia’s first Social Benefit Bond with UnitingCare Burnside to sustain and expand the New Parent and Infant Network (NEWPIN) program. The NEWPIN Social Benefit Bond will raise private capital to achieve social benefits by supporting children and young people in out-of-home care to be safely restored to their families or to prevent them from entering care.

•	Supported the implementation of recommendations from the NSW Commission of Audit Report including the development of new policies, processes and systems for financial management.

•	Integrated the delivery of NSW 2021 and priority infrastructure with the Budget and Budget process.

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Treasury Cluster

Key Initiatives

The Treasury Cluster will deliver the following key initiatives to meet its NSW 2021 Goal in 2013-14:

Rebuild State finances (Goal 2)

The Treasury Cluster will improve the strength of the NSW balance sheet by:

•	Selling Macquarie Generation, Delta Electricity, Eraring Energy and reducing liabilities associated with Cobbora coal mine sequentially during 2013 and 2014.

•	Implementing new guidelines for construction procurement from 1 July 2013 to prevent cost increases due to illegal industrial activity on NSW-funded infrastructure projects.

•	Ensuring that the integration of Ausgrid, Endeavour Energy and Essential Energy delivers the efficiencies forecast to fund energy rebates.

•	Assisting Forests NSW to improve its financial performance following its corporatisation on 1 January 2013.

•	Continuing the reform of the Superannuation Administration Corporation, which is responsible for superannuation administration services, under a refreshed Board and senior management.

•	Providing fiscal strategy and policy advice consistent with the Fiscal Responsibility Act 2012 to maintain NSW’s AAA credit rating.

•

Further developing the conditional debt pay down financing structure in the North West Rail Link and Light Rail PPP. Additionally, an innovative delivery/financing structure is under development for the Northern Beaches Hospital PPP.

•	Monitoring and supporting the delivery of Government savings targets through the Fiscal Effectiveness Office.

•	Implementing recommendations from the NSW Commission of Audit Report, including development of new policies, processes and systems for financial management across the public sector.

•	Supporting economic growth by pursuing microeconomic reform opportunities and productivity enhancing measures.

•	Implementing the NEWPIN Social Benefit Bond, subject to raising the $7 million required.

•

Designing the remaining two pilot Social Benefit Bonds with the proponents to ensure the pilots provide benefits to government, the community and investors. If this work is successful, the pilots will be launched.

NSW 2021 Performance Report 2013-14	10 - 3

Treasury Cluster

Performance Information

The graphical representation in this report provides a quick reference guide to the direction of change. Generally, the first data point is the baseline; where there is only a single data point it has not been graphed. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.2021.nsw.gov.au/reports

Goal 2: Rebuild State finances

Disciplined and effective management of public finances is crucial if the government is to continue to deliver services and infrastructure like hospitals, schools and transport, and to protect the most vulnerable people in our society. During the 2012-13 financial year, the Treasury Cluster supported effective balance sheet management by successfully leasing Port Botany and Port Kembla for $5.07 billion to the NSW Ports Consortium on a 99-year lease, with net proceeds of around $4.3 billion to be invested in the NSW Government’s infrastructure fund, Restart NSW.

Treasury developed comprehensive fiscal and savings strategies to help NSW maintain its AAA credit rating and to align expenditure and revenue growth. This included the enactment of the Fiscal Responsibility Act 2012. In October 2012, Standard and Poor’s reaffirmed the AAA credit rating, followed by Moody’s in May 2013.

Treasury improved financial management and controls by introducing enhanced year-end accounting arrangements, strengthening financial management accountability arrangements across the public sector, and integrating the delivery of NSW 2021 and priority infrastructure with the Budget process.

The Treasury Cluster supported improvements in the efficiency and effectiveness of expenditure by monitoring the delivery of Government savings targets and establishing a program evaluation unit to work directly with agencies to undertake rigorous evaluation of Government programs.

Targets

2.1	Effective Balance Sheet Management

2.1.1	Maintain AAA credit rating

	Units	Baseline	2011-12 Actual	2012-13[i] Est Actual	Trend

Measure 2.1.1.1: Credit rating at AAA	N/A	AAA	AAA	AAA

Baseline: Credit rating as at the end of 2010-11 was AAA with stable outlook from Standard and Poor’s (26 November 2010) and Moody’s (9 March 2011).

[i]	On 25 October 2012, Standard and Poor’s reaffirmed the AAA credit rating and Moody’s reaffirmed its AAA credit rating on 6 May 2013.

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Treasury Cluster

2.1.2	Fully fund superannuation liability by legislated target

	Units	Baseline	2011-12 Actual	2012-13 Est Actual [i]	Trendii

Measure 2.1.2.1: Unfunded superannuation liability, forecast to legislated target date (currently 2030)	$ billion	18.9	17.3	n.a.

Baseline: The 2010-11 unfunded superannuation liabilities were $18.9 billion for the total state sector.

[i]	The 2012-13 Estimated Actual figure will be updated in October 2013 when the Report on State Finances 2013-14 is published.
ii	Represents data for the baseline ($18.9 billion) and 2011-12 ($17.3 billion).

2.1.3	Increase the general government and total state sector average net worth over rolling four year periods

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.1.3.1: Average general government and total state sector net worth over the rolling four year periods	$ billion	150.9	150.6	154.1

Baseline: The average general government and total state sector net worth over the rolling four year period to 30 June 2011 is $150.9 billion.

2.1.4	Ensure expense growth will be less than or equal to trend revenue growth

	Units	Baseline[i]	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.1.4.1: Percentage of revenue growth versus percentage of expense growth (four year rolling average)ii Revenue less Expense Growth	%	0.23	0.07	0.27

Baseline: As at 30 June 2011, the rolling four year average expense growth was 6.20%, compared with trend revenue growth of 6.43%.

[i]

The trend revenue growth baseline was previously reported as 5.2% as a long term (10-year) revenue growth rate. The baseline has been revised to reflect the rolling 4 year average of 6.43% as at 30 June 2011 consistent with the measure statement.

ii

Calculated using revenue growth (four year rolling average) 2010-11 (6.43%), 2011-12 (5.97%) and 2012-13 (4.67%), less expense growth (four year rolling average) 2010-11 (6.20%), 2011-12 (5.90%) and 2012-13 (4.40%).

2.2	Improve financial management and controls

2.2.1	Minimise variation from controllable expenses

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.2.1.1: Variation from controllable expenses	%	-1.9	-2.3	-1.0

Baseline: Expenses were $1,092 million, or 1.9% below the Budget forecast in 2010-11.

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Treasury Cluster

2.2.1	Minimise variation from controllable expenses

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.2.1.2: Budgeted expenses vs. actual expenses (10 year trend)%	3.1	2.4	1.6

Baseline: The annual average variance between budgeted and actual expenses for the 10 years to 2010-11 was 3.1%.

2.3	Improve efficiency & effectiveness of expenditure

2.3.1	Subject all capital projects to Benefit Cost Ratio assessment

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.3.1.1: Percentage of all approved capital projects over $10 million which received an assessment resulting in a Benefit Cost Ratio	%	44	56	n.a.[i]

Baseline: For all projects valued over $10 million and approved in 2010-11: 44% received a BCR assessment.

[i]

Projects are counted in the year the Government approved them as new capital works in the Budget process (i.e. counted in 2012-13 if it was approved for 2013-14 Budget). The 2012-13 actual estimate figure will be updated as part of the September 2013 Measures Report.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.3.1.2: Percentage of all approved capital projects over $10 million which received an economic appraisal deemed appropriate by Treasury (i.e. cost effectiveness analysis) but not a BCR	%	19	22	n.a.[i]

Baseline: For all projects valued over $10 million and approved in 2010-11: 19% received cost effectiveness analysis deemed appropriate by Treasury.

[i]

Projects are counted in the year the Government approved them as new capital works in the Budget process (i.e. counted in 2012-13 if it was approved for 2013-14 Budget). The 2012-13 actual estimate figure will be updated as part of the September 2013 Measures Report.

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.3.1.3: Percentage of all approved capital projects over $10 million which did not receive an adequate economic appraisal	%	37	22	n.a.[i]

Baseline: For all projects valued over $10 million and approved in 2010-11: 37% did not receive an appropriate form of economic appraisal.

[i]

Projects are counted in the year the Government approved them as new capital works in the Budget process (i.e. counted in 2012-13 if it was approved for 2013-14 Budget). The 2012-13 actual estimate figure will be updated as part of the September 2013 Measures Report.

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Treasury Cluster

2.3.2	All agencies to be subject to efficiency and effectiveness reviews on a rolling basis

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.3.2.1: Number of clusters reviewed per 4-year period (matched to NSW Government’s four year term of office)[i] ii iii	no.	n.a.	2	5

Baseline: As at 30 June 2011, all clusters had been reviewed in the previous 4 year period except Health.

[i]	There are nine clusters which will be reviewed across the four years from 2011-12 to 2014-15.
ii

Number shown indicates the running total of cluster reviews completed; multiple reviews may have been completed within each cluster. A cluster has been deemed to be reviewed when at least one efficiency and effectiveness review has been completed within the cluster.

iii

In addition to cluster efficiency and effectiveness reviews, Treasury has completed a number of whole-of-government reviews (e.g. purchasing, cards merchant fees, procurement, cash management). These are not reflected in the measure shown.

2.4	Reform Revenue

2.4.1	Maintain the share of state revenue to Gross State Product (GSP), excluding any variations in tax rates and Commonwealth policy

Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trendii

Measure 2.4.1.1: Share of General Government Revenue as a proportion of Gross State Product (GSP)%	12.9[i]	12.9	12.6

Baseline: In 2009-10 General Government Revenue was 12.9% (does not include Commonwealth stimulus).

[i]	Since the last report was compiled the following statistics have been updated:

(a)	ABS: Australian National Accounts - State GSP data revised and updated to include the 2011-12 Financial Year (released Nov 2012) and Government Finance Statistics revised and updated to include the 2011-12 Financial Year (released April 2013)
(b)	2012-13 reflects NSW 2012-13 Half-Yearly Review
(c)	Revenue data excludes Commonwealth stimulus grants to NSW.

ii	Represents data for baseline 2009-10 (12.9%), 2010-11 (12.7%), 2011-12 (12.9%) and 2012-13 (12.6%).

2.4.2	Reduce the volatility of taxes

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.4.2.1: Volatility of state tax revenue, measured as deviation from trend	%	2.2	2.2	2.2

Baseline: Tax revenue deviation from trend was 2.2% over the 10 years to 2010-11.

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Treasury Cluster

2.5	Improve public trading enterprises performance

2.5.1	All commercial Public Trading Enterprises (PTEs) maintain an investment grade shadow credit rating of at least BBB each year

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.5.1.1: Number of commercial PTEs that maintain an investment grade credit rating of at least BBB - or Baa3	no.	12	12	12

Baseline: As at June 2011, 12 out of 13 met the target. Forests (BB+) was below investment grade.

2.5.2	Price-regulated energy and water PTEs meet or exceed the Weighted Average Cost of Capital (fair return on capital) set by their regulators by June 2015, and maintain this performance from that date

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.5.2.1: Number of regulated energy and water businesses that meet or exceed the Weighted Average Cost of Capital set by the relevant regulator	no.	1	2	1

Baseline: As at June 2011, one out of the eight regulated PTEs meets or exceeds the Weighted Average Cost of Capital set by their regulators.

2.5.3	Non-regulated commercial PTEs meet or exceed Treasury’s target Return on Invested Capital by June 2015, and maintain this performance from that date

	Units	Baseline	2011-12 Actual	2012-13 Est Actual	Trend

Measure 2.5.3.1: Number of non-regulated commercial PTEs that meet or exceed NSW Treasury’s target Return on Invested Capital for the business	no.	1	1	1

Baseline: As at June 2011, one out of the five non-regulated PTEs meets or exceeds NSW Treasury’s target Returni on Invested Capital.

[i]	Target return established in 2010 by Ernst & Young.

Note:	n.a. = not available
N/A = not applicable

10 - 8	NSW 2021 Performance Report 2012-13

Glossary

ABN	Australian Business Number
ABS	Australian Bureau of Statistics
ACARA	Australian Curriculum Assessment and Reporting Authority
ADHC	Ageing, Disability and Homecare
ADVO	Apprehended Domestic Violence Order
AEDI	Australian Early Development Index
AIHW	Australian Institute of Health and Welfare
ALC	Aboriginal Languages Centre
ALP	Aboriginal Languages Program
Anzac	Australian and New Zealand Army Corps
AQF	Australian Qualifications Framework
BCR	Benefit Cost Ratio
BMI	Body Mass Index
BOCSAR	Bureau of Crime Statistics and Research
BRO	Better Regulation Office
CAP	Catchment Action Plans
CBD	Central Business District
CHART	Changing Habits and Reaching Targets
CHIME	Community Health Information Management Enterprise
CMA	Catchment Management Authority
CO2	Carbon dioxide
COAG	Council of Australian Governments
COTA	Council on the Ageing
CSC	Customer Service Commission
CSIRO	Commonwealth Science and Industrial Research Organisation
DAGJ	Department of Attorney General and Justice
DEC	Department of Education and Communities
DEEWR	Department of Education, Employment and Workplace Relations
DFACS	Department of Family and Community Services
DFS	Department of Finance and Services
DPC	Department of Premier and Cabinet
DPI	Department of Primary Industries
DP&I	Department of Planning and Infrastructure
DTIRIS	Department of Trade and Investment, Regional Infrastructure and Services
EMPlan	State Emergency Management Plan
EPA	Environmental Protection Authority
EPBC	Environment Protection and Biodiversity Conservation
ERASS	Exercise, Recreation and Sports Survey
ESS	Energy Savings Scheme
GIPA	Government Information (Public Access) Act 2009
GL	Gigalitre
GST	Goods and Services Tax
GWh	Gigawatt per hour

NSW 2021 Performance Report 2013-14	G - 1

Glossary

GSP	Gross State Product
ha.	Hectare
HAT	Highly Accomplished Teacher
HIIF	Hunter Infrastructure and Investment Fund
HSC	Higher School Certificate
HW	Hunter Water
ICO	Intensive Correctional Orders
ICSEA	Index of Community Socio-Educational Advantage
ICT	Information and Communications Technology
INSW	Infrastructure NSW
IRI	International Roughness Index
IT	Information Technology
JMCC	John Morony Correctional Centre
km/h	Kilometres per hour
KPI	Key Performance Indicator
LEP	Local Environmental Plan
LGA	Local Government Area
LHDs	Local Health Districts
MCEECDYA	Ministerial Council for Education, Early Childhood Development and Youth Affairs
MERIT	Magistrates Early Referral Treatments
MRSP	Medical Research Support Program
n.a.	Not available
N/A	Not applicable
NABERS	National Australian Built Environment Rating System
NAPLAN	National Assessment Program – Literacy and Numeracy
NCAT	NSW Civil and Administrative Tribunal
NCVER	National Centre for Vocational Education Research
NDIS	National Disability Insurance Scheme
NEA	National Education Agreement
NEWPIN	New Parent and Infant Network
NGO	Non Government Organisation
no.	Number
NPAH	National Partnership Agreement on Homelessness
NPARIH	National Partnership Agreement on Remote Indigenous Housing
NPWS	National Parks and Wildlife Service
NRSCH	National Regulatory System for Community Housing
NSW	New South Wales
NSW Health	NSW Ministry of Health
NSWIPC	NSW Information and Privacy Commission
NSWPF	New South Wales Police Force
OCHRE	Opportunity, Choice, Healing, Responsibility, Empowerment
OEH	Office of Environment and Heritage
OOC	Office of Communities

G - 2	NSW 2021 Performance Report 2013-14

Glossary

OOHC	Out-of-Home Care
OOW	Office of Water
OSR	Office of State Revenue
OTR	On Time Running
%	Per cent
p.a.	Per annum
PHP	Potential Home Sites Program
PM	Particulate matter
PPM	Parts per million
PPP	Public Private Partnership
PSC	Public Service Commission
PTE	Public Trading Enterprises
RAM	Resource Allocation Model
RAQI	Regional Air Quality Index
RCI	River Condition Index
REVS	Register of Unencumbered Vehicles
RFS	Rural Fire Service
RID	Regional Illegal Dumping Squad
RMS	Roads and Maritime Services
ROD	Re-offending Database
ROGS	Report on Government Services
RoSA	Record of Student Achievement
ROSH	Risk of Significant Harm
SDAC	Survey of Disability, Ageing and Carers
SHS	Specialist Homelessness Services
SMM	Self-Managed Model
SMS	Short Message Service
SOC	State Owned Corporations
SPANS	Schools Physical Activity Nutrition Survey
SRA	State Risk Assessment
SSD	State Significant Development
SSI	State Significant Infrastructure
STCO	Short Term Court Order
SWC	State Water Corporation
TAFE	Technical and Further Education
TCorp	Treasury Corporation
TfNSW	Transport for NSW
thous.	Thousand
U3A	University of the Third Age
UAP	Urban Activation Precinct
VET	Vocational and Educational Training
WNSW	Women NSW

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Index

Delivering NSW 2021 - Responsibilities
	NSW 2021 Goal	Ministerial Accountability	Agency	Page

STRATEGY – REBUILD THE ECONOMY

1	Improve the performance of the	Minister for Trade and Investment, and	DTIRIS	8 – 1
	NSW economy	Minister for Regional Infrastructure and		8 – 6
		Services (Lead)		8 – 9

		Minister for Women	WNSW, DFACS	8 – 2
8 – 6
8 – 13
2	Rebuild state finances	Treasurer (Lead)	Treasury	10 – 1
10 – 3
10 – 4
3	Drive economic growth in regional NSW	Minister for Trade and Investment, and	DTIRIS	8 – 3
		Minister for Regional Infrastructure and		8 – 6
		Services (Lead)		8 – 14
		Minister for Planning and Infrastructure	DP&I	8 – 14
4	Increase the competitiveness of doing	Deputy Premier for Trade and	DTIRIS	8 – 3
	business in NSW	Investment, and Minister for Regional		8 – 7
		Infrastructure and Services (Lead)		8 – 16
		Minister for Finance and Services	DFS	8 – 16
		Premier	BRO, DPC	8 – 17
		Minister for Planning and Infrastructure	DP&I	8 – 18
		Minister for the Environment	OEH, DPC	8 – 19
5	Place downward pressure on the cost of	Minister for Finance and Services (Lead)	DFS	5 – 1
	living			5 – 4
5 – 6
		Minister for Planning and Infrastructure	DP&I	5 – 7
		Minister for the Environment	OEH, DPC	5 – 8
6	Strengthen the NSW skill base	Minister for Education (Lead)	DEC	3 – 1
3 – 4
3 – 7

STRATEGY – RETURN QUALITY SERVICES

7	Reduce travel time	Minister for Transport (Lead)	TfNSW	9 – 1
		Minister for Roads and Ports	RMS	9 – 4
9 – 7
8	Grow patronage on public transport by	Minister for Transport (Lead)	TfNSW	9 – 2
	making it a more attractive choice			9 – 5
9 – 9
9	Improve customer experience with transport	Minister for Transport (Lead)	TfNSW	9 – 3
	services			9 – 6
9 – 13
10	Improve road safety	Minister for Roads and Ports (Lead)	TfNSW	9 – 3
9 – 6
9 – 15
11	Keep people healthy and out of hospital	Minister for Health (Lead)	Health	6 – 1
6 – 3
6 – 5
12	Provide world class clinical services with	Minister for Health (Lead)	Health	6 – 2
	timely access and effective infrastructure			6 – 3
6 – 10
13	Better protect the most vulnerable members	Minister for Family and Community	DFACS	4 – 1
	of our community and break the cycle of	Services (Lead)		4 – 5
	disadvantage			4 – 7
14	Increase opportunities for people with a	Minister for Disability Services (Lead)	DFACS	4 – 3
	disability by providing supports that meet			4 – 5
	their individual needs and realise their			4 – 11
potential
15	Improve education and learning outcomes	Minister for Education (Lead)	DEC	3 – 2
	for all students			3 – 4
3 – 11
16	Prevent and reduce the level of crime	Minister for Police and Emergency	NSWPF, DAGJ	2 – 1
		Services (Lead)		2 – 5
		Attorney General, and Minister for		2 – 8
Justice

NSW 2021 Performance Report 2013-14	I - 1

Delivering NSW 2021 — Responsibilities
	NSW 2021 Goal	Ministerial Accountability	Agency	Page

17	Prevent and reduce the level of re-offending	Attorney General, and Minister for	DAGJ	2 – 2
		Justice (Lead)		2 – 5
2 – 11
18	Improve community confidence in the	Attorney General, and Minister for	DAGJ	2 – 3
	Justice System	Justice (Lead)		2 – 6
2 – 17

STRATEGY – RENOVATE INFRASTRUCTURE

19	Invest in critical infrastructure	Premier (Lead)	INSW	7 – 1
7 – 8
7 – 13
		Treasurer	Treasury	7 – 13
		Minister for Transport	TfNSW	7 – 14
		Minister for Roads and Ports	RMS, TfNSW	7 – 15
20	Build liveable centres	Minister for Planning & Infrastructure	DP&I	7 – 3
		(Lead)		7 – 9
7 – 16
21	Secure potable water supplies	Minister for Primary Industries (Lead)	DPI, DTIRIS	8 – 4
8 – 7
8 – 21
		Minister for Finance and Services	OOW, DFS	8 – 21
SWC, DFS
HW, DFS

STRATEGY – STRENGTHEN OUR LOCAL ENVIRONMENT & COMMUNITIES

22	Protect our natural environment	Minister for the Environment, Minister for	OEH, DPC	7 – 4
		Heritage (Lead)		7 – 10
7 – 17
		Minister for Primary Industries	OOW, DTIRIS	7 – 20
23	Increase opportunities for people to look	Minister for Primary Industries (Lead)	DTIRIS	8 – 5
	after their own neighbourhoods and			8 – 8
	environments			8 – 25
		Minister for Police and Emergency	NSWPF	2 – 3
		Services		2 – 6
2 – 18
		Attorney General	DAGJ	2 – 3
2 – 6
2 – 18
		Minister for the Environment, and	OEH, DPC	7 – 5
		Minister for Heritage		7 – 10
7 – 21
24	Make it easier for people to be involved in	Minister for Citizenship and	OOC, DEC	3 – 3
	their communities	Communities (Lead)		3 – 5
3 – 18
25	Increase opportunities for seniors in NSW	Minister for Ageing (Lead)	DFACS	4 – 4
	to fully participate in community life			4 – 6
4 – 13
		Minister for Finance and Services	DFS	4 – 13
26	Fostering opportunity and partnership with	Minister for Aboriginal Affairs (Lead)	OOC, DEC	3 – 3
	Aboriginal people			3 – 5
3 – 20
		Minister for Environment, and Minister	OEH, DPC	3 – 21
for Heritage
27	Enhance cultural, creative, sporting and	Minister for Tourism, Major Events,	DTIRIS	8 – 5
	recreation opportunities	Hospitality and Racing (Lead)		8 – 8
8 – 26
		Minister for the Arts	DTIRIS	8 – 26
		Minister for Sports and Recreation	OOC, DEC	8 – 26
8 – 27
		Minister for Environment, and Minister	OEH, DPC	8 – 28
for Heritage

I - 2	NSW 2021 Performance Report 2013-14

Delivering NSW 2021 — Responsibilities
	NSW 2021 Goal	Ministerial Accountability	Agency	Page

28	Ensure NSW is ready to deal with major	Minister for Police and Emergency	DAGJ	2 – 4
	emergencies and natural disasters	Services (Lead)		2 – 7
2 – 19
		Minister for Environment, and Minister	OEH, DPC	2 – 20
		for Heritage		2 – 21
2 – 22
		Minister for Primary Industries	DTIRIS	2 – 22

STRATEGY – RESTORE ACCOUNTABILITY TO GOVERNMENT

29	Restore confidence and integrity in the	Minister for Planning and Infrastructure	DP&I	7 – 5
	planning system	(Lead)		7 – 11
7 – 23
30	Restore trust in state and local government	Premier (Lead)	DPC	7 – 6
	as a service provider			7 – 11
7 – 26
			PSC	7 – 26
			CSC, DPC	7 – 26
31	Improve government transparency by	Premier (Lead)	DPC	7 – 7
	increasing access to government			7 – 12
	information			7 – 27
			CSC, DPC	7 – 27
		Attorney General, and Minister for	NSWIPC, DAGJ	7 – 27
Justice
32	Involve the community in decision making	Premier (Lead)	DPC	7 – 7
	on government policy, services and projects			7 – 12
7 – 28
			CSC, DPC	7 – 28
			LG, DPC	7 – 28

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I - 4	NSW 2021 Performance Report 2013-14